As filed with the Securities and Exchange Commission on February 1, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN ALLIANCE BANCORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	6022	88-0365922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Telephone: (702) 248-4200
(Name, address and telephone of principal executive offices)

Robert Sarver
President, Chief Executive Officer
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Telephone: (702) 248-4200
(Name, address, including zip code and telephone number, including area code, of agent for service)

with copies to:

Stuart G. Stein, Esq.	Alan B. Rabkin, Esq.
R. Daniel Keating, Esq.	Jones Vargas
Hogan & Hartson L.L.P.	100 West Liberty, 12th Floor
555 13th Street, N.W.	Reno, NV 89501
Washington, DC 20004	Telephone: (775) 786-5000
Telephone: (202) 637-8575	Facsimile: (775) 786-1177
Facsimile: (202) 637-5910

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Unit	Offering Price(2)	Fee(3)
Common Stock, par value 0.0001 per share	2,942,636	Not applicable	$14,815,720	$1,585.28

(1)	The maximum number of shares of common stock of Western Alliance Bancorporation issuable to shareholders of FICN upon consummation of the merger of FICN with and into Western Alliance.

(2)	Estimated pursuant to Rule 457(f)(2) under Securities Act of 1933, as amended, based on the book value of FICN common stock expected to be exchanged in connection with the merger and computed by multiplying (a) the book value of the FICN common stock as of the latest practicable date prior to the date of filing this registration statement by (b) the maximum number of shares of FICN common stock expected to be exchanged in connection with the merger, less the estimated amount of cash to be paid by Western Alliance in connection with the merger.

(3)	Calculated by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered by (b) .000107.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WESTERN ALLIANCE BANCORPORATION	FIRST INDEPENDENT CAPITAL OF NEVADA
2700 West Sahara Avenue	5335 Kietzke Lane
Las Vegas, Nevada 89102	Reno, Nevada 89511
Telephone: (702) 248-4200	Telephone: (775) 828-2000
PROSPECTUS	PROXY STATEMENT

The Boards of Directors of Western Alliance Bancorporation (“Western Alliance”) and First Independent Capital of Nevada (“FICN”) have approved an agreement and plan of merger, pursuant to which FICN will merge with and into Western Alliance, with Western Alliance surviving (referred to herein as the “merger”).

If the merger takes place, you may elect to receive either $93.60 in cash or Western Alliance common stock of comparable value for each share of FICN common stock you own so long as Western Alliance’s weighted average trading price for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is between $32.91 and $39.13, unless you exercise your dissenter’s rights. If the weighted average Western Alliance trading price at that date is less than $32.91, you will receive, with respect to shares for which you have elected to receive Western Alliance common stock, shares of Western Alliance common stock based on an exchange ratio that is fixed at 2.84412 shares of Western Alliance common stock for each share of FICN common stock. If the weighted average Western Alliance stock price is more than $39.13, the exchange ratio will be fixed at 2.39203 shares of Western Alliance common stock for each share of FICN common stock. In either case, the amount of cash consideration paid per share for which an election to receive cash is made will remain $93.60 per share. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement which are intended to ensure that 80% of the FICN shares are exchanged for shares of common stock of Western Alliance. Therefore, your ability to receive cash or stock in accordance with your election may depend on the elections of other FICN shareholders. Western Alliance may opt to increase the exchange ratio in specific circumstances where FICN could otherwise terminate the merger agreement and likewise, FICN may opt to decrease the exchange ratio in specific circumstances where Western Alliance could otherwise terminate the merger agreement.

If you hold options to purchase FICN common stock that are outstanding at the effective time of the merger, you may choose either to cancel the options to purchase FICN common stock in exchange for cash consideration as provided in the merger agreement or to convert the options into options to purchase shares of Western Alliance common stock.

Shareholders and optionholders may also receive additional cash consideration of up to $2.38 per share during the two year period after the merger has been completed depending upon the performance of certain credits in the FICN loan portfolio. Of this amount, approximately $0.79 per share has become payable as of the date of this proxy statement/prospectus, pending the closing of the merger.

We expect that shareholders who receive Western Alliance common stock for their FICN common stock will generally not recognize any gain or loss with respect to the exchange. Shareholders who receive a combination of Western Alliance common stock and cash will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Western Alliance common stock at the effective time of the merger plus the amount of cash received), over their tax basis in their FICN common stock.

Western Alliance’s common stock is traded on the New York Stock Exchange under the symbol “WAL”.

This is a prospectus of Western Alliance relating to its offering of up to 2,942,636 shares of Western Alliance common stock to FICN shareholders in the proposed merger and a proxy statement of FICN. This document and the documents incorporated by reference contain important information about Western Alliance, FICN, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention.

Important Message for Holders of FICN Common Stock

Your vote is very important. The merger agreement must be approved by the holders of at least a majority of the outstanding shares of FICN’s common stock entitled to vote. To vote your shares, you may use the enclosed proxy card or attend the special shareholders’ meeting we will hold to allow you to consider and vote on the merger agreement. To approve the merger agreement, you must vote for the proposal by following the instructions on the enclosed proxy card. If you do not vote at all, that will, in effect, count as a vote against the proposal. Our board of directors urges you to vote FOR this proposal.

On behalf of our board of directors, we thank you for your continued support of our company and urge you to vote FOR adoption of the merger agreement.

Grant Markham	John P. Sande, III
Chief Executive Officer	Chairman of the Board of Directors
First Independent Capital of Nevada	First Independent Capital of Nevada

Western Alliance’s common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or the Federal Deposit Insurance Corporation, nor have any of these institutions passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Western Alliance common stock are not savings deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Please see “Risk Factors” beginning on page 12 and in the documents incorporated by reference in this prospectus for a discussion of risks associated with the merger and in owning Western Alliance stock.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WESTERN ALLIANCE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO DALE GIBBONS, CHIEF FINANCIAL OFFICER, WESTERN ALLIANCE BANCORPORATION, 2700 WEST SAHARA AVENUE, LAS VEGAS, NV 89102, TELEPHONE: (702) 248-4200, OR LISA L. MILKE, CHIEF FINANCIAL OFFICER OF FIRST INDEPENDENT CAPITAL OF NEVADA, 5335 KIETZKE LANE, RENO, NEVADA 89511, TELEPHONE: (775) 824-4345, IN ORDER TO OBTAIN TIMELY DELIVERY OF DOCUMENTS YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN          , 2007

The date of this proxy statement/prospectus is          , 2007
and is first being mailed to shareholders, together with the attached proxy card, on          , 2007.

FIRST INDEPENDENT CAPITAL OF NEVADA
5335 Kietzke Lane
Reno, Nevada 89511

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON          , 2007

A special meeting of shareholders of First Independent Capital of Nevada (“FICN”) will be held at           local time on          , 2007, at its principal executive offices at 5335 Kietzke Lane, Reno, Nevada 89511, for the following purposes:

1. To consider and vote on a proposal to adopt and approve an agreement and plan of merger, pursuant to which FICN will merge with and into Western Alliance Bancorporation with Western Alliance Bancorporation surviving (referred to herein as the “merger”).

2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

You are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof only if you were a holder of record of FICN’s common stock at the close of business on          , 2007.

FICN’s Board of Directors has determined that the merger is advisable and is fair to and in the best interest of FICN’s shareholders, has approved the merger agreement and the merger, and recommends that the holders of FICN’s common stock vote to approve the merger agreement.

The affirmative vote of a majority of the shares of FICN’s common stock outstanding on          , 2007 is required to approve the merger agreement and the merger. The required vote of FICN’s shareholders is based on the total number of shares of FICN’s common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the merger agreement.

If you hold FICN common stock on the record date, you are entitled to dissent from the merger under Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A copy of these sections is attached to the proxy statement/prospectus at Appendix B.

It is very important that all shares of FICN common stock be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of FICN at the address set forth above, by subsequently filing another proxy or by attending the special meeting and voting in person. Executed proxies with respect to shares of FICN common stock with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

By order of the Board of Directors,

Grant Markham
Chief Executive Officer

Reno, Nevada
          , 2007

Your vote is important. Please complete, sign, date and return your proxy card.

ii

SUMMARY

The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 57 and “Information Incorporated by Reference” on page 58. Each item in this summary refers to the page where that subject is discussed in more detail.

General

Western Alliance Bancorporation, or Western Alliance, and First Independent Capital of Nevada, or FICN, have entered into an agreement and plan of merger. Under the agreement, FICN will merge with and into Western Alliance, with Western Alliance surviving (referred to herein as the “merger”). FICN’s wholly owned subsidiary First Independent Bank of Nevada will survive the merger as a wholly owned subsidiary of Western Alliance.

The Companies Involved in the Merger (page 23)

Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Tel: (702) 248-4200

Western Alliance is a Nevada corporation and is the parent company of Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Miller/Russell & Associates, Premier Trust and Western Alliance Leasing Company. Western Alliance provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through subsidiary banks and financial services companies located in Nevada, Arizona and California. On a consolidated basis, as of September 30, 2006, Western Alliance had approximately $4.0 billion in assets, $2.9 billion in total loans, $3.3 billion in deposits and $393.1 million in stockholders’ equity.
First Independent Capital of Nevada
5335 Kietzke Lane
Reno, Nevada 89511
Tel: (775) 828-2000

FICN is a bank holding company headquartered in Reno, Nevada. Through its wholly owned subsidiary, First Independent Bank of Nevada, FICN operates four banking offices and a commercial real estate brokerage division in the Reno/Sparks and Fallon communities of northern Nevada. On a consolidated basis, as of December 31, 2006, FICN had approximately $428.0 million in assets, $288.4 million in total loans, $386.2 million in deposits and $31.8 million in stockholders’ equity. For a description of the business of FICN, please see “Information about FICN”.

Merger Consideration (page 27)

Cash or Stock Consideration.  You may elect to receive either $93.60 in cash or Western Alliance common stock of comparable value for each share of FICN common stock you own so long as Western Alliance’s weighted average trading price for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is between $32.91 and $39.13, unless you exercise your dissenter’s rights. If the weighted average Western Alliance trading price at that date is less than $32.91, you will receive, with respect to shares for which you have elected to receive Western Alliance common stock, shares of Western Alliance common stock based on an exchange ratio that is fixed at 2.84412 shares of Western Alliance common stock for each share of FICN common stock. If the weighted average Western Alliance stock price is more than $39.13, the exchange ratio will be fixed at 2.39203 shares of Western Alliance common stock for each share of FICN common stock. In either case, the amount of cash consideration paid per share for which an election to receive cash is made will remain $93.60 per share. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement which are intended to ensure that 80% of the FICN shares are exchanged for shares of common stock of Western Alliance. Therefore, your ability to receive cash or stock in accordance with your election may depend on the elections of other FICN shareholders.

Western Alliance may opt to increase the exchange ratio in specific circumstances where FICN could otherwise terminate the merger agreement and likewise, FICN may opt to decrease the exchange ratio in specific circumstances where Western Alliance could otherwise terminate the merger agreement. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “The Merger — Termination of the Merger Agreement.”

Potential Additional Cash Consideration.  Shareholders and optionholders may also receive additional cash consideration of up to $2.38 per share during the two year period after the merger has been completed depending upon the performance of certain credits in the FICN loan portfolio. Of this amount, approximately $0.79 per share has become payable as of the date of this proxy statement/prospectus, pending the closing of the merger.

FICN Stock Options.  If you hold options to purchase FICN common stock that are outstanding at the effective time of the merger, you may choose either to cancel the options to purchase FICN common stock in exchange for cash consideration as provided in the merger agreement or to convert the options into options to purchase shares of Western Alliance common stock.

If you elect to receive cash consideration for your options, you will receive an amount of cash, without interest, equal to the product of:

•	the excess of the per share cash consideration of $93.60 over the exercise price per share of such option and

•	the number of shares of FICN common stock subject to such option.

If you elect to convert your options to purchase shares of FICN common stock into options to purchase shares of Western Alliance common stock, then:

•	the number of shares of FICN common stock subject to the option immediately before the effective time of the merger shall be multiplied by the applicable exchange ratio, rounded down to the nearest whole share, and

•	the exercise price per share of Western Alliance common stock under the option immediately after the effective time of the merger shall be equal to the exercise price per share of FICN common stock under the option immediately before the effective time of the merger, divided by the applicable exchange ratio, provided that such exercise price shall be rounded up to the nearest cent. The options you receive from Western Alliance will be exercisable immediately. The duration and other terms of the FICN options will otherwise be unchanged.

Election Procedures for Shareholders; Surrender of Stock Certificates (page 30)

If you own FICN common stock, you will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash or shares of Western Alliance common stock. The election deadline will be 5:00 p.m., New York time, on          , 2007, the day prior to the date of the special meeting (the “election deadline”). To make an election, a holder of FICN common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form. FICN shareholders will be unable to sell their FICN stock from the time when the election is made until the merger is completed.

FICN shareholders who make no election to receive cash or Western Alliance common stock in the merger, or who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, Western Alliance common stock or a mix of cash and shares of Western Alliance common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other FICN stockholders.

Election Procedures for Option Holders (page 31)

If you own options to purchase shares of FICN common stock, you will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash in exchange for your options or to convert your options into options to purchase shares of Western Alliance common stock. The election deadline will be the same as for elections with respect to shares of FICN common stock, which is 5:00 p.m., New York City time, on , 2007, the date prior to the date of the special meeting. To make an election, an optionholder must submit a properly completed election form and return it so that the form is actually received by American Stock Transfer & Trust Company at or before the election deadline in accordance with the instructions on the election form. FICN option holders who make no election with respect to their options, or who do not make a valid election, will be deemed to have elected to receive cash in exchange for their options.

Material Federal Income Tax Consequences (page 49)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the merger so qualifies, FICN shareholders who receive Western Alliance common stock for their FICN common stock will generally not recognize any gain or loss with respect to the exchange. FICN shareholders who receive a combination of Western Alliance common stock and cash will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Western Alliance common stock at the effective time of the merger plus the amount of cash received), over their tax basis in their FICN common stock. Those holders receiving solely cash for their FICN common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of FICN common stock. For optionholders who choose the cash consideration, the cash payment will be treated as compensation and shall be net of any applicable withholding tax.

However, because every exchanging FICN shareholder and optionholder will be eligible to receive, in addition to the combination of cash and stock that such holder would otherwise receive, a contingent right to an additional $2.38 per share, the merger will likely result in an application of the “installment sale” rules of Section 453 of the Code. These rules are extremely complex and are described in greater detail under “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you, including the effects of the installment sale rules.

FICN Board of Directors Recommends Approval (page 25)

The FICN Board of Directors unanimously approved the merger agreement and the merger and unanimously recommends that all holders of FICN common stock vote FOR approval of these matters.

Opinion of Financial Advisor to FICN (page 36)

In deciding to approve the merger, FICN’s Board of Directors considered the opinion of Hovde Financial, Inc., FICN’s financial advisor. The opinion concluded that the proposed consideration to be received by the holders of FICN’s common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix C to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitations of the review made by Hovde in providing this opinion.

Dissenters’ Appraisal Rights (page 45)

Under Nevada law, you are entitled to dissenters’ rights of appraisal in connection with the merger. If you want to assert your appraisal rights, you must follow carefully the procedures described at Appendix B of this document.

Differences in the Rights of Shareholders (page 58)

The rights of FICN shareholders who continue as Western Alliance shareholders after the merger will be governed by the articles of incorporation and bylaws of Western Alliance rather than the articles of incorporation and bylaws of FICN. These rights will continue to be governed by the laws of Nevada, as the state of both Western Alliance’s and FICN’s incorporation.

Interests of FICN Directors and Executive Officers in the Merger That are Different From Yours (page 43)

At the close of business on December 31, 2006, excluding all options to purchase FICN common stock, FICN’s directors and executive officers and their affiliates owned a total of 273,620 shares of FICN’s common stock, which was approximately 24.43% of the total number of shares of FICN’s common stock that were outstanding on that date. Each of FICN’s directors and executive officers has agreed to vote his or her shares in favor of the merger agreement. Each of FICN’s directors who is not an employee of FICN has also agreed not to exercise any options to purchase shares of FICN common stock held by such director prior to the closing of the merger, to elect to receive options to purchase shares of Western Alliance common stock for such options at the effective time of the merger, and to exercise within 30 days of the closing date of the merger all options to purchase shares of Western Alliance common stock received by such director.

Additionally, some of FICN’s directors and executive officers may have interests in the merger as directors and employees that may be different from yours as an FICN shareholder. These interests include rights of executive officers under severance agreements with FICN, rights under stock-based benefit programs and awards of FICN, and rights to continued indemnification and insurance coverage by Western Alliance after the merger for acts or omissions occurring before the merger. Following the completion of the merger, the board of directors of Western Alliance will appoint Mr. John P. Sande III, currently the chairman of FICN and First Independent Bank of Nevada, to Western Alliance’s board of directors. Mr. Sande will remain the chairman of First Independent Bank of Nevada. The FICN board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Regulatory Approvals We Must Obtain to Complete the Merger (page 31)

For the merger to take place, we need to receive the regulatory approvals of the Board of Governors of the Federal Reserve System and the Nevada Financial Institutions Division. We have filed applications with these regulators.

As of the date of this document, we have not yet received the required approvals. We cannot be certain when or if we will obtain them.

Termination of the Merger Agreement (page 42)

The merger agreement specifies a number of situations when Western Alliance and FICN may terminate the merger agreement. For example, the merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by September 30, 2007, if we do not receive the necessary shareholder or regulatory approvals or if the other party breaches its agreements. In addition, FICN may terminate if Western Alliance’s common stock price falls below thresholds set forth in the merger agreement and Western Alliance does not increase the exchange ratio pursuant to a prescribed formula. Likewise, Western Alliance may terminate if its common stock price exceeds certain thresholds set forth in the merger agreement and FICN does not decrease the exchange ratio pursuant to a prescribed formula.

Information About the Special Meeting (page 14)

A special meeting of FICN shareholders will be held at      local time on          , 2007, at FICN’s principal executive offices at 5335 Kietzke Lane, Reno, Nevada 89511, for the following purposes:

•	to vote on the merger agreement; and

•	to address any other matters that properly come before the special meeting, or any adjournments or postponements of the meeting, including a motion to adjourn the special meeting to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

Share Information and Market Prices (page 60)

Western Alliance’s common stock is traded on the New York Stock Exchange under the trading symbol “WAL”. No established trading market exists for FICN’s common stock. The table below presents the per share closing prices of Western Alliance’s common stock as of December 18, 2006, the last trading date before execution of the merger agreement and          , 2007, the last practicable day before the date of this proxy statement/prospectus. The equivalent per share data column shows the value of Western Alliance common stock FICN shareholders would have received for each share of FICN common stock if the closing had occurred on such date. The market price of Western Alliance’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. For more information about the merger consideration and the possibility that the exchange ratio will be fixed, see “The Merger — Merger Consideration,” and for more information about the stock prices and dividends of Western Alliance and FICN, see “Market Prices and Dividends.”

Last Reported Sale Price of
	Western Alliance’s	Equivalent per Share
Date	Common Stock	Data

December 18, 2006	$34.83	$93.60
, 2007	$	$

FICN’s shareholders are advised to obtain current market quotations for Western Alliance’s common stock. The total dollar value of the Western Alliance common stock that a FICN stockholder will be entitled to receive as a result of the merger may be significantly higher or lower than its current value if the weighted average trading price for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is less than $32.91 or more than $39.13. No assurance can be given as to the market price of Western Alliance’s common stock at the time of the merger.

Comparative Unaudited Per Share Data

The following table shows information, at and for the period indicated, about Western Alliance’s and FICN’s historical book value per share, tangible book value per share and earnings per share. The table also contains pro forma information that reflects the merger of Western Alliance and FICN using the purchase method of accounting. The unaudited pro forma equivalent information was obtained by multiplying the combined company pro forma information by the applicable exchange ratio for each share of FICN common stock. The pro forma combined company and pro forma equivalent information has been provided assuming that, on an aggregate basis, 80% of the shares of FICN common stock are exchanged for shares of Western Alliance common stock, as required by the merger agreement. The cash consideration is fixed at $93.60 per share, but the stock consideration is based on a floating exchange ratio so long as the base trading price is between $32.91 and $39.13. The table below reflects: (i) an exchange ratio of 2.39203, which shall apply if the base trading price is greater than $39.13, and (ii) an exchange ratio of 2.84412, which shall apply if the base trading price is less than $32.91. If the base trading price is between $32.91 and $39.13, the exchange ratio will be between 2.39203 and 2.84412. The “base trading price” means the weighted average trading prices per share for Western Alliance common stock for the twenty consecutive trading days during which shares of Western Alliance common stock are actually traded (as reported on the New York Stock Exchange) ending on the last trading day immediately preceding the closing date of the merger.

Neither Western Alliance nor FICN has ever paid a cash dividend on its common stock and neither company anticipates paying any cash dividends in the foreseeable future.

You should read the information in the following table in conjunction with Western Alliance’s consolidated financial statements and related notes for the years ended December 31, 2003 through 2005 and for the nine months ended September 30, 2006 and 2005 that are incorporated in this joint proxy statement/prospectus and from which this information is derived. You should not rely on the pro forma information as being indicative of the results that Western Alliance will achieve in the transaction. See also “Where You Can Find More Information” on page 61 and “Information Incorporated by Reference” on page 62.

At
December 31,
2006

Book value per share:
Western Alliance historical	$15.09
FICN historical	28.43
Pro forma — 2.39203 exchange ratio	16.85
Pro forma — 2.84412 exchange ratio	16.62
FICN pro forma equivalent — 2.39203 exchange ratio	40.30
FICN pro forma equivalent — 2.84412 exchange ratio	47.26
Tangible book value per share:
Western Alliance historical	$9.64
FICN historical	28.43
Pro forma — 2.39203 exchange ratio	8.91
Pro forma — 2.84412 exchange ratio	8.79
FICN pro forma equivalent — 2.39203 exchange ratio	21.31
FICN pro forma equivalent — 2.84412 exchange ratio	24.99

Year Ended
December 31,
2006

Basic earnings per share:
Western Alliance historical	$1.56
FICN historical	4.63
Pro forma — 2.39203 exchange ratio	1.57
Pro forma — 2.84412 exchange ratio	1.55
FICN pro forma equivalent — 2.39203 exchange ratio	3.75
FICN pro forma equivalent — 2.84412 exchange ratio	4.40
Diluted earnings per share:
Western Alliance historical	$1.41
FICN historical	4.26
Pro forma — 2.39203 exchange ratio	1.43
Pro forma — 2.84412 exchange ratio	1.41
FICN pro forma equivalent — 2.39203 exchange ratio	3.41
FICN pro forma equivalent — 2.84412 exchange ratio	4.00

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Western Alliance and FICN proposing the transaction?

A:	Western Alliance and FICN have a shared commitment to play integral roles in the growth and expansion of Nevada’s banking industry. The proposed merger provides an opportunity for Western Alliance to substantially expand its presence in Reno and throughout northern Nevada. FICN believes that the proposed merger will enable FICN to align with a partner who will enhance the banking services available to its customers without sacrificing the personal attention and dedication that FICN has always offered.

Q:	What will I receive in the merger?

A:	You may elect to receive either $93.60 in cash or Western Alliance common stock of comparable value for each share of FICN common stock you own so long as Western Alliance’s weighted average trading price for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is between $32.91 and $39.13, unless you exercise your dissenter’s rights. If the weighted average Western Alliance trading price at that date is less than $32.91, you will receive, with respect to shares for which you have elected to receive Western Alliance common stock, shares of Western Alliance common stock based on an exchange ratio that is fixed at 2.84412 shares of Western Alliance common stock for each share of FICN common stock. If the weighted average Western Alliance stock price is more than $39.13, the exchange ratio will be fixed at 2.39203 shares of Western Alliance common stock for each share of FICN common stock. In either case, the amount of cash consideration paid per share for which an election to receive cash is made will remain $93.60 per share. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement which are intended to ensure that 80% of the FICN shares are exchanged for shares of common stock of Western Alliance. Therefore, your ability to receive cash or stock in accordance with your election may depend on the elections of other FICN shareholders.

Western Alliance may opt to increase the exchange ratio in specific circumstances where FICN could otherwise terminate the merger agreement and likewise, FICN may opt to decrease the exchange ratio in specific circumstances where Western Alliance could otherwise terminate the merger agreement. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “The Merger — Termination of the Merger Agreement.”

You may also receive additional cash consideration of up to $2.38 per share during the two year period after the merger has been completed depending upon the performance of certain credits in the FICN loan portfolio. Of this amount, approximately $0.79 per share has become payable as of the date of this proxy statement/prospectus, pending the closing of the merger.

Q:	What if I hold options to purchase shares of FICN?

If you hold options to purchase FICN common stock that are outstanding at the effective time of the merger, you may choose either to cancel the options to purchase FICN common stock in exchange for cash consideration as provided in the merger agreement or to convert the options into options to purchase shares of Western Alliance common stock. See “The Merger — Merger Consideration.” If you fail to properly make an election, you will be deemed to have elected to cancel your options in exchange for the cash consideration. You may also receive additional cash consideration of up to $2.38 per share depending upon the performance of certain credits in the FICN loan portfolio during the two year period after the merger has been completed. Of this amount, approximately $0.79 per share has become payable as of the date of this proxy statement/prospectus, pending the closing of the merger.

If you elect to receive cash consideration for your options, you will receive an amount of cash, without interest, equal to the product of:

• the excess of the per share cash consideration of $93.60 over the exercise price per share of such option and

• the number of shares of FICN common stock subject to such option.

If you elect to convert your options to purchase shares of FICN common stock into options to purchase shares of Western Alliance common stock, then:

• the number of shares of FICN common stock subject to the option immediately before the effective time of the merger shall be multiplied by the applicable exchange ratio, rounded down to the nearest whole share and

• the exercise price per share of Western Alliance common stock under the option immediately after the effective time of the merger shall be equal to the exercise price per share of FICN common stock under the option immediately before the effective time of the merger, divided by the applicable exchange ratio, provided that such exercise price shall be rounded up to the nearest cent. The options you receive from Western Alliance will be exercisable immediately. The duration and other terms of the FICN options will otherwise be unchanged.

Q:	How do I make an election with respect to my shares of FICN common stock?

A:	Each FICN shareholder will receive an election form, which you should complete and return, along with your FICN stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., New York City time, on , 2007, the date prior to the date of the special meeting (the “election deadline”). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. If you do not send in the election form with your stock certificates by the deadline, you will be deemed not to have made an election and you may be paid in cash, Western Alliance common stock or a combination of cash and stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other FICN shareholders. See “The Merger — Election Procedures for Shareholders; Surrender of Stock Certificates”.

Q:	Can I change my election with respect to my shares of FICN common stock?

A:	You may change your election at any time prior to the election deadline by submitting to American Stock Transfer & Trust Company written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to American Stock Transfer & Trust Company prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. Shareholders will not be entitled to change or revoke their elections following the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

Q:	How do I make an election with respect to my options to purchase shares of FICN common stock?

A:	If you own options to purchase shares of FICN common stock, you will receive an election form which you should complete and return to American Stock Transfer & Trust Company according to the instructions printed on the form. The election deadline will be the same as for elections with respect to shares of FICN common stock, which is 5:00 p.m., New York City time, on , 2007, the date prior to the date of the special meeting. A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. If you do not complete and return your election form, you will be deemed to have elected to cancel your options in exchange for the cash consideration.

Q:	Can I change my election with respect to my options to purchase shares of FICN common stock?

A:	You may change or revoke your election by written notice received by American Stock Transfer & Trust Company prior to the election deadline. Optionholders will not be entitled to revoke or change their election following the election deadline, but may exercise their options in accordance with the terms thereof. Any exercise of options for which an election has been made will have the effect of automatically revoking such election. Once an option is exercised, such exercise cannot be revoked or undone. All elections will be revoked automatically if the merger agreement is terminated.

Q:	Will I receive any dividends?

A:	Before the merger takes place, FICN has agreed not to pay any dividends to its shareholders. After the merger, any dividends will be based on what Western Alliance pays to its shareholders. Western Alliance has not paid dividends in the past and does not presently intend to pay dividends.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of FICN’s common stock entitled to vote must vote in favor of the merger agreement in order for it to be adopted and for the merger to be approved. Accordingly, the failure of any holder of FICN common stock to vote on this proposal will have the same effect as a vote against the proposal. Each of the executive officers and directors of FICN individually have entered into an agreement with Western Alliance to vote their shares of FICN common stock in favor of the merger agreement and against any competing proposal. These shareholders held approximately 24.43% of FICN’s outstanding common stock as of December 31, 2006.

Q:	Who can vote?

A:	You are entitled to vote at the FICN special meeting if you owned FICN common stock at the close of business on , 2007. You will have one vote for each share of FICN common stock that you owned at that time.

Q:	What do I need to do now?

A:	You should first carefully read this proxy statement/prospectus. If you are a FICN stockholder:

• After you have decided how to vote your shares, please indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement.

•	You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions in the section “Shareholder Meeting — Revocability of Proxies”.

• You should complete and return the election form, together with your stock certificate(s), to American Stock Transfer & Trust Company according to the instructions printed on the form. Do not send your FICN stock certificates and/or your election form with your proxy card.

If you are a FICN option holder, you should complete and return the election form with respect to your options to American Stock Transfer & Trust Company according to the instructions printed on the form.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of FICN at First Independent Capital of Nevada, 5335 Kietzke Lane, Reno, Nevada 89511, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting.

Q:	When will the merger close?

A:	The merger is expected to close as soon as possible after the receipt of FICN shareholder and regulatory approvals, which is expected in the first half of 2007. However, we cannot assure you when or if the merger will occur.

Q:	What do I do with my stock certificates?

A:	You should send your FICN common stock certificates to the exchange agent, American Stock Transfer & Trust Company, with your completed, signed election form prior to the election deadline. If you do not send in the election form with your stock certificates by the election deadline, you will be deemed not to have made an election and you may receive cash, Western Alliance common stock or a mixture of cash and stock, for each share of your FICN common stock in the merger. Please DO NOT send your stock certificates with your proxy card.

Q:	What needs to be done to complete the merger?

A:	Completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these include:

1. Approval of the merger agreement by FICN shareholders.

2. Approval of the merger by federal and state regulatory authorities.

3. Approval by the New York Stock Exchange of listing of Western Alliance’s common stock to be issued in the merger.

4. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

5. The registration statement filed with the SEC to register the shares of Western Alliance’s common stock to be issued in the merger shall have been declared effective by the SEC.

6. Receipt by FICN of a satisfactory legal opinion regarding certain tax matters.

When the law permits, Western Alliance or FICN could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q:	Who can I call with questions or to obtain copies of this proxy statement/prospectus and other documents?

A:	Lisa L. Milke, Chief Financial Officer of FICN, at (775) 824-4345.

A copy of the merger agreement and any of the documents incorporated by reference in this proxy statement/prospectus will be provided to you promptly without charge if you call or write to Dale Gibbons, Chief Financial Officer, Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Telephone: 702-248-4200. The merger agreement and the documents incorporated herein by reference have been previously filed with the SEC. See “Where You Can Find More Information” on page 61 and “Information Incorporated by Reference” on page 62.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained in “Summary” and “Risk Factors,” and elsewhere in this proxy statement/prospectus and in the documents incorporated by reference to this document constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this proxy statement/prospectus reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement, including those risks discussed under the heading “Risk Factors” in this proxy statement/prospectus and the documents incorporated herein by reference. Some factors that could cause actual results to differ materially from historical or expected results include:

•	changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business;

•	inflation, interest rate, market and monetary fluctuations;

•	the inability to obtain the regulatory approvals for the merger on acceptable terms, on the anticipated schedule or at all;

•	lower revenues following the merger than we expect;

•	changes in gaming or tourism in our primary market area;

•	risks associated with our growth and expansion strategy and related costs;

•	increased lending risks associated with our high concentration of commercial real estate, construction and land development and commercial, industrial loans;

•	increases in competitive pressures among financial institutions and businesses offering similar products and services;

•	higher defaults on our loan portfolio than we expect;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	legislative or regulatory changes or changes in accounting principles, policies or guidelines;

•	management’s estimates and projections of interest rates and interest rate policy;

•	the execution of our business plan; and

•	other factors affecting the financial services industry generally or the banking industry in particular.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” in this proxy statement/prospectus and the documents incorporated herein by reference. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this proxy statement/prospectus to reflect new information, future events or otherwise, except as may be required by the securities laws.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”) and incorporated by reference into this document, you should carefully consider the matters described below in determining whether to approve the merger agreement and in connection with your election with respect to the form of merger consideration you will receive for your FICN shares or options. Please also refer to the additional risk factors identified in the periodic reports and other documents of Western Alliance incorporated by reference into this document and listed in “Information Incorporated by Reference” on page 62. Any of these risks could have an adverse effect on Western Alliance’s business, financial condition, results of operations or prospects, which could in turn affect the price of its shares.

Risks Related to the Merger

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of FICN can be integrated in a timely and efficient manner with those of Western Alliance. Western Alliance will face challenges in consolidating its functions with those of FICN, and integrating the organizations, procedures and operations of the two businesses. The integration of Western Alliance and FICN will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Western Alliance and FICN could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and could have an adverse effect on the business, results of operations, financial condition or prospects of Western Alliance after the transaction.

The price of Western Alliance common stock will fluctuate before and after the merger, which could increase or decrease the value of the merger consideration received by FICN shareholders receiving Western Alliance common stock.

As long as Western Alliance’s weighted average trading price for the twenty consecutive trading days ending on the trading day immediately prior to the date the merger is completed is between $32.91 and $39.13, each share of FICN common stock for which stock consideration is paid will receive $93.60 in Western Alliance common stock. However, if Western Alliance’s weighted average trading price is less than $32.91, the exchange ratio will be fixed at 2.84412, and if the weighted average trading price is more than $39.13, the exchange ratio will be fixed at 2.39203. On December 18, 2006, the day before the merger agreement was executed, the closing price of a share of Western Alliance common stock was $34.83. On          , 2007, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $     . Based on the 2.84412 exchange ratio, the implied value of the merger consideration consisting of Western Alliance common stock was $99.06 per share of FICN common stock on December 18, 2006 and $      per share FICN common stock on          , 2007. Based on the 2.39203 exchange ratio, the implied value of the merger consideration consisting of Western Alliance common stock was $83.31 per share FICN common stock on December 18, 2006 and $      per share FICN common stock on          , 2007.

The price of Western Alliance common stock may increase or decrease before and after completion of the merger. Therefore, the market value of Western Alliance common stock received by a FICN shareholder in connection with the merger could be lower than the market value of Western Alliance stock on December 18, 2006,          , 2007 or the closing date of the merger, and the market value of the stock consideration could be less than the $93.60 cash consideration received by shareholders receiving the cash consideration. The market value of Western Alliance common stock received by a FICN shareholder in connection with the merger could also be higher than those trading prices, and shareholders receiving the cash consideration could receive cash in an amount less than the market value of the stock consideration. The market price of Western Alliance stock fluctuates based upon general market economic conditions, Western Alliance’s business and prospects and other factors described herein and in the documents incorporated herein by reference.

Shareholders may receive a form of consideration different from what they elect.

While each FICN shareholder may elect to receive cash or Western Alliance common stock in the merger, 80% of the FICN common stock outstanding at the completion of the merger will be converted into Western Alliance common stock. Therefore, if FICN shareholders elect more cash or stock than is available under the merger agreement, their elections will be prorated to permit 80% of the FICN common stock outstanding at the completion of the merger to be converted into Western Alliance common stock. As a result, your ability to receive cash or stock in accordance with your election may depend on the elections of other FICN shareholders.

If you tender shares of FICN common stock to make an election, you will not be able to transfer those shares until after the merger, unless you revoke your election prior to the election deadline.

To make a cash or stock election, you must deliver your stock certificate(s) to the exchange agent. The deadline for doing this is 5:00 p.m. New York City time, on          , 2007, the day before the special meeting of shareholders. You will not be able to sell any shares of FICN common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in FICN common stock for any reason until you receive cash or Western Alliance common stock, or both, in the merger. During the period between delivery of your shares and the closing of the merger, the trading price of Western Alliance common stock may decrease.

The date that you will receive your merger consideration depends on the completion date of the merger, which is expected to occur in the first half of 2007. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger agreement limits FICN’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for FICN to sell its business to a party other than Western Alliance. These “no shop” provisions impose restrictions on FICN that, subject to certain exceptions, limit FICN’s ability to discuss or facilitate competing third-party proposals to acquire all or a significant part of FICN.

In addition, the board of directors of FICN has agreed that it will not, directly or indirectly, facilitate or recommend a competing acquisition proposal, subject to limited exceptions. While the board of directors could take such actions if it determined that the failure to do so would violate its fiduciary duties, doing so would entitle Western Alliance to terminate the merger agreement and may entitle it to receive a termination fee. FICN will also be required to pay the termination fee if a competing acquisition proposal has been made known to FICN or its shareholders and the merger agreement is subsequently terminated for a variety of reasons (including because FICN shareholders fail to approve the merger or because FICN willfully breaches the merger agreement), and FICN completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination of the merger agreement.

Western Alliance required FICN to agree to these provisions as a condition to Western Alliance’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of FICN from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire FICN than it might otherwise have proposed to pay.

FICN’s executive officers and directors have interests in the merger that are different from your interest as an FICN shareholder.

FICN executive officers negotiated the merger agreement with Western Alliance, and the board of directors approved the agreement and is recommending that FICN shareholders who are entitled to vote, vote for the agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that FICN’s executive officers and directors have interests in the merger in addition to the interests that they share with you as an FICN shareholder. As described in detail under the heading “Interests of FICN Directors and Executive Officers in the Merger That are Different Than Yours,” there are substantial interests to be conveyed to each director and executive officer of FICN as a result of the accelerated vesting of stock options and payments pursuant to severance agreements, as well as other considerations. Following the completion of the merger, the board of directors of Western Alliance will appoint Mr. John P. Sande III, currently the chairman of FICN and First Independent Bank of Nevada, to its board of directors. Mr. Sande will remain the chairman of First Independent Bank of Nevada.

SHAREHOLDER MEETING

Matters to be Considered at the Special Meeting

We are first mailing this document to the holders of FICN’s common stock on or about          , 2007. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the FICN Board of Directors for use at the special meeting of FICN’s shareholders at      local time on          , 2007, at its principal executive offices at 5335 Kietzke Lane, Reno, Nevada 89511. At the special meeting, the holders of FICN’s common stock will consider and vote on proposals:

1. To adopt and approve an agreement and plan of merger, pursuant to which FICN will merge with and into Western Alliance with Western Alliance surviving (referred to herein as the “merger”).

2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

Eligible Votes

The common stock is the only class of capital stock of FICN in which there are shares outstanding. Therefore, if you hold shares of common stock, you are entitled to vote those shares at the special meeting of shareholders.

Record Date and Voting

The FICN Board of Directors has fixed the close of business on          , 2007 as the record date for determining the FICN shareholders entitled to receive notice of and to vote at the special meeting.  Only holders of record of FICN’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on          , 2007, there were           shares of FICN’s common stock outstanding and entitled to vote at the special meeting, held by approximately           shareholders of record.

Each holder of FICN’s common stock on          , 2007 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of FICN’s common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions with respect to shares of FICN common stock will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of FICN’s common stock issued and outstanding, abstentions with respect to shares of FICN common stock will have the same effect as a vote against the merger agreement.

If a quorum is not obtained, or if fewer shares of FICN’s common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement.

If you hold shares of FICN common stock and your proxy card is properly executed and received by FICN in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with respect to shares of FICN common stock with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

The FICN board of directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the FICN board of directors.

If you hold shares of FICN common stock, you are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the election form that you can use to elect to receive cash or stock in the merger. Do not return your proxy card with the election form. For information about the election form, see “The Merger-Election Procedures; Surrender of Stock Certificates”. To vote on the merger agreement, you need to hold shares of FICN common stock and complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

You should not forward any stock certificates with your proxy card. If you complete a stockholder election form, you should forward your FICN stock certificates to the exchange agent with the election form. If you do not complete a stockholder election form, if the merger takes place, FICN stock certificates should be delivered in accordance with instructions that will be sent to you by the exchange agent promptly after the effective time of the merger.

Required Vote

In order to approve and adopt the merger agreement, the holders of at least a majority of the shares of FICN’s common stock issued and outstanding on          , 2007, must affirmatively vote FOR the merger agreement.

The required vote of FICN’s shareholders is based on the total number of outstanding shares of FICN’s common stock entitled to vote and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting all will have the same effect as voting AGAINST the merger agreement.

The directors and executive officers of FICN have agreed to vote their shares in favor of the merger agreement and against competing proposals. The directors and executive officers beneficially owned as of December 31, 2006 a total of 273,620 shares of FICN’s common stock (excluding all options to purchase shares of FICN’s common stock), which was approximately 24.43% of the outstanding shares of FICN’s common stock on that date.

Revocability of Proxies

If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to Brett Coleman, Corporate Secretary of FICN, a written notice of revocation before the special meeting,

•	delivering to FICN a duly executed proxy bearing a later date before the special meeting, or

•	attending the special meeting and voting in person.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of FICN may solicit proxies for the special meeting from stockholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid by FICN.

RECENT DEVELOPMENTS OF WESTERN ALLIANCE

Unaudited Consolidated Financial Results for 2006 and the Fourth Quarter of 2006

On January 23, 2007, Western Alliance announced its unaudited consolidated financial results for 2006 and the fourth quarter of 2006.

Total assets increased 45.9% to $4.17 billion at December 31, 2006 from $2.86 billion at December 31, 2005. Of this growth, $467 million was organic, while $845 million represents the assets acquired through the Bank of Nevada and Intermountain mergers completed on April 28, 2006 and March 31, 2006, respectively. Loans were $3.0 billion at December 31, 2006, an increase of 67.5%, or $1.21 billion, from December 31, 2005. Deposits were $3.4 billion at December 31, 2006, an increase of 42%, or $1.01 billion, from December 31, 2005.

Net Income.  Net income was $39.9 million for 2006, up 42.1% from $28.1 million for 2005. Diluted earnings per share were $1.41, compared to $1.24 for 2005. During the fourth quarter 2006, we liquidated $159 million of our securities portfolio and recognized a pre-tax loss of $4.4 million, or $0.10 per share.

Net Interest Income.  Net interest income increased 41.8% to $40.6 million in the fourth quarter of 2006 from $28.6 million in the fourth quarter of 2005. The net interest margin was 4.41% in the fourth quarter of 2006, compared with 4.42% in the third quarter of 2006. The margin was 4.44% in the fourth quarter of 2005.

Provision for Loan Losses.  The provision for loan losses was $0.7 million for the fourth quarter of 2006 compared with $1.0 million for the third quarter of 2006 and $2.0 million for the fourth quarter of 2005. Non-accrual loans were $1.4 million representing 0.05% of total loans at December 31, 2006, compared with 0.01% of total loans at December 31, 2005. Net charge offs were $0.3 million for the fourth quarter of 2006, compared with $0.1 million for the same period in 2005.

Non-Interest Income.  Non-interest income was $5.3 million for the fourth quarter of 2006, up 54.6% from $3.4 million for the same period in 2005. For the third quarter of 2006, non-interest income was $4.6 million.

Net Revenue.  Net revenue (the sum of net interest income and non-interest income) was $167.0 million for 2006, up 45.6% from $114.0 million for 2005. Net revenue was $45.8 million for the fourth quarter of 2006, up 43.2% from $32.0 million for the fourth quarter of 2005. For the third quarter of 2006, net revenue was $43.9 million.

Non-Interest Expense.  Non-interest expense was $26.9 million for the fourth quarter of 2006, up 58.0% from $17.1 million for the same period in 2005. For the third quarter of 2006, noninterest expense was $25.1 million. Western Alliance had 785 full-time equivalent employees on December 31, 2006 compared with 763 on September 30, 2006 and 537 on December 31, 2005. Western Alliance had 31 full-service banking offices on December 31, 2006 compared with 29 at September 30, 2006 and 16 on December 31, 2005.

The following tables contain selected consolidated financial and other data of Western Alliance at the dates and for the periods indicated. You should read this information in conjunction with the consolidated financial statements included in this document. The information at and for the three months and year ended December 31, 2006 is unaudited. However, in the opinion of Western Alliance management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made.

	Years Ended
	December 31,
	2006	2005
	($ in millions)

Selected Balance Sheet Data:
Total assets	$4,169.6	$2,857.3
Gross loans, including net deferred fees	3,003.3	1,793.4
Securities	542.0	748.5
Federal funds sold	121.2	63.2
Deposits	3,400.4	2,393.8
Borrowings	239.7	158.7
Junior subordinated debt and subordinated debt	101.9	30.9
Stockholders’ equity	408.6	244.2

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	($ in thousands, except per share data)

Selected Income Statement Data:
Interest income	$67,163	$38,975	$233,085	$134,910
Interest expense	26,588	10,360	84,297	32,568

Net interest income	40,575	28,615	148,788	102,342
Provision for loan losses	709	1,962	4,660	6,179

Net interest income after provision for loan losses	39,866	26,653	144,128	96,163
Loss from sale of securities	4,436	—	4,436	—
Non-interest income	5,260	3,403	17,870	12,138
Non-interest expense	26,939	17,050	96,086	64,864

Income before income taxes	13,751	13,006	61,476	43,437
Income tax expense	4,744	4,564	21,587	15,372

Net Income	$9,007	$8,442	$39,889	$28,065

Common Share Data:
Net income per share:
Basic	$0.34	$0.37	$1.56	$1.36
Diluted	0.31	0.34	1.41	1.24
Book value per share	15.09	10.71
Tangible book value per share	9.64	10.48

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Selected Performance Ratios:
Return on average assets(1)	0.87%	1.22%	1.09%	1.13%
Return on average stockholders’ equity(1)	8.94	13.42	11.45	14.37
Return on average tangible stockholders’ equity(1)	13.18	13.70	14.20	14.76
Net interest margin(1)	4.41	4.44	4.52	4.40
Net interest spread	3.28	3.44	3.40	3.54
Efficiency ratio	58.77	53.25	57.65	56.66
Loan to deposit ratio	88.32	74.92
Capital Ratios:
Tangible Common Equity	6.5%	8.4%
Leverage ratio	8.4	10.2
Tier 1 Risk Based Capital	9.3	12.8
Total Risk Based Capital	11.3	13.8
Asset Quality Ratios:
Net charge-offs to average loans outstanding(1)	0.04%	0.02%
Non-accrual loans to gross loans	0.05	0.01
Non-accrual loans to total assets	0.03	0.00
Loans past due 90 days and still accruing to total loans	0.03	0.00
Allowance for loan losses to gross loans	1.12	1.18
Allowance for loan losses to non-accrual loans	> 10 times	> 10 times

(1)	Annualized for the three and twelve-month periods ended December 31, 2006 and 2005.

RECENT DEVELOPMENTS OF FICN

Unaudited Consolidated Financial Results for 2006 (Compared to 2005)

Total assets were $428.0 million at December 31, 2006, an increase of 21.0% from $353.8 million at December 31, 2005. Loans were $288.4 million at December 31, 2006, an increase of $56.4 million from December 31, 2005. Deposits were $386.2 million at December 31, 2006, an increase of $65.7 million from December 31, 2005. Stockholders’ equity increased approximately $6.2 million to $31.8 million at December 31, 2006. FICN had 89 full-time equivalent employees on December 31, 2006, compared to 84 full-time equivalent employees on December 31, 2005. Net income was $5.1 million, or $4.26 per diluted share, for 2006, compared with $4.4 million, or $3.74 per diluted share, for 2005.

The following tables contain selected consolidated financial and other data of FICN at the dates and for the periods indicated. The information at and for the year ended December 31, 2006 is unaudited. However, in the opinion of FICN management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made.

	For the Year Ended
	December 31,
	2006	2005
	($ in millions)

Selected Balance Sheet Data:
Total assets	$428.0	$353.8
Loans	288.4	232.0
Investment securities	64.4	73.9
Federal funds sold	37.5	12.4
Deposits	386.2	318.7
Other Liabilities	2.7	2.2
Junior subordinated debt	7.2	7.2
Stockholders’ equity	31.8	25.6

	For the Year Ended
	December 31,
	2006	2005
	($ in thousands)

Selected Income Statement Data:
Interest income	$25,495	$18,799
Interest expense	7,683	3,568

Net interest income	17,812	15,231

Non-interest income	933	885
Non-interest expense	10,690	8,967
Gain (loss) on securities	(27)	(8)
Gain (loss) on fixed assets	0	(3)
Provision for loan losses	455	645

Net income before tax provision	7,573	6,493
Provision for Taxes	2,496	2,097

Net Income	$5,077	$4,396

Common Share Data:
Net income per share:
Basic	$4.63	$4.04
Diluted	4.26	3.74
Book value per share	28.43	23.47
Tangible book value per share	28.43	23.47

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are highlights from Western Alliance’s consolidated financial data of and for the years ended December 31, 2001 through 2005 and Western Alliance’s unaudited consolidated financial data as of and for the nine months ended September 30, 2005 and 2006. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations of Western Alliance for the full year. Western Alliance’s management prepared the unaudited information on the same basis as it prepared Western Alliance audited consolidated financial statements. In the opinion of Western Alliance’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with Western Alliance’s consolidated financial statements and related notes for the years ended December 31, 2003 through 2005 and for the nine months ended September 30, 2006 and 2005 that are incorporated by reference to this joint proxy statement/prospectus and from which this information is derived. See also “Where You Can Find More Information” on page 61 and “Information Incorporated by Reference” on page 62.

	At or for the
	Nine Months Ended
	September 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		($ in thousands, except per share data)

Selected Balance Sheet Data:
Total assets	$4,002,793	$2,745,014	$2,857,271	$2,176,849	$1,576,773	$872,074	$602,703
Loans receivable (net)	2,886,533	1,598,253	1,772,145	1,173,264	721,700	457,906	400,647
Securities available for sale	448,140	595,959	633,362	659,073	583,684	227,238	73,399
Securities held to maturity	105,993	117,116	115,171	129,549	132,294	5,610	6,055
Federal funds sold	103,789	203,999	63,186	23,115	4,015	113,789	73,099
Deposits	3,250,279	2,347,498	2,393,812	1,756,036	1,094,646	720,304	549,354
Short-term borrowings and long-term debt	110,038	119,510	158,682	249,194	338,661	50,000	—
Junior subordinated debt	61,857	30,928	30,928	30,928	30,928	30,928	15,464
Subordinated debt	20,000	—	—	—	—	—	—
Stockholders’ equity	393,070	238,253	244,223	133,571	97,451	67,442	35,862
Selected Income Statement Data:
Interest income	165,923	95,935	134,910	$90,855	$53,823	$39,117	$35,713
Interest expense	57,710	22,208	32,568	19,720	12,798	9,771	9,140

Net interest income	108,213	73,727	102,342	71,135	41,025	29,346	26,573
Provision for loan losses	3,950	4,217	6,179	3,914	5,145	1,587	2,800

Net interest income after provision for loan losses	104,263	69,510	96,163	67,221	35,880	27,759	23,773
Noninterest income	12,609	8,735	12,138	8,726	4,270	3,935	3,437
Noninterest operating expenses	69,147	47,814	64,864	44,929	27,290	19,050	18,256

Income before income taxes	47,725	30,431	43,437	31,018	12,860	12,644	8,954
Income taxes	16,844	10,808	15,372	10,961	4,171	4,235	3,001

Net income	$30,881	$19,623	$28,065	$20,057	$8,689	$8,409	$5,953

Common Share Data:
Net income per share:
Basic	$1.22	$0.99	$1.36	$1.17	$0.61	$0.79	$0.55
Diluted	1.11	0.90	1.24	1.09	0.59	0.78	0.54
Book value per share	14.57	10.45	10.71	7.32	5.84	4.85	3.31
Average shares outstanding:
Basic	25,216,135	19,841,670	20,583,022	17,189,687	14,313,611	10,677,736	10,730,738
Diluted	27,832,951	21,856,613	22,666,161	18,405,120	14,613,173	10,715,448	11,038,275
Common shares outstanding	26,977,063	22,793,241	22,810,491	18,249,554	16,681,273	13,908,279	10,850,787

	At or for the
	Nine Months Ended
	September 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		($ in thousands, except per share data)

Selected Performance Ratios:
Return on average assets(1)	1.16%	1.09%	1.13%	1.05%	0.76%	1.22%	1.11%
Return on average stockholders’ equity(1)	12.09	14.82	14.37	17.48	12.19	19.39	15.04
Net interest margin(1)	4.42	4.39	4.40	4.00	3.83	4.57	5.50
Net interest spread(1)	3.29	3.58	3.53	3.43	3.27	3.72	4.39
Efficiency ratio	57.07	57.98	56.66	56.26	60.25	57.24	60.83
Selected Liquidity and Capital Ratios:
Loan to deposit ratio	89.83%	68.90%	74.92%	67.68%	66.97%	64.47%	74.13%
Risk based capital:
Leverage capital	8.4	10.3	10.2	7.7	8.9	11.2	8.5
Tier 1	9.5	13.6	12.8	10.9	13.3	15.4	10.4
Total	11.0	14.6	13.8	12.0	14.4	18.1	12.3
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans outstanding	0.05%	0.02%	0.02%	0.00%	0.17%	0.19%	0.27%
Non-accrual loans to gross loans	0.02	0.01	0.01	0.13	0.03	0.22	0.17
Non-accrual assets to total assets	0.00	0.01	0.00	0.07	0.01	0.12	0.11
Allowance for loan losses to gross loans	1.13	1.19	1.18	1.28	1.55	1.39	1.61
Allowance for loan losses to non-accrual loans	5,481.79	720.24	19,805.61	959.84	4,137.45	181.71	711.82
Growth Ratios and Other Data:(2)
Percentage change in net income	57.4%	44.0%	39.9%	130.8%	3.3%	41.3%	17.6%
Percentage change in diluted net income per share	23.3	18.4	13.8	84.7	(24.4)	44.4	17.4
Percentage change in assets	45.8	29.1	31.3	38.1	80.1	44.7	35.7
Percentage change in gross loans, including deferred fees	80.5	49.0	50.9	62.1	57.9	14.0	25.5
Percentage change in deposits	38.5	38.9	36.3	60.4	52.0	31.1	33.9
Percentage change in equity	65.0	86.2	82.8	37.1	44.5	88.1	11.0
Number of branches	29	15	16	13	10	5	5

(1)	Annualized for the nine-month periods ended September 30, 2006 and 2005.

(2)	Ratios of changes in income are computed based upon the growth over the comparable prior period. Ratios of changes in balance sheet data compare period-end data against the same data from the comparable period-end for the prior year.

INFORMATION ABOUT FICN

General

FICN is a registered bank holding company under the Bank Holding Company Act of 1956. FICN was incorporated in 2001 in order to serve as the holding company for First Independent Bank of Nevada, or First Independent Bank. FICN’s principal office is located at 5335 Kietzke Lane, Reno, Nevada 89511. FICN had approximately 111 shareholders as of December 31, 2006 and 1,120,074 shares of common stock issued and outstanding. On a consolidated basis, as of December 31, 2006, FICN had approximately $428.0 million in total assets, $288.4 million in total loans, $386.2 million in deposits and $31.8 million in total equity. There is no established public trading market for the common stock of FICN.

First Independent Bank was organized as a Nevada banking corporation in 1999 and began operations in September 1999. First Independent Bank is chartered to engage in the business of banking by the Nevada

Division of Financial Institutions and receives deposit insurance from and is regulated by the Federal Deposit Insurance Corporation. First Independent Bank provides a full range of traditional banking services, with a special emphasis on serving the banking needs of the Northern Nevada area’s business community. Although First Independent Bank also offers consumer-banking services, it generally targets its services to the needs of commercial customers. First Independent Bank’s services include the acceptance of checking, savings, and money market deposits (all of which are insured by the FDIC up to applicable limits), and the granting of commercial, real estate, construction, small business administration and consumer loans. First Independent Bank also offers traveler’s checks, safe deposit boxes, courier and other services. Its headquarters is located at 5335 Kietzke Lane, Reno, Nevada 89511 and it operates four branch locations in the greater Reno-Sparks area and in the Fallon central business district.

Bank Lending

First Independent Bank grants commercial, construction, real estate and consumer loans to customers. First Independent Bank’s loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrower. First Independent Bank’s policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk that First Independent Bank is willing to accept.

First Independent Bank had loan loss reserves of approximately $3.5 million (approximately 1.20% of its total loan portfolio) as of December 31, 2006. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against allowance for loan losses when management of First Independent believes the collection of loan principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans, prior credit loss experience and peer bank experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall quality, review of specific problem credits, and current economic conditions that may affect the bank’s borrowers. In addition, the FDIC, as an integral part of its examination process, periodically reviews First Independent Bank’s allowance for loan losses, and may require it to make additions to the allowance based on its judgment about information available to the FDIC at the time of its examination.

Employees/Labor Relations

As of December 31, 2006, FICN had no employees and First Independent Bank had a total of 89 full time equivalent employees. None of the companies’ employees is represented by a union. Management considers their working relationships with the First Independent Bank employees to be good and the companies have never experienced an interruption of operation due to any labor dispute.

Properties

First Independent Bank owns a 30,000 square foot commercial office building on over two acres on Kietzke Lane in Reno, Nevada. Such property is used for its retail banking business, for certain administrative and support functions and for the principal executive offices of FICN and First Independent Bank. The property is unencumbered by any mortgage debt. First Independent Bank subleases a small portion of the premises to a third party. In addition, First Independent Bank owns a 4,917 square foot free standing full service branch bank facility on approximately one acre of land in Sparks, Nevada. The property is unencumbered by any mortgage debt and no rent is charged for the use of these facilities. First Independent Bank also owns a 4,324 square foot free standing full service branch bank facility on approximately one acre of land off Interstate 80 and the Robb Drive interchange in West Reno, Nevada. Directly adjacent to the Robb Drive property, First Independent Bank owns an approximately one acre vacant parcel of land. This property is currently for sale and the bank, through it’s brokerage representation, is actively soliciting buyers. Both Robb Drive properties are unencumbered by any mortgage debt and no rent is charged for the use of these facilities or the vacant land.

First Independent Bank has agreed to lease approximately 3,920 square feet in Fallon, Nevada for a full service branch bank facility under a non-cancelable operating lease expiring in December 2017. The lease includes two renewal option periods of five years. The monthly rental for 2007 is $13,600 with annual increases of approximately 3.5% thereafter beginning in January of each subsequent year. In September 2005, First Independent Bank also entered into a ground lease for approximately one acre of land in the Spanish Springs area of Sparks, Nevada under a non-cancelable operating lease expiring September 2025. The lease includes four renewal option periods of five years. First Independent Bank entered into this ground lease for purposes of constructing a new branch bank facility. The land lease calls for monthly payments of $5,740 with a 10% increase on each five year anniversary of the initial lease.

Legal Proceedings

In the normal course of business, FICN and First Independent Bank may be involved in various legal proceedings. FICN is not aware of any proceedings, which are likely to have a material adverse effect on FICN’s financial position. FICN is currently not a party to any legal proceedings.

Securities Authorized for Issuance

The following table provides information regarding FICN’s equity compensation plans in effect at December 31, 2006.

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		under Equity
	to be Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	138,579	$20.42	33,942
Equity compensation plans not approved by shareholders	—	—	—

THE MERGER

The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A beginning on page A-1 and which is incorporated by reference into this document.

The Parties

Western Alliance and FICN have entered into an agreement and plan of merger pursuant to which Western Alliance will acquire FICN and its wholly owned subsidiary First Independent Bank of Nevada through the merger of FICN with and into Western Alliance, with Western Alliance surviving. FICN’s wholly owned subsidiary First Independent Bank of Nevada will survive the merger as a wholly owned subsidiary of Western Alliance.

Western Alliance is a bank holding company headquartered in Las Vegas, Nevada that provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through subsidiary banks and financial services companies located in Nevada, Arizona and California. On a consolidated basis, as of September 30, 2006, Western Alliance had approximately $4.0 billion in assets, $2.9 billion in total loans, $3.3 billion in deposits and $393.1 million in stockholders’ equity.

FICN is a bank holding company headquartered in Reno, Nevada. Through its wholly owned subsidiary, First Independent Bank of Nevada, FICN operates four banking offices and a commercial real estate brokerage division in the Reno/Sparks and Fallon communities of northern Nevada. On a consolidated basis, as of December 31, 2006, FICN had approximately $428.0 million in assets, $288.4 million in total loans, $386.2 million in deposits and $31.8 million in stockholders’ equity.

Background of the Merger

During the normal course of its business, the management and board of directors of FICN periodically reviewed and assessed the strategic options of the Company. Consistent with its fiduciary obligations to its shareholders, the board of directors of FICN periodically considered strategic options including strategies to grow and enhance FICN’s business through internal and external means. Those discussions included analyses of the financial institution merger market on a national and regional basis, the potential value of the FICN franchise based on current merger market fundamentals, and the potential market value of the FICN stock assuming the execution of its current business plan under various scenarios. The board of directors and management of FICN also routinely discussed the increasing level of competition, continuing consolidation, regulatory burden and related costs, and other developments in the financial services industry.

In this regard, a number of strategic alternatives to maximize value for shareholders including potential acquisitions, organic growth opportunities, and capital management options were discussed at a board of directors meeting on October 26, 2006. Furthermore, the potential alternative of merging with a larger organization was also discussed. In a presentation by Hovde Financial, Inc. (“Hovde”), an investment banking firm used by the board to provide financial analysis from time to time, the board reviewed management’s financial forecasts as well as the potential value of FICN on a sale. Additionally, the board discussed the characteristics of several potential partners, including Western Alliance, and the requirements that would have to be satisfied in order to be considered as a candidate for a merger.

In light of the potential sale alternative discussed, the board agreed at the October 26, 2006 board meeting to accept an invitation that had been previously extended to meet with representatives from Western Alliance. On November 6, 2006 Robert Sarver, Chairman and CEO of Western Alliance, Dale Gibbons, CFO of Western Alliance, Larry Woodrum, former CEO of Bank of Nevada and current director of Western Alliance, and James Lundy, current CEO of Alliance Bank of Arizona met in Reno with FICN’s strategic planning committee and executive management team, including John P. Sande, III, Chairman, Leo Seevers, Vice Chairman, Blake Smith, director, Grant Markham, CEO and director, Jim DeVolld, President, and Lisa Milke, CFO. In addition to discussing operational topics, Mr. Sarver communicated to the FICN representatives Western Alliance’s desire for a partnership with FICN, including integration strategies and the potential both companies could achieve as a combined entity. No pricing was discussed at this meeting.

Following the November 6, 2006 meeting and through a letter dated November 14, 2006, Western Alliance submitted a non-binding indication of interest to acquire FICN. In addition to pricing and a stock and cash mixture consideration, the indication detailed structural and social considerations including First Independent Bank remaining as a separate subsidiary, the management team and board of directors remaining in place, and one board member being added to the Western Alliance board. Western Alliance also expressed confidence in getting a transaction announced by the end of 2006 and closed in the first or second quarter of 2007. After discussion, the board determined that it was in the best interest of FICN and its shareholders to explore the prospect of a combination, concluding that a partnership could provide an attractive return on shareholder investment while providing access to additional capital to promote expansion opportunities and maintaining the people and structure in place at First Independent Bank.

In consideration of the Western Alliance indication and other potential partnership opportunities, the board of directors decided to retain Hovde to assist and advise in evaluating the offer from Western Alliance, explore other potential transactions, and issue a fairness opinion in the event such a transaction were to occur. FICN entered into an engagement agreement with Hovde on November 15, 2006.

In parallel to evaluating the Western Alliance indication of interest, the board of directors, with input and analysis from its advisors, authorized Hovde to contact on a confidential basis two other parties to gauge interest in a potential transaction. No due diligence material was distributed and no confidentiality agreements were requested. One of the parties indicated they would not be interested in a potential transaction at this time. The other party indicated that they would be interested in making an acquisition in the region; however, they referenced a significant concern about pricing in the current merger market. After considering the high-level feedback received from the additional parties and the offer from Western Alliance, the board of directors elected to begin negotiations of an agreement exclusively with Western Alliance and to begin due diligence. A confidentiality agreement was executed by Western Alliance on November 15, 2006 and due diligence took place over the next few weeks, including an onsite review of FICN’s loan portfolio, operations, and facilities. FICN also reviewed public information available on Western Alliance to gain comfort on the reinvestment opportunity in Western Alliance’s common stock.

FICN retained Jones Vargas as legal counsel in connection with the negotiations with Western Alliance. On November 24, 2006, Western Alliance provided to FICN and its representatives an initial draft of the merger agreement. During the following weeks, the parties and their representatives continued due diligence and negotiated the terms of the merger agreement and ancillary agreements. The terms of the employment agreements for certain executives and managers of FICN and First Independent Bank were also negotiated during this period.

Western Alliance’s board of directors met on December 18, 2006 to discuss the proposed transaction and terms of the agreement. After this discussion, Western Alliance’s board approved the transaction by the unanimous vote of all directors, and authorized management to execute and deliver the merger agreement, with such changes as management, on the advice of legal counsel, deemed necessary or appropriate.

A special meeting of FICN’s board of directors was held on December 19, 2006 to discuss the proposed transaction and terms of the agreement. Jones Vargas provided a review of the merger agreement and ancillary agreements and directors’ fiduciary duties in connection with a possible transaction with Western Alliance. Hovde presented a summary of its financial analyses relating to the proposed merger and responded to questions posed by the board of directors. Hovde provided its written opinion that, as of the date of the opinion and based upon and subject to the considerations described in the opinion, the consideration to be received by the holders of common stock in the proposed merger was fair, from a financial point of view, to such holders. The board meeting included, among other things, discussions of the form of consideration to be received by the shareholders of FICN, the break-up fee, potential price adjustments, caps and collars, the current stock price of Western Alliance, and the implications to FICN’s shareholders, employees and customers. Also discussed were the reasons for completing the merger weighed against the implications of FICN remaining independent. FICN’s board of directors evaluated the information provided in the presentation made by Hovde and fairness opinion that was presented. After due deliberations, the board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable to, fair to and in the best interests of FICN and its shareholders and voted unanimously to approve the terms of the merger agreement and the merger.

FICN and Western Alliance executed the definitive merger agreement on December 19, 2006, and a joint press release was issued later that evening.

Reasons for the Merger and Recommendation of the FICN Board of Directors

FICN’s board of directors has determined that the merger is fair to and in the best interests of FICN and its shareholders and, by the unanimous vote of all the directors of FICN present at the meeting, approved and adopted the merger agreement and the merger. ACCORDINGLY, FICN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF FICN COMMON STOCK VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

In the course of reaching its determination, FICN’s board of directors consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and reviewed with its financial advisors, Hovde, Inc, and its senior management of FICN, among other things, operational matters, the financial aspects and the fairness of the transaction to the shareholders from a financial point of view.

In reaching its determination to approve the merger agreement, FICN’s board of directors considered all factors it deemed material. The board of directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of FICN. In this regard, FICN’s board of directors considered the performance trends of FICN over the past several years. The board of directors compared FICN’s current and anticipated future operating results to publicly available financial and other information for other similarly sized banking institutions. The board also considered the ability of FICN to grow as an independent institution, the prospects of FICN to make potential acquisitions, and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, FICN’s board of directors considered the long-term as well as the short-term interests of FICN and its shareholders, including whether those interests may best be served by continued independence.

The board of directors used this information in analyzing the options available to FICN.

In reaching its decision to approve the merger agreement and the merger, the board of directors also considered a number of factors, including the following:

1. FICN’s board of directors considered the opinion, dated December 19, 2006, of its financial advisor, Hovde Financial, Inc. to the effect that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of FICN common stock. The fairness opinion is included in this proxy statement/prospectus in Appendix C beginning on page C-1.

2. FICN’s board compared the purchase price offered for the common stock to the purchase prices obtained by comparable companies in recent transactions.

3. FICN’s board of directors considered the current operating environment, including but not limited to the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. FICN’s board of directors also considered the current and prospective economic and competitive conditions facing FICN in its market areas. FICN’s board also considered the challenges facing FICN in remaining an independent banking institution, the lack of opportunities to grow through potential acquisitions or “merger of equals,” and the difficulties of further enhancing shareholder value.

4. FICN’s board of directors reviewed the terms and conditions of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to closing, and the fact that the merger agreement permits FICN’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited superior proposal to acquire FICN, and provisions providing for FICN’s payment of a termination fee to Western Alliance in certain circumstances.

5. FICN’s board of directors considered the ability of Western Alliance to pay the merger consideration, and accordingly, reviewed Western Alliance’s financial condition, results of operations, liquidity and capital position.

6. FICN’s board of directors considered the ability of Western Alliance to consummate the transaction in an efficient and timely manner based on its history of consummating other acquisitions.

7. FICN’s board of directors considered the likelihood of the merger being approved by the appropriate regulatory authorities. See “The Merger — Regulatory Approvals” beginning on page 28 of this proxy statement/prospectus for more information.

8. FICN’s board of directors examined current financial market conditions with respect to shares of FICN common stock. In particular, the board noted that shares of Western Alliance common stock are publicly traded on the New York Stock Exchange while FICN’s common stock is relatively illiquid.

9. FICN’s board of directors considered the potential impact of the merger on FICN’s customers. The board viewed the potential impact on customers as positive in view of Western Alliance’s history of providing exceptional service to customers, and the fact that the merger will enhance the services available to FICN’s customers without sacrificing the personal attention and dedication that FICN has offered.

10. FICN’s board of directors considered the merger’s impact on FICN’s employees and offices. The board viewed the impact on employees as generally positive, in that they would become part of a more geographically diversified institution with greater resources and opportunities than FICN.

11. FICN’s board of directors considered community and societal considerations, and Western Alliance’s commitment to local civic groups, charitable organizations, and the towns and cities in which it operates.

12. FICN’s board of directors considered the fact that the shareholders of Western Alliance would not be required to approve the merger agreement.

This description of the information and factors considered by FICN’s board of directors is not intended to be exhaustive, but is believed to include all material factors the board considered. In determining whether to approve and recommend the merger agreement, FICN’s board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, FICN’s board of directors approved and adopted the merger agreement and the merger as being in the best interests of FICN and its shareholders, based on the total mix of information available to the board.

Purpose and Effects of the Merger

The purpose of the merger is to enable Western Alliance to acquire the assets and business of FICN and its subsidiary First Independent Bank of Nevada. First Independent Bank of Nevada will continue to operate following the merger as a subsidiary of Western Alliance.

Structure

FICN will merge into Western Alliance with Western Alliance continuing as the surviving entity following the merger. When the merger takes place, except as discussed below, each issued and outstanding share of FICN’s common stock will be converted into the right to receive cash and shares of Western Alliance’s common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of Western Alliance common stock. Shares of FICN’s common stock held as treasury stock or held directly or indirectly by FICN, Western Alliance or any of their subsidiaries will be canceled and shall cease to exist.

Western Alliance and FICN expect that the merger will take place in the first half of 2007, or as soon as possible after we receive all required regulatory and shareholder approvals and all regulatory waiting periods expire. If the merger does not take place by September 30, 2007, the merger agreement may be terminated by either party unless both parties agree to extend it.

Merger Consideration

Cash or Stock Consideration.  You may elect to receive either $93.60 in cash or Western Alliance common stock of comparable value for each share of FICN common stock you own so long as Western Alliance’s weighted average trading price for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is between $32.91 and $39.13, unless you exercise your dissenter’s rights. If the weighted average Western Alliance trading price at that date is less than $32.91, you will receive, with respect to shares for which you have elected to receive Western Alliance common stock, shares of Western Alliance common stock based on an exchange ratio that is fixed at 2.84412 shares of Western Alliance common stock for each share of FICN common stock. If the weighted average Western Alliance stock price is more than $39.13, the exchange ratio will be fixed at 2.39203 shares of Western Alliance common stock for each share of FICN common stock. In either case, the amount of cash consideration paid per share for which an election to receive cash is made will remain $93.60 per share. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement which are intended to ensure that 80% of the

FICN shares are exchanged for shares of common stock of Western Alliance. Therefore, your ability to receive cash or stock in accordance with your election may depend on the elections of other FICN shareholders.

Western Alliance may opt to increase the exchange ratio in specific circumstances where FICN could otherwise terminate the merger agreement and likewise, FICN may opt to decrease the exchange ratio in specific circumstances where Western Alliance could otherwise terminate the merger agreement. In the case of any increase or decrease in the exchange ratio, because the formula with respect to the adjusted exchange ratio is dependent on the future price of Western Alliance’s common stock, it is not possible presently to determine what the adjusted ratio would be. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “— Termination of the Merger Agreement.”

Potential Additional Cash Consideration.  Shareholders and optionholders may also receive additional cash consideration of up to $2.38 per share depending upon the performance of certain credits in the FICN loan portfolio. Payment of additional cash consideration may occur at any time until two years following the closing of the merger. If certain loans identified in the merger agreement are repaid, this payment, which will not exceed $3.0 million in the aggregate, will be distributed to the shareholders and optionholders as additional cash consideration for the merger on a pro rata per share basis, including shares issuable pursuant to options outstanding as of the closing date of the merger. If, however, FICN, Western Alliance or their subsidiaries record a loss with respect to any of these loans, any distributions to be made as additional cash consideration will be reduced by the amount of such recorded loss and by expenses paid to third parties in connection with the attempted recovery of amounts due from those loans. Of this amount, approximately $0.79 per share, or $1.0 million in the aggregate, has become payable as of the date of this proxy statement/prospectus, pending the closing of the merger.

FICN Stock Options.  If you hold options to purchase FICN common stock that are outstanding at the effective time of the merger, you may choose either to cancel the options to purchase FICN common stock in exchange for cash consideration as provided in the merger agreement or to convert the options into options to purchase shares of Western Alliance common stock. If you do not make an election prior to the merger becoming effective, you will be deemed to have elected to receive the cash consideration.

If you elect to receive the cash consideration, you will receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the per share cash consideration of $93.60 over (B) the exercise price per share of such option and (ii) the number of shares of FICN common stock subject to such option.

If you elect to convert your options to purchase shares of FICN common stock into options to purchase shares of Western Alliance common stock, then:

•	the number of shares of FICN common stock subject to the option immediately before the effective time of the merger shall be multiplied by the applicable exchange ratio, provided that any fractional shares of Western Alliance common stock resulting from such multiplication shall be rounded down to the nearest whole share and

•	the exercise price per share of Western Alliance common stock under the option immediately after the effective time of the merger shall be equal to the exercise price per share of FICN common stock under the option immediately before the effective time of the merger, divided by the applicable exchange ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment will be made in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended. The options you receive from Western Alliance will be exercisable immediately. The duration and other terms of the FICN options will otherwise be unchanged except that all references to FICN in any of the FICN stock plans (and corresponding references in any option agreement documenting such option) shall be deemed to be references to Western Alliance.

The merger will also result in acceleration of the vesting of all options issued under FICN’s stock option plan.

Non-Electing Shares.  FICN shareholders who make no election to receive cash or Western Alliance common stock in the merger, and FICN shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, Western Alliance common stock or a mix of cash and shares of Western Alliance common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other FICN shareholders using the proration adjustment described below.

Election Limitations.  The merger agreement provides proration and allocation procedures to ensure that 80% of the FICN shares of common stock are exchanged for shares of Western Alliance common stock. The remaining shares of FICN common stock will be converted into cash. Therefore, the cash elections are subject to proration to preserve this requirement regarding the number of shares of FICN common stock to be converted into Western Alliance common stock in the merger. As a result, if you elect to receive only cash, or only stock, you may nevertheless receive a mix of cash and stock. In addition, the total number of shares to be issued by Western Alliance is not to exceed one share less than 20% of the total number of shares of Western Alliance common stock outstanding immediately prior to the effective time of the merger.

Proration if Too Much Stock is Elected.  If FICN shareholders elect to receive more Western Alliance common stock than Western Alliance has agreed to issue in the merger, then all FICN shareholders who elected to receive cash will receive cash and those shareholders who have elected Western Alliance common stock or have made no election will be treated in the following manner:

•	If the number of shares held by FICN shareholders who have made no election is sufficient to make up the shortfall in the number of shares of FICN common stock to be converted into cash, then all FICN shareholders who made a stock election with respect to some or all of their shares will receive Western Alliance common stock for all of the shares with respect to which they made a stock election, and those shareholders who made no election will receive a combination of cash and Western Alliance common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by FICN shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into cash and those FICN shareholders who made a stock election with respect to some or all of their shares will receive a combination of cash and Western Alliance common stock in whatever proportion is necessary to make up the shortfall.

Proration if Too Much Cash is Elected.  If FICN shareholders elect to receive shares of Western Alliance common stock in exchange for less than 80% of FICN common stock, then all FICN shareholders who elected to receive Western Alliance common stock will receive Western Alliance common stock and those shareholders who have elected cash or have made no election will be treated in the following manner:

•	If the number of shares held by FICN shareholders who have made no election is sufficient to make up the shortfall in the number of shares of FICN common stock to be converted into shares of Western Alliance common stock, then all FICN shareholders who made a cash election with respect to some or all of their shares will receive cash for all of the shares with respect to which they made a cash election, and those shareholders who made no election will receive a combination of cash and Western Alliance common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by FICN shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into Western Alliance common stock and those FICN shareholders who made a cash election with respect to some or all of their shares will receive a combination of cash and Western Alliance common stock in whatever proportion is necessary to make up the shortfall.

Fractions of Shares.  Certificates for fractions of shares of Western Alliance’s common stock will not be issued. Instead of a fractional share of Western Alliance’s common stock, an FICN shareholder will be entitled to receive an amount of cash equal to the product obtained by multiplying (A) the fractional share interest to which the holder would otherwise be entitled by (B) the average of the 4:00 p.m. Eastern time closing sales prices of Western Alliance common stock reported on the New York Stock Exchange composite tape for the five consecutive trading days immediately preceding the last trading day prior to the closing date for the merger.

Conversion.  The conversion of FICN’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time of the merger, Western Alliance will cause its exchange agent to pay the “purchase price” to each FICN shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares (if any) of Western Alliance’s common stock, (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of Western Alliance’s common stock, payable to each holder of FICN’s common stock.

Election Procedures for Shareholders; Surrender of Stock Certificates

An election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. The election form entitles the record holder of FICN common stock to specify (a) the number of shares of FICN common stock owned by such holder for which the holder elects to receive shares of Western Alliance common stock, or (b) the number of shares of FICN common stock owned by such holder for which the holder elects to receive $93.60 in cash, without interest. If no election is made, then such holder shall receive cash, stock or a combination of cash and stock in the merger as outlined above.

To make an effective election, a record shareholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before the election deadline, which is 5:00 p.m., New York City time, on          , 2007. An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of FICN common stock covered by the election form. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

Shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to transfer their shares of FICN common stock during the interval between the election deadline and the date of completion of the merger.

FICN shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of FICN common stock designated as non-election shares and will receive cash, stock or a combination of stock and cash in the merger as outlined above. FICN stock certificates represented by elections that have been revoked will be returned without charge.

Western Alliance will deposit with the exchange agent the certificates representing Western Alliance’s common stock and the cash to be issued to FICN shareholders in exchange for FICN’s common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to FICN shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their FICN stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of FICN’s common stock, together with the signed letter of transmittal, the FICN shareholder shall be entitled to receive, as applicable, (i) certificate(s) representing a number of whole shares of Western Alliance’s common stock determined in accordance with the applicable exchange ratio, (ii) a check representing the amount of cash to which such holder shall have become entitled to, and (iii) a check representing the amount of cash in lieu of fractional shares. You will not be paid dividends or other distributions declared after the merger with respect to any Western Alliance common stock into which your shares have been converted until you surrender your FICN stock certificates for exchange. No interest will be paid or accrue to FICN shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time of the merger, there will be no further transfers of FICN common stock. FICN stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and certify that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of Western Alliance’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by FICN shareholders for six months after the effective time of the merger will be returned to Western Alliance. Any FICN shareholder who has not exchanged shares of FICN’s common stock for the purchase price in accordance with the merger agreement before that time may look only to Western Alliance for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, Western Alliance, FICN, the exchange agent or any other person will not be liable to any FICN shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Election Procedures for Option Holders

If you hold options to purchase shares of FICN common stock, you will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash in exchange for the cancellation of your options or to convert your options into options to purchase shares of Western Alliance common stock. The election deadline will be the same as for elections with respect to shares of FICN common stock, which is 5:00 p.m., New York City time, on [ • ], 2007, the date prior to the date of the special meeting. To make an election, an optionholder must submit a properly completed election form and return it so that the form is actually received by American Stock Transfer & Trust Company at or before the election deadline in accordance with the instructions on the election form. FICN option holders who make no election with respect to their options, or who do not make a valid election, will be deemed to have elected to receive cash in exchange for their options. You may change or revoke your election by written notice received by American Stock Transfer & Trust Company prior to the election deadline. Optionholders will not be entitled to revoke or change their election following the election deadline, but may exercise their options in accordance with the terms thereof. Any exercise of options for which an election has been made will have the effect of automatically revoking such election. Once an option is exercised in accordance with its, such exercise cannot be revoked or undone. All elections will be revoked automatically if the merger agreement is terminated.

Regulatory Approvals

For the merger of Western Alliance and FICN to take place, we must receive approvals from the Federal Reserve Board (the “FRB”) and the Nevada Financial Institutions Division (the “NFID”). In this section, we refer to these approvals as the “required regulatory approvals”. Western Alliance and FICN have agreed to cooperate to obtain the required regulatory approvals.

On January 24, 2007, Western Alliance filed with the FRB an application under the Bank Holding Company Act of 1956, as amended, for approval of the merger of Western Alliance and FICN. This filing will require consideration by the FRB of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the companies and banks involved in the transaction, the effectiveness of the institutions involved in combating money laundering, the effect of the contemplated transaction on the convenience and needs of the communities to be served and the availability of information needed to determine and enforce compliance with the BHC Act. The Community Reinvestment Act of 1977, commonly referred to as the “CRA”, also requires that the FRB, in deciding whether to approve the merger, assess the records of performance of the insured depository institutions controlled by Western Alliance and FICN in meeting the credit and other needs of the communities they serve including low- and moderate- income neighborhoods. Both First Independent Bank of Nevada, FICN’s only bank, and Bank of Nevada, Western Alliance’s lead bank, received “outstanding” ratings at their most recent CRA performance evaluations by the FDIC. Western Alliance’s other subsidiary banks received “satisfactory” ratings at their most recent CRA evaluations by the FDIC. FRB regulations require publication of notice and an opportunity for public comment concerning the application filed in connection with the merger, and authorize the FRB to hold informal or formal hearings or meetings in connection with the application if the FRB, after reviewing the application or other materials, determines it desirable to do so or receives and acts favorably upon a request for a hearing or meeting. It is not unusual for the FRB to receive protests and other adverse comments from community groups and others. Any hearing or meeting, or comments provided by third parties, could prolong the period during which the merger is subject to review by the FRB. The merger may not be consummated for 30 days after action by the FRB unless the Department of Justice authorizes a waiting period of 15 days. During either the 15 or 30 day waiting period, the Department of Justice has authority to challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the FRB unless a court specifically orders otherwise. If the Department of Justice does not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

Application also will be made to the NFID in order to effect the merger of FICN into Western Alliance. This application will be subject to the review of the NFID under Chapter 666 of the Nevada Revised Statutes. In determining whether to approve the merger of Western Alliance and FICN, the Nevada Commissioner of Financial Institutions (the “Commissioner”) will consider Western Alliance’s subsidiary depository institutions’ records of compliance with the CRA and whether the proposed transaction will meet the needs of those counties whose populations are less than 100,000 and whose residents are not being adequately served by existing financial institutions. In addition, the Commissioner must also consider the effect of the proposal on Western Alliance and the banks that it and FICN control, as well as the effect of the merger on competition in banking.

Western Alliance and FICN are not aware of any other material governmental approvals that are required for the merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

The merger cannot take place without the required regulatory approvals, which we have not yet received. There is no assurance that we will receive these approvals, or if we do, when we will receive them or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the merger. Also, there is no assurance that the Department of Justice will not challenge the merger of Western Alliance and FICN on antitrust grounds following regulatory approval, or, if a challenge is made, what the result of a challenge would be.

Conditions to the Merger

Under the merger agreement, Western Alliance and FICN are not obligated to complete the merger unless the following conditions are satisfied:

•	the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of FICN common stock entitled to vote at the special meeting;

•	all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals have expired, and none of the regulatory approvals or statutory waiting periods contains a non-customary provision that materially alters the benefits for which Western Alliance bargained in the merger agreement;

•	the registration statement to be filed with the SEC to register the shares of Western Alliance common stock to be issued in the merger is declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement is issued and no proceedings for that purpose are initiated or threatened by the SEC; and

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger.

Western Alliance is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of FICN contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date;

•	FICN performs in all material respects all covenants and agreements contained in the merger agreement to be performed by FICN at or prior to the closing date;

•	FICN obtains the consents, approvals or waivers of each person whose consent or approval is required in order to permit the succession by Western Alliance pursuant to the merger to any obligation, right or interest of FICN or First Independent Bank of Nevada under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument;

•	no changes, other than changes contemplated by the merger agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of FICN or FICN subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the merger agreement) occur that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on FICN; and

•	each of certain individuals listed in the merger agreement execute and deliver an agreement containing non-competition, confidentiality and non-solicitation covenants that are reasonably satisfactory to Western Alliance.

FICN is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Western Alliance contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date;

•	Western Alliance performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date;

•	the shares of Western Alliance common stock to be issued in the merger are approved for listing on the NYSE; and

•	FICN receives an opinion of counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conduct of FICN Business Pending the Merger

The merger agreement contains various restrictions on the operations of FICN before the effective time of the merger. In general, the merger agreement obligates FICN to continue to carry on its businesses in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of FICN. The merger agreement prohibits FICN, without the written consent of Western Alliance, from:

•	declaring or paying any dividends or other distributions on its capital stock;

•	splitting, combining or reclassifying any of its capital stock;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issuing, delivering or selling (or authorizing or proposing to issue, deliver or sell) any securities, other than the issuance of additional shares of its common stock upon the exercise or fulfillment of rights or options issued or existing under FICN’s stock option plan in accordance with their present terms;

•	amending its articles of incorporation or bylaws;

•	making capital expenditures aggregating in excess of $25,000;

•	entering into any new line of business;

•	acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

•	taking any action that may result in any of its representations and warranties contained in the merger agreement becoming untrue or in any of the applicable conditions contained in the merger agreement not being satisfied;

•	changing its methods of accounting in effect at December 31, 2005, except as required by changes in regulatory or generally accepted accounting principles;

•	adopting, amending, renewing or terminating any plan, policy or agreement between FICN or its subsidiaries and their employees or directors, except as required by law or by the merger agreement;

•	entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, officer or employer of compensation or benefits other than merit increases consistent with past business practices, not to exceed 5% of such employee’s base salary;

•	hiring any new employee at an annual rate of compensation in excess of $70,000;

•	paying expenses of any employees or directors for attending conventions or similar meetings;

•	promoting any employee to a rank of vice president or more senior;

•	incurring any indebtedness for borrowed money or assuming the obligations of a third party, except for short-term borrowings with a maturity of six months or less in the ordinary course consistent with past practices;

•	selling, purchasing, opening or closing any banking or other office;

•	making any equity investments in real estate, other than in connection with foreclosures or settlements in lieu of foreclosures or troubled loan or debt restructurings, in the ordinary course of business consistent with past banking practices;

•	making any new loans or modifying the terms of any existing loans with any affiliated person of FICN;

•	incurring any deposit liabilities, other than in the ordinary course of business consistent with past practice;

•	purchasing any loans or selling, purchasing or leasing any real property other than consistent with past practices;

•	originating (a) any loans except in accordance with existing FICN lending policies and practices, (b) residential mortgage loans in excess of $250,000, (c) 30 year residential mortgage loans without interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (d) unsecured consumer loans in excess of $200,000, (e) commercial business loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or loans to related persons, (f) commercial real estate first mortgage loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or loans to related borrowers, or (g) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (e) and (f) other than in the ordinary course of business consistent with past practice;

•	making any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

•	selling or purchasing any mortgage loan servicing rights;

•	taking any actions that would prevent the transactions contemplated by the merger agreement from qualifying as a reorganization under section 368(a) of the Code; or

•	agreeing or committing to do any of the actions listed above.

No Solicitation

Under the merger agreement, FICN generally may not, and must instruct its officers, directors, employees, agents and other representatives not to, maintain, initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or reasonably may be expected to lead to any “competing proposal.” The merger agreement also prohibits FICN from holding discussions or negotiations relating to any competing proposal and from agreeing to or endorsing any competing proposal.

The merger agreement defines a “competing proposal” as (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of FICN or any business line of FICN that constitutes 15% or more of the net revenues, net income or assets of FICN or any of its subsidiaries or 15% or more of any class of equity securities of FICN, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owing 15% or more of any class of equity securities of FICN or any of its subsidiaries or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FICN or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

Notwithstanding the above restrictions, in connection with a “superior competing transaction” and subject to other specified conditions, FICN will be permitted to furnish information with respect to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire FICN; provided, however, that (a) the special meeting FICN shareholders to consider the merger has not occurred; (b) the FICN board of directors has determined in good faith, after consultation with outside counsel, that such action is reasonably required in order to comply with the board’s fiduciary duties to the FICN shareholders under Nevada law; (c) FICN provides prior written notice to Western Alliance of its decision to take such action; (d) FICN receives an executed confidentiality agreement on terms no less favorable to FICN than those contained in the confidentiality agreement between Western Alliance and FICN; and (e) FICN keeps Western Alliance informed, on a current basis, of the status and details of any such discussions or negotiations.

The merger agreement defines a “superior competing transaction” as any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of FICN common stock then outstanding or all or substantially all the assets of FICN, and otherwise on terms which the Board of Directors of FICN after consulting with legal counsel and FICN’s financial advisors, determines in its good faith judgment to be more favorable to its stockholders than the merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

Expenses; Breakup Fee

The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid for by the party incurring such expense. However, if the merger agreement is terminated by Western Alliance as a result of FICN’s failure to hold the special meeting within a specified time period, to recommend approval of the merger or to oppose any third party proposal, the merger agreement provides for FICN to pay all documented, reasonable costs and expenses of the terminating party up to $300,000, plus a breakup fee of $4.8 million. In the event the merger agreement is terminated by Western Alliance due to FICN’s shareholders’ not having approved the merger agreement and (a) after the date of the merger agreement (December 19, 2006) and before the special meeting date, there shall have been a “third party public event” (as defined in the merger agreement) and (b) within 12 months following such special meeting, FICN enters into an agreement for an “acquisition transaction” (as defined in the merger agreement) or an acquisition transaction otherwise occurs, FICN shall pay all documented, reasonable costs and expenses of Western Alliance up to $300,000, plus a breakup fee of $4.8 million. In the event the merger agreement is terminated by Western Alliance due to FICN’s willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, FICN shall pay all documented, reasonable costs and expenses of Western Alliance up to $300,000, plus a breakup fee of $4.8 million. In the event the merger agreement is terminated by Western Alliance due to FICN’s material breach (not willful) of a representation, warranty, covenant or other agreement contained in the merger agreement, FICN shall pay all documented, reasonable costs and expenses of Western Alliance up to $300,000. In the event FICN has given written notice to Western Alliance that FICN desires to enter into a superior competing proposal, FICN shall also pay all documented, reasonable costs and expenses of Western Alliance up to $300,000, plus a breakup fee of $4.8 million.

Opinion of Financial Advisor to FICN

Hovde Financial, Inc. (“Hovde”) has delivered to the Board of Directors of FICN its opinion that, based upon and subject to the various considerations set forth in its written opinion dated December 19, 2006, the total transaction consideration to be paid to the shareholders of FICN is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by FICN upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated December 19, 2006, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. FICN shareholders should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. FICN’s board of directors selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde will receive a fee from FICN for performing a financial analysis of the merger and rendering a written opinion to the Board of Directors of FICN as to the fairness, from a financial point of view, of the merger to FICN’s shareholders. Further, Hovde will receive a fee from FICN for rendering financial advisory services in connection with the merger, which is contingent upon the completion of the merger and which is calculated as a percentage of the consideration paid in connection with the merger. In addition to its fees and regardless of whether the merger is consummated, FICN has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any FICN shareholder as to how the shareholder should vote at the FICN shareholder meeting. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the FICN board by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the FICN board, but it does summarize all of the material analyses performed and presented by Hovde.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the FICN board and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FICN and Western Alliance. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the transaction consideration, from a financial point of view, to FICN shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which FICN might engage. In addition, as described above, Hovde’s opinion to the FICN board was one of many factors taken into consideration by the FICN board in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of FICN and Western Alliance and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available information concerning FICN and Western Alliance;

•	certain internal financial statements and other financial and operating data concerning FICN;

•	certain financial projections prepared by the management of FICN;

•	historical market prices and trading volumes of Western Alliance common stock;

•	the nature and terms of recent merger transactions;

•	the pro forma ownership of Western Alliance common stock by the shareholders of FICN relative to the pro forma contribution of FICN’s assets, liabilities, equity and earnings to the combined company;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	such other materials and factors as Hovde deemed appropriate.

Hovde conducted meetings and had discussions with members of senior management and the board of directors of FICN for purposes of reviewing the future prospects of FICN. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by FICN were reasonably prepared and reflected the best currently available estimates and judgments of senior management of FICN as to the future financial performance of FICN. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of FICN. Hovde assumed and relied upon the accuracy and completeness of the public and non-public financial information provided to it by FICN and Western Alliance, relied upon the representations and warranties of FICN and Western Alliance made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

The merger agreement provides that the total merger consideration shall include additional payments of up to $3 million in cash to the shareholders of FICN after the closing and at such times as set forth in the merger agreement if certain contingencies are satisfied. Hovde’s willingness to render its opinion was not dependent on whether these contingent payments were made.

Analysis of Selected Mergers.  As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2005, that involved banks in the United States that had total assets between $250 million and $600 million (the “United States Merger Group”). This United States Merger Group consisted of the following 22 transactions:

Buyer	Seller

Banner Corp (WA)	F&M Bank (WA)
City National Corp. (CA)	Business Bank Corporation (NV)
American West Bancorp. (WA)	Far West Bancorporation (UT)
Provident Financial Services (NJ)	First Morris Bank & Trust (NJ)
Integra Bank Corp. (IN)	Prairie Financial Corporation (IL)
Whitney Holding Corp. (LA)	Signature Financial Hldgs (FL)
Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
IBERIABANK Corp. (LA)	Pulaski Investment Corp. (AR)
Sterling Bancshares Inc. (TX)	BOTH Inc. (TX)
Community Bancorp (NV)	Valley Bancorp (NV)
First Charter Corp. (NC)	GBC Bancorp Inc. (GA)
First Republic Bank (CA)	BWC Financial Corp. (CA)
Mercantile Bankshares Corp. (MD)	James Monroe Bancorp Inc. (VA)
Midwest Banc Holdings Inc. (IL)	Royal American Corporation (IL)
Western Alliance Bancorp (NV)	Intermountain First Bancorp (NV)
Cascade Bancorp (OR)	F & M Holding Company (ID)
Wintrust Financial Corp. (IL)	Hinsbrook Bancshares Inc. (IL)
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Cullen/Frost Bankers Inc. (TX)	Horizon Capital Bank (TX)
Fulton Financial Corp. (PA)	SVB Financial Services Inc. (NJ)

Hovde also reviewed comparable mergers involving banks in the Western United States that had total assets between $200.0 million and $1.0 billion which have occurred since January 1, 2005 (the “Western U.S. Merger Group”). This Western U.S. Merger Group consisted of the following 18 transactions:

Buyer	Seller

Banner Corp (WA)	F&M Bank (WA)
U.S. Bancorp (MN)	United Financial Corp. (MT)
City National Corp. (CA)	Business Bank Corporation (NV)
Industrial Bank of Taiwan	Evertrust Bank (CA)
Community Bancorp (NV)	Valley Bancorp (NV)
First Republic Bank (CA)	BWC Financial Corp. (CA)
First Community Bancorp (CA)	Community Bancorp Inc. (CA)
Glacier Bancorp Inc. (MT)	Citizens Development Co. (MT)
Vineyard National Bancorp (CA)	Rancho Bank (CA)
Placer Sierra Bancshares (CA)	Southwest Community Bancorp (CA)
Western Alliance Bancorp (NV)	Bank of Nevada (NV)
Western Alliance Bancorp (NV)	Intermountain First Bancorp (NV)
Cascade Bancorp (OR)	F & M Holding Company (ID)
First Community Bancorp (CA)	Foothill Independent Bancorp (CA)
First Community Bancorp (CA)	Cedars Bank (CA)
East West Bancorp Inc. (CA)	United National Bank (CA)
First Community Bancorp (CA)	First American Bank (CA)
Pacific Capital Bancorp (CA)	First Bancshares Inc. (CA)

In addition, Hovde also reviewed transaction history of comparable mergers involving banks headquartered in the state of Nevada (the “Nevada Merger Group”) with total assets greater than $100.0 million which have occurred since January 1, 1990. This Nevada Merger Group consisted of the following 14 transactions:

Buyer	Seller

City National Corp. (CA)	Business Bank Corporation (NV)
Community Bancorp (NV)	Valley Bancorp (NV)
Bank Holdings (NV)	NNB Holdings Inc. (NV)
Western Alliance Bancorp (NV)	Bank of Nevada (NV)
Western Alliance Bancorp (NV)	Intermountain First Bancorp (NV)
Community Bancorp (NV)	Bank of Commerce (NV)
Zions Bancorp. (UT)	Pioneer Bancorporation (NV)
First Security Corp. (UT)	Comstock Bancorp (NV)
First Security Corp. (UT)	XEON Financial Corp. (NV)
Colonial BancGroup Inc. (AL)	Commercial Bank of Nevada (NV)
Zions Bancorp. (UT)	Sun State Capital Corporation (NV)
First Security Corp. (UT)	American Bancorp of Nevada (NV)
First Security Corp. (UT)	Continental Bancorporation (NV)
BankAmerica Corp. (CA)	Valley Capital Corporation (NV)

Hovde calculated the medians and averages of the following relevant transaction ratios in the United States Merger Group, the Western U.S. Merger Group and the Nevada Merger Group: the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; the tangible book value premium to core deposits; the multiple of the offer value to the acquired company’s tangible book value; and the multiple of the offer value to the acquired company’s book value. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $115.0 million, or $93.60 per FICN fully diluted share. In calculating the multiples for the merger, Hovde used FICN’s earnings for the twelve months ended September 30, 2006, and FICN’s balance sheet information as of September 30, 2006. The results of this analysis are as follows:

Offer Value to:

		Ratio of
		Tangible
		Book Value
		Premium to
	12 Months	Core		Tangible
	Preceding Earnings	Deposits	Book Value	Book Value
	(x)	(%)	(%)	(%)

First Independent Capital of Nevada	22.0	26.2	384.7	386.4
United States Merger Group median	21.4	27.6	318.7	330.9
United States Merger Group average	21.5	26.9	327.1	332.3
Western U.S. Merger Group median	21.3	25.3	299.6	308.8
Western U.S. Merger Group average	21.2	26.8	300.1	315.0
Nevada Merger Group median	20.0	24.9	298.9	298.9
Nevada Merger Group average	20.3	24.1	310.7	313.4

Discounted Cash Flow Analysis.  Hovde estimated the present value of all shares of FICN common stock by estimating the value of FICN’s estimated future earnings stream beginning in 2006. Reflecting FICN’s internal projections and Hovde estimates, Hovde assumed net income in 2006, 2007, 2008, 2009 and 2010 of $4.9 million, $5.9 million, $6.8 million, $7.8 million, and $8.9 million, respectively. The present value of these earnings was calculated based on a range of discount rates between 12.5% and 15.5%. In order to derive the terminal value of FICN’s earnings stream beyond 2010, Hovde assumed a terminal value based on a multiple of between 14.2x and 18.2x applied to free cash flows in 2010. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of FICN’s common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of FICN’s stock of approximately $61.9 million (at a 15.5% discount rate and a 14.2x terminal multiple) to $90.5 million (at a 12.5% discount rate and a 18.2x terminal multiple) with a midpoint of $75.4 million (using a 14.0% discount rate and a 16.2x terminal multiple), compared to total merger consideration of $115.0 million.

Contribution Analysis.  Hovde prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total common equity, and total tangible equity at September 30, 2006 for FICN and for Western Alliance, and actual twelve months preceding earnings as well as expected 2006 and 2007 expected earnings that would be contributed to the combined company on a pro-forma basis by FICN and Western Alliance. Expected earnings for FICN reflected internal projections and expected earnings for Western Alliance reflected publicly available consensus analyst estimates. The offer analysis indicated that holders of FICN common stock would own approximately 8.75% of the pro forma common shares outstanding of Western Alliance, while contributing a median of 9.07% of the financial components listed above. This pro forma ownership is based on the total consideration being paid to FICN’s shareholders consisting of 80.0% of Western Alliance common stock and 20.0% in cash. If total consideration to FICN shareholders were in the form of 100.0% stock, FICN’s resulting implied pro forma ownership of 10.70% would compare more favorably than the median contribution value of 9.07%.

FICN
Contribution
to WAL

Total assets	9.13%
Total net loans	9.01%
Total deposits	10.04%
Total equity	7.07%
Total tangible equity	10.78%
Net income — LTM	11.72%
Net income — 2006 expected	8.71%
Net income — 2007 expected	8.76%
Median FICN Contribution Percentage	9.07%
Actual FICN Pro Forma Ownership	8.75%
FICN Pro Forma Ownership (adjusted for cash component)	10.70%

Rates of Return to FICN shareholders.  Hovde prepared an analysis of the rates of return for FICN based on a number of scenarios based on dividend income and stock prices and their resulting return on investment over a five-year horizon: (i) FICN standalone, (ii) FICN affiliating in five years, (iii), FICN affiliating with Western Alliance assuming the proposed exchange ratio of 2.63114 for the stock consideration, and (iv) FICN affiliates with Western Alliance and Western Alliance is subsequently acquired in five years. The rates of return for the five year period beginning in 2006 are summarized below:

Rate of
Scenario	Return

FICN Standalone	15.00%
FICN Affiliates in 5 years	19.07%
FICN Affiliates with Western Alliance	27.11%
FICN Affiliates with Western Alliance and Western Alliance is acquired in 5 years	29.79%

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the transaction consideration was fair from a financial point of view to FICN shareholders.

Representations and Warranties

In the merger agreement, FICN made representations and warranties to Western Alliance. The material representations and warranties of FICN are the following:

•	the proper organization and good standing of FICN and First Independent Bank of Nevada;

•	insurance of the FICN’s deposit accounts by the FDIC;

•	capitalization of FICN and First Independent Bank of Nevada and ownership of shares of First Independent Bank of Nevada;

•	existence of corporate power and authority of FICN and First Independent Bank of Nevada to execute, deliver and perform their various obligations under the transaction documents;

•	board approval of the merger agreement;

•	a listing of all consents and approvals required to complete the merger;

•	proper presentation of financial statements;

•	FICN’s filings with the regulators comply in all material respects with applicable requirements;

•	no broker’s fees other than to Hovde, FICN’s financial advisor;

•	absence of any material adverse change in FICN;

•	absence of legal proceedings;

•	timely filing of tax returns and absence of tax claims;

•	existence of employee benefit plans and material compliance with applicable law;

•	existence of material contracts and their effectiveness;

•	absence of regulatory agreements with banking regulators;

•	material compliance with environmental law;

•	adequacy of loss reserves;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	existence of insurance policies;

•	operations and licenses in material compliance with applicable laws;

•	existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

•	a listing of affiliates of FICN;

•	labor matters;

•	intellectual property matters;

•	existence of satisfactory internal controls; and

•	anti-takeover provisions inapplicable to the transactions contemplated by the merger agreement.

In the merger agreement, Western Alliance made representations and warranties to FICN. The material representations and warranties of Western Alliance are the following:

•	the proper organization and good standing of Western Alliance;

•	capitalization of Western Alliance;

•	existence of corporate power and authority of Western Alliance to execute, deliver and perform its obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the merger;

•	absence of material regulatory agreements or legal proceedings;

•	tax matters relating to the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the IRS Code of 1986, as amended;

•	proper presentation of financial statements; and

•	absence of any material adverse change in Western Alliance.

Termination of the Merger Agreement

Before or after FICN shareholders approve the merger agreement, it may be terminated:

•	by mutual written consent of Western Alliance and FICN;

•	by Western Alliance or FICN upon written notice if 30 days pass after any required regulatory approval is denied or regulatory application is withdrawn at a regulator’s request unless action is taken during the 30 day period for a rehearing or to file an amended application;

•	by Western Alliance or FICN if the merger has not taken place on or before September 30, 2007, unless the failure to complete the merger by that date is due to the terminating party’s failure to perform or observe its covenants and agreements in the merger agreement;

•	by Western Alliance or FICN if FICN’s shareholders do not approve the merger agreement due to failure to obtain the required vote at a duly held meeting of shareholders;

•	by either Western Alliance or FICN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a material adverse effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

•	by either Western Alliance or FICN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

•	by Western Alliance, if FICN fails to call and hold within 40 days of the effective date of this registration statement a special meeting of FICN shareholders to approve the merger agreement, fails to recommend that FICN shareholders approve the merger and merger agreement, or fails to oppose a competing third party proposal; and

•	by FICN, if FICN has complied with its obligations regarding competing proposals and has given written notice to Western Alliance of its desire to enter into a superior competing transaction (as defined in the merger agreement) and complied with the expense and breakup fee provisions described above;

•	by FICN, if both of the following conditions are met:

•	the weighted average sales price of Western Alliance’s common stock (the “Western Alliance closing price”) on the New York Stock Exchange for the twenty consecutive trading days ending on the day following the date that all required regulatory approvals of the merger are received is less than 85% of the weighted average sales prices per share of Western Alliance common stock for the twenty consecutive NYSE trading days ending on December 18, 2006 (the “Western Alliance starting price”); and

•	the ratio of the Western Alliance closing price divided by the Western Alliance starting price is less than the ratio of the final index price (as defined below) divided by the initial index price (as defined below) minus 0.15; and

•	by Western Alliance, if both of the following conditions are met:

•	the Western Alliance closing price is greater than 115% of the Western Alliance starting price; and

•	the ratio of the Western Alliance closing price divided by the Western Alliance starting price is greater than the ratio of the final index price (as defined below) divided by the initial index price (as defined below) plus 0.15.

For five business days after Western Alliance or FICN receives notice that the other party intends to exercise its termination right based on changes in Western Alliance’s weighted average sales price and the index price, Western Alliance or FICN may opt to increase or decrease, respectively, the exchange ratio according to a formula contained in the merger agreement. This formula generally provides for an increase or decrease with the effect that the dollar value of the revised merger consideration per share of FICN’s common stock, based on the Western Alliance closing price, would be equal to the value that would have been received by a FICN shareholder if the Western Alliance closing price was the minimum necessary so that the conditions described above would not have been met. If Western Alliance or FICN makes the foregoing election, then the other party will no longer have its right to terminate the merger agreement and the merger consideration will be revised accordingly. In the case of any increase or decrease in the exchange ratio, because the formula is dependent on the future price of Western Alliance’s common stock, it is not possible presently to determine what the adjusted conversion ratio would be. In general, the ratio would be increased where FICN had the right to terminate the merger agreement, and, consequently, more shares of Western Alliance common stock issued, and the ratio would be decreased where Western Alliance had the right to terminate the merger agreement, and, consequently, fewer shares of Western Alliance’s common stock issued.

The final index price is defined in the merger agreement as the arithmetic mean of the daily closing prices of the members of KBW Regional Bank Index (KRX) for the twenty consecutive NYSE trading days ending at the close of trading on the determination date.

The initial index price is defined in the merger agreement as the arithmetic mean of the daily closing prices of the members of KBW Regional Bank Index for the twenty consecutive trading days ending at the close of trading on December 18, 2006.

Amendment of the Merger Agreement

The merger agreement also permits, subject to applicable law, the Boards of Directors of Western Alliance and FICN to:

•	amend the merger agreement except as provided below;

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

After approval of the merger agreement by FICN’s shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to FICN’s shareholders under the merger agreement.

Resales of Western Alliance’s Common Stock Received in the Merger

Western Alliance is registering the issuance of the shares of its common stock to be exchanged in the merger under the Securities Act. The shares will be freely transferable under the Securities Act, except for shares received by FICN shareholders who are affiliates of FICN or Western Alliance at the time of the special meeting. These affiliates only may resell their shares pursuant to an effective registration statement under the Securities Act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act’s registration requirements. This proxy statement/prospectus does not cover any resales of Western Alliance’s common stock by Western Alliance or FICN affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with FICN or Western Alliance, and may include officers or directors, as well as principal shareholders of FICN or Western Alliance.

Employee Benefits

After the closing date of the merger, except to the extent Western Alliance, FICN or any FICN subsidiary continues in effect any FICN benefit plan providing benefits of a similar type, continuing employees of FICN or any FICN subsidiary will be eligible for the employee benefits that Western Alliance provides to its newly-hired employees generally and on substantially the same terms and basis as is applicable to such employees. To the extent permitted under applicable law and Western Alliance’s benefit plans, each FICN or FICN subsidiary employee will be given credit with respect to the satisfaction of limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage equal to the credit that such employee had received as of the effective time of the merger under the comparable FICN benefit plans.

Dissenters’ Appraisal Rights

Under Nevada law, when shareholder approval is required for a merger and the shareholders are entitled to vote on the merger pursuant to Sections 92A.120 — 92A.160 of the Nevada Revised Statutes, or NRS, any shareholder is entitled to dissent from the merger and obtain the fair value of his shares under Sections 92A.300 — 92A.500 of the NRS. In this section, we use the term appraisal rights to refer to the rights set forth in these sections of the NRS. Because FICN shareholder approval is required for the merger of Western Alliance and FICN, under Section 92A.380, you are entitled to appraisal rights in connection with the merger. In accordance with Sections 92A.300 — 92A.500, if the merger takes place, FICN shareholders who do not vote in favor of the merger will have the right to demand the purchase of their shares at their fair value if they fully comply with the provisions of Sections 92A.300 — 92A.500 of the NRS. Fair value means the value of the shares immediately before the merger takes place.

This section presents a brief summary of the procedures set forth in Sections 92A.300 — 92A.500 which must be followed if you wish to assert your appraisal rights in connection with the merger and demand the purchase of your shares at their fair value. A complete text of these sections is attached to this proxy statement/prospectus as Appendix B. Shareholders asserting their appraisal rights are advised to seek independent counsel concerning exercising their appraisal rights. This proxy statement/prospectus constitutes notice to holders of shares of FICN’s common stock concerning the availability of appraisal rights under Sections 92A.300 to 92A.500 of the NRS.

To assert appraisal rights, shareholders must satisfy all of the conditions of Sections 92A.420 and 92A.440:

•	Before the vote on the adoption of the merger agreement occurs at the shareholder meeting, each shareholder who wishes to assert appraisal rights must give written notice to Grant Markham, Chief Executive Officer of FICN, before the vote is taken, of the shareholder’s intent to demand payment for his or her shares if the merger takes place and shall not vote or cause or permit to be voted his or her shares in favor of the proposed merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of Section 92A.420.

•	A dissenting shareholder may NOT vote for approval of the merger agreement. If an FICN shareholder returns a signed proxy but does not specify in the proxy a vote against adoption of the merger agreement or an instruction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving the rights of that FICN shareholder to have his shares purchased at fair value. Abstaining from voting or voting against the adoption of the merger agreement will NOT constitute a waiver of a shareholder’s rights.

After the vote is taken at the shareholder meeting, if the merger is approved, no later than 10 days after the merger takes place, a written appraisal notice and form, accompanies by a copy of NRS Sections 92A.300 — 92A.500 inclusive, will be sent to each shareholder who has given the written notice described above and did not vote in favor of the merger. The appraisal notice will state the results of the vote on the merger agreement, where the payment demand must be sent, and where and when share certificates, if any, must be deposited. It will set a date, not fewer than thirty (30) nor more than sixty (60) days after delivery of the notice, by which the payment demand must be received from the dissenting shareholder. The notice will include a form for demanding payment that will require the shareholder asserting appraisal rights to certify whether or not the shareholder acquired beneficial ownership of the shares before December 19, 2006, the date of the first announcement to the shareholders and the media of the terms of the proposed merger and that the shareholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after December 19, 2006, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with Section 92A.470 of the NRS than shares acquired before that date.

A shareholder who receives an appraisal notice must comply with the terms of the notice. A shareholder asserting appraisal rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before December 19, 2006 will retain all other rights of a shareholder until these rights are cancelled or modified by the merger. A shareholder who receives an appraisal notice and does not comply with the terms of the notice is not entitled to payment for his shares.

Appraisal rights under Sections 92A.400 may be asserted either by a beneficial shareholder or a record shareholder. A record shareholder may assert appraisal rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies FICN in writing of the name and address of each person on whose behalf he or she asserts appraisal rights. A beneficial shareholder may assert appraisal rights as to shares held on his behalf only if he submits to FICN the shareholder of record’s written consent before or at the time he asserts appraisal rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

After the merger takes place, or within thirty (30) days after receipt of a payment demand, Western Alliance will pay in cash to each shareholder who complied with the terms of the appraisal notice the amount Western Alliance estimates to be the fair value of the shares, plus interest. The payment will be accompanied by FICN’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholder’s equity and the latest available interim financial statements; a statement of FICN’s estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter’s right to demand payment under NRS Sections 92A.300 — 92A.500. Within thirty (30) days of payment or offered payment, if a dissenting shareholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, the shareholder may notify FICN in writing of his own estimate of the fair value of the shares and interest due. If this kind of claim is made by a shareholder, and it cannot be settled, FICN is required to petition the court to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand.

The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against FICN, but these costs and expenses may be assessed as the court deems equitable against all or some of the shareholders demanding appraisal who are parties to the proceeding if the court finds the action of the shareholders in failing to accept Western Alliance’s offer was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

All written notices of intent to demand payment of fair value should be sent or delivered to, Grant Markham, Chief Executive Officer, First Independent Capital of Nevada, 5335 Kietzke Lane Reno, Nevada 89511. FICN suggests that shareholders use registered or certified mail, return receipt requested, for this purpose.

Holders of shares of FICN’s common stock considering demanding the purchase of their shares at fair value should keep in mind that the fair value of their shares determined under Sections 92A.300 — 92A.500 could be more, the same, or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the purchase of their shares at fair value. Also, shareholders should consider the federal income tax consequences of exercising dissenters’ appraisal rights.

This summary is not a complete statement of the provisions of the Nevada statutes relating to the rights of dissenting holders of shares of FICN’s common stock and is qualified in its entirety by reference to Sections 92A.300 — 92A.500 of the NRS, which are attached as Appendix B to this document. Holders of shares of FICN’s common stock intending to demand the purchase of their shares at fair value are urged to review Appendix B carefully and to consult with legal counsel so as to be in strict compliance with the requirements for exercising appraisal rights.

Support Agreement

Concurrently with the merger agreement, and as a condition to Western Alliance’s willingness to enter into the merger agreement, Western Alliance and FICN’s directors and executive officers entered into a support agreement pursuant to which FICN’s directors and executive officers have agreed to vote all of the shares of FICN common stock beneficially owned by them in favor of the adoption of the merger agreement. As of the record date, the FICN directors and executive officers who entered into the support agreement with Western Alliance collectively held 273,620 shares of FICN common stock which represented approximately 24.43% of the outstanding FICN common stock. None of the FICN directors and executive officers were paid additional consideration in connection with the execution of such agreement.

In addition to voting their shares of FICN common stock in favor of the merger, each director and executive officer agreed, following completion of the merger, not to sell, transfer, or encumber any shares of Western Alliance common stock received by such shareholder in connection with the merger for a period of six months. FICN’s directors who are not employees of FICN also agreed (i) not to exercise any of their FICN options prior to the closing of the merger, (ii) to elect to have their FICN options converted to options to purchase shares of Western Alliance common stock in the merger rather than to elect cash consideration and (iii) to exercise in full all options to purchase shares of Western Alliance common stock received within thirty days of the closing of the merger.

Protection Agreements

Concurrently with the merger agreement, Western Alliance required FICN’s directors who are not employees of FICN to enter into protection agreements. These agreements contain non-competition, non-solicitation and confidentiality provisions that are designed to protect the business secrets and confidential information of Western Alliance and to protect the economic value and benefit of the merger to Western Alliance. None of the FICN directors who are parties to the protection agreements were paid additional consideration in connection with the execution of such agreements.

Interests of FICN Directors and Executive Officers in the Merger That are Different Than Yours

Some of the directors and executive officers of FICN have interests in the merger that are different from, or are in addition to, the interests of FICN shareholders. The FICN board of directors was aware of these interests and considered them in approving the merger agreement. These interests include rights of certain executive officers under severance agreements with FICN and rights under stock-based benefit programs. In addition, John P. Sande, III, Chairman of FICN’s board of directors, is also a partner at the law firm Jones Vargas, which was retained by FICN in connection with the merger.

Severance Agreements.  FICN has previously entered into severance agreements with Grant Markham, James DeVolld, Lisa L. Milke, W. Erle Simpson, Michael Hix, Marianne Buonanno and Robert Francl. The merger would qualify as a change in control event under these agreements.

The agreements for Messrs. Markham and DeVolld and Ms. Milke provide that upon a change in control the applicable individual shall be paid a cash amount equal to three times the income reported on the individual’s IRS Form W-2 for the year immediately before the year in which the change in control occurred; provided, however, that such amount will be reduced as necessary to avoid the application of Internal Revenue Code Sections 280G and 4999. The payout amounts in connection with the merger if the merger is completed are expected to be $664,896 for Mr. Markham, $458,515 for Mr. DeVolld, and $421,247 for Ms. Milke. In addition, such agreements provide that if an individual is involuntarily terminated without cause within twelve months of the change in control, he or she will be entitled to continue to receive life, health and disability benefits for a period of up to twelve months.

The agreements for Messrs. Simpson, Hix, and Francl and Ms. Buonanno provide that if an individual is involuntarily terminated without cause or resigns for good reason within one year after a change in control, the applicable individual shall be paid a cash amount equal to the income reported on the individual’s IRS Form W-2 for the year immediately before the year in which the change in control occurred. The aggregate payout amount under these agreements in connection with the merger if the merger is completed and all four of these individuals are terminated without cause or resign for good reason within one year of the closing would be $519,414. In addition, such agreements provide that if an individual is involuntarily terminated without cause within twelve months of a change in control, he or she will be entitled to continue to receive life, health and disability benefits for a period of up to twelve months.

Stock Options.  The stock options held by the directors and executive officers of FICN will be treated the same as all other stock options under the terms of the merger agreement. This means that the directors and executive officers of FICN may choose either to cancel their options to purchase FICN common stock in exchange for cash consideration or to convert their options into options to purchase shares of Western Alliance common stock. See “The Merger — Merger Consideration.” However, FICN’s directors who are not employees of FICN have agreed (i) not to exercise any of their FICN options prior to the closing of the merger, (ii) to elect to have their FICN options converted to options to purchase shares of Western Alliance common stock in the merger rather than to elect cash consideration and (iii) to exercise in full all options to purchase shares of Western Alliance common stock received within thirty days of the closing of the merger. See “The Merger — Support Agreement.”

As of December 31, 2006, the directors and executive officers of FICN held options to purchase 92,270 shares of FICN common stock. Assuming all of these options are exchanged for cash consideration in the merger, the aggregate amount paid to the directors and officers for these options (net of the aggregate exercise price thereof) will be approximately $6.9 million.

Certain Benefit Plans.  Grant Markham, James DeVolld and Lisa L. Milke are participants in the Second Amended Salary Continuation Agreement. The agreement provides that the applicable individual’s accrued benefit under the agreement will be paid in a lump sum following a change in control. The merger would qualify as a change in control event under the agreement. An aggregate of approximately $600,580 is expected to be paid under the agreement if the merger is completed.

The directors of FICN are entitled to participate in the Director Elective Income Deferral Agreement. The agreement provides that directors that have deferred amounts pursuant to the agreement shall be entitled to the accelerated payment of their benefit if they cease to serve as directors within twelve months of a change in control. The merger would qualify as a change in control event under the agreement. At Western Alliance’s request, FICN intends to terminate the agreement prior to completion of the merger, triggering payment of an aggregate of approximately $63,575 to the directors of FICN.

Protection of Directors, Officers and Employees Against Claims.  In addition, Western Alliance has agreed to indemnify and hold harmless each of FICN’s present and former directors, officers and employees for a period of at least six years from the effective time of the merger from costs and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under applicable law and the articles of incorporation and bylaws of Western Alliance. Western Alliance has also agreed that it will maintain FICN’s existing directors’ and officers’ liability insurance policy, or provide a policy providing similar coverage, for the benefit of FICN’s directors and officers who are currently covered by such insurance, for at least six years from the effective time of the merger, with respect to acts or omissions occurring prior to the effective time of the merger, subject to a limit on the cost to maintain such coverage.

New Western Alliance Director

Following the completion of the merger, the board of directors of Western Alliance will appoint Mr. John P. Sande III, currently the chairman of FICN and First Independent Bank of Nevada, to Western Alliance’s board of directors. Mr. Sande will remain the chairman of First Independent Bank of Nevada.

Accounting Treatment

The merger, if completed, will be treated as a purchase by Western Alliance of FICN for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of FICN will be recorded on the books of Western Alliance at their respective fair values at the time of the consummation of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary discusses the material federal income tax consequences of the merger to FICN shareholders. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated under the Code and related administrative rulings and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

The summary assumes that the holders of shares of FICN’s common stock hold their shares as capital assets. The summary applies only to holders of shares of FICN common stock that are U.S. persons. For purposes hereof, a U.S. person is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

If a partnership holds shares of FICN common stock, the determination of whether a U.S. person holds the shares will depend on the residence of the partners and the activities of the partnership.

This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

The summary does not address the tax consequences that may be applicable to particular FICN shareholders in light of their individual circumstances or to FICN shareholders who are subject to special tax rules, including:

•	tax-exempt organizations;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	banks or other financial institutions;

•	insurance companies;

•	non-U.S. persons;

•	shareholders who acquired shares of FICN’s common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	shareholders who are subject to the alternative minimum tax;

•	traders in securities who elect to apply a mark-to-market method of accounting; and

•	holders that do not hold their FICN common stock as capital assets.

This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax. Each holder of FICN common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

The closing of the merger is conditioned upon the receipt by FICN of an opinion of Jones Vargas that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If Jones Vargas does not render such opinion, the condition may be satisfied if Hogan & Hartson L.L.P., counsel to Western Alliance, renders such opinion. The opinion is not binding on the Internal Revenue Service or the courts; consequently, no assurances can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Installment Method (Holdback Right).

Every holder of FICN common stock will be eligible to receive, in addition to the combination of cash and stock that such holder would otherwise receive, a contingent right to an additional $2.38 per share. This right will be referred to as the “holdback right.” In general, if a holder has not received the entire amount to which it may be entitled under the holdback right before the end of the year of the merger, the holder should generally be able to defer the reporting of gain attributable to the holdback right until cash is received, using the “installment method” under Section 453 of the Code, unless it elects not to use such method. For purposes of this discussion, “year of the merger” specifically means the taxable year of the holder in which the merger occurred.

Under the installment method, the holder will recognize gain (but not a loss) in each year equal to the total payments received with respect to such holder’s FICN shares in that year, including payments under the holdback right, multiplied by a fraction, called the gross profit ratio. To compute the gross profit ratio, the holder must make the following determinations:

•	First, the holder determines the “gross profit” with respect to the transaction, which is generally the selling price less the holder’s adjusted basis in its FICN shares. Under Treasury Regulations applicable to any “contingent payment installment sale” with a “stated maximum selling price,” gross profit is determined, at the end of each year, by subtracting the holder’s adjusted basis in the shares of FICN common stock it exchanged in the merger from the maximum selling price (which is determined by assuming that the maximum possible holdback payment will be received at the earliest possible date). If the gross profit is less than zero, then the holder recognizes a loss and the installment method is inapplicable.

•	Second, the holder determines the “contract price,” which generally means the holder’s gross selling price with respect to the FICN shares.

•	Third, the holder determines the “gross profit ratio,” by dividing the gross profit by the total contract price.

The precise application of these rules and defined terms will depend on whether such holder exchanges its FICN common stock solely for Western Alliance common stock (except for cash received instead of a fractional share of Western Alliance common stock) and the holdback right; solely for cash and the holdback right; or for a combination of stock, cash and the holdback right.

The holder will recognize gain with respect to every payment for the share (including both the initial cash payment and any payment pursuant to the holdback right) equal to the amount of such payment, multiplied by the gross profit ratio.

Notwithstanding the foregoing, if the installment method applies, a portion of any cash paid to a holder pursuant to the holdback right may be deemed to be interest income. The interest amount will equal the excess of the amount received over its present value at the time of the merger, calculated using the short-term applicable federal rate (“AFR”) as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income and will not be treated as consideration received in the merger.

A holder may elect not to use the installment method by properly reporting all gain or loss recognized with respect to the merger, under the rules below, on its federal income tax return.

Because the application of the installment method is very complex and not free from doubt, all holders of FICN common stock should consult with their own tax advisors regarding the application of the installment sale rules; the potential benefits and consequences of electing not to use the installment method; the effect of using the installment method in determining the holder’s alternative minimum tax computation; the amount of gain to be recognized in the year of the merger under the installment method; and the computation of contingent cash consideration to be treated as imputed interest income.

Exchange Solely for Cash and Holdback Right.

If, pursuant to the merger, a holder exchanges all of the shares of FICN common stock actually owned by it solely for cash and the holdback right, and such holder has not received all consideration to which it may be entitled under the holdback right before the end of the year of the merger, that holder will be subject to the rules described above under “Installment Method (Holdback Right),” unless it elects not to use the installment method.

If such holder elects not to use the installment method, or recognizes a loss in the merger, then such holder will recognize gain or loss equal to the difference between (1) the sum of the cash received and the fair market value of the contingent payments under the holdback right, and (2) its adjusted tax basis in the shares of FICN common stock surrendered. Because the amount of gain or loss recognized must take into account the fair market value of the holdback right, which is inherently uncertain, holders are advised to consult their tax advisors.

If the holder receives all consideration to which it may be entitled under the holdback right by the end of the year of the merger (or is otherwise not entitled to any additional consideration under the holdback right after the end of such year), the installment method will be inapplicable. Such holder will recognize gain or loss equal to the difference between the amount of cash received (including cash pursuant to the holdback right) and its adjusted tax basis in the shares of FICN common stock surrendered.

Except with respect to imputed interest as provided above under the heading “Installment Method (Holdback Right),” any gain or loss recognized generally will be long-term capital gain or loss if the holder’s holding period with respect to the FICN common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, any such holder constructively owns FICN common stock that is exchanged for Western Alliance common stock in the merger, or otherwise owns Western Alliance common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “Exchange for Western Alliance Common Stock, Cash and Holdback Right,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

Exchange Solely for Western Alliance Common Stock and Holdback Right.

If, pursuant to the merger, a holder exchanges all of the shares of FICN common stock actually owned by it solely for shares of Western Alliance common stock and the holdback right, such holder generally will not recognize any gain or loss except in respect of cash received instead of a fractional share of Western Alliance common stock (as discussed below). The aggregate adjusted tax basis of the shares of Western Alliance common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of FICN common stock surrendered for such Western Alliance common stock, reduced by the adjusted tax basis allocable to any fractional shares deemed received in the merger as described below. The holding period of the Western Alliance common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of FICN common stock were held.

If the holder receives all consideration to which it may be entitled under the holdback right by the end of the year of the merger (or is otherwise not entitled to any additional consideration under the holdback right after the end of such year), such consideration will generally be treated as described below in the first paragraph under the heading “Exchange for Western Alliance Common Stock, Cash and Holdback Right.”

If such holder has not received all consideration to which it may be entitled under the holdback right before the end of the year of the merger, that holder will be subject to the rules described above under “Installment Method (Holdback Right).” In such case, the holder determines the “gross profit” and “total contract price” taking into account only the holdback right. Under Proposed Treasury Regulations, the holder must allocate all of its basis in the shares of FICN common stock first to the shares of Western Alliance common stock surrendered in the exchange, to the extent of the fair market value thereof. Any “excess basis” is then allocated to the holdback right, and the holder must report gain under the installment method as if it sold property (with a basis equal to the “excess basis”) for only the holdback right.

Except with respect to imputed interest as provided above under the heading “Installment Method (Holdback Right)”, any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the FICN common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of FICN’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.

Exchange for Western Alliance Common Stock, Cash and Holdback Right.

If, pursuant to the merger, a holder exchanges all of the shares of FICN common stock actually owned by it for a combination of Western Alliance common stock, cash and the holdback right, the tax consequences to such holder will generally be as follows.

If the holder receives all consideration to which it may be entitled under the holdback right by the end of the year of the merger (or is otherwise not entitled to any additional consideration under the holdback right after the end of such year), the holder will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Western Alliance common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of FICN common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, cash includes cash received with respect to the holdback right. Gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

If such holder has not received all consideration to which it may be entitled under the holdback right before the end of the year of the merger, that holder will be subject to the rules described above under “Installment Method (Holdback Right).” In such case, the holder determines the “gross profit” and “total contract price” taking into account only the cash consideration and the holdback right. Under Proposed Treasury Regulations, the holder must allocate all of its basis in the shares of FICN common stock first to the shares of Western Alliance common stock surrendered in the exchange, to the extent of the fair market value thereof. Any “excess basis” is then allocated to the other property received in the merger (both the cash and the holdback right), and the holder must report gain under the installment method as if it sold property (with a basis equal to the “excess basis”) for the cash consideration and the holdback right.

Except with respect to imputed interest as provided above under the heading “Installment Method (Holdback Right)”, any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the FICN common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of FICN’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of Western Alliance common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of FICN common stock for a combination of Western Alliance common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of FICN common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Western Alliance common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Western Alliance common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of FICN common stock surrendered.

Possible Treatment of Cash as a Dividend.

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Western Alliance. As discussed below, however, dividend treatment will generally not apply to a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Gain recognized by such a holder will generally be treated as capital gain, except with respect to imputed interest as provided above under the heading “Installment Method (Holdback Right)”.

For purposes of this determination, the holder is treated as if it first exchanged all of its shares of FICN common stock solely for Western Alliance common stock and then Western Alliance immediately redeemed (the “deemed redemption”) a portion of the Western Alliance common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage of the voting power and value of the Western Alliance common stock actually or constructively owned by such holder immediately after the deemed redemption is less than 80% of both the voting power and the value of the Western Alliance common stock actually or constructively owned by such holder immediately before the deemed redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Western Alliance. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the Western Alliance common stock actually or constructively owned by such holder immediately before the deemed redemption and (2) the voting power and the value of the Western Alliance common stock actually or constructively owned by such holder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” even if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the holder’s ratable share of FICN’s accumulated earnings and profits. Individuals generally qualify for favorable tax rates on dividends.

In applying the foregoing tests, the constructive ownership rules of section 318 of the Code apply in comparing the holder’s ownership interest in Western Alliance both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a holder is deemed to own Western Alliance common stock that is actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own Western Alliance common stock that may be acquired by such holder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a shareholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of Western Alliance common stock before or after the merger that are part of such holder’s plan may be taken into account. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

Cash Received Instead of a Fractional Share.

A holder who receives cash instead of a fractional share of Western Alliance common stock will generally be treated as having received a fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of FICN common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of FICN common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding.

Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which an FICN shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Western Alliance and the exchange agent.

The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of FICN’s common stock. The tax effects that are applicable to a particular holder of FICN common stock may be different from the tax effects that are applicable to other holders of FICN common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of FICN common stock are urged to consult their own tax advisors.

Options.

As described above in the section titled “Merger Consideration — FICN Stock Options,” holders of options to purchase FICN common stock that are outstanding at the effective time of the merger may elect either (a) to cancel their options to purchase FICN common stock in exchange for cash consideration as provided in the merger agreement or (b) to convert their options into options to purchase shares of Western Alliance common stock. Each optionee shall also be entitled to receive a pro rata portion of a holdback amount as potentially additional cash consideration. For optionholders who choose the cash consideration, the cash payment will be treated as compensation and shall be net of any applicable withholding tax. The conversion of the options into options to purchase shares of Western Alliance common stock should not be a taxable event and former holders of FICN options who hold options to purchase Western Alliance common stock after the merger should be subject to the same federal income tax treatment upon exercise of those options as would have applied if they had exercised their FICN options. Any amounts received pursuant to the holdback right will be treated as compensation when paid and shall be net of any applicable withholding tax.

Holders of FICN options are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Beneficial Ownership of Western Alliance Stock

The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of Western Alliance’s common stock as of December 31, 2006 by (a) persons known to Western Alliance to own more than 5% of the outstanding shares of Western Alliance’s common stock, (b) each director and executive officer of Western Alliance and (c) Western Alliance’s directors and executive officers as a group. The information contained herein has been obtained from Western Alliance’s records and from information furnished to Western Alliance by each individual. Western Alliance knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of Western Alliance’s common stock, except as set forth below.

	Number of
	Shares	Percentage
	Beneficially	of Common
Beneficial Owner(1)	Owned	Stock(2)

Paul Baker(3)	365,029	1.34
Bruce Beach(4)	77,868	*
William S. Boyd(5)	759,421	2.80
Gary Cady(6)	65,738	*
Duane Froeschle(7)	225,911	*
Dale Gibbons(8)	106,450	*
Arnold Grisham(9)	22,500	*
Steve Hilton(10)	246,755	*
Marianne Boyd Johnson(11)	4,090,076	15.10
James Lundy(12)	186,795	*
Cary Mack(13)	107,397	*
Linda Mahan(14)	71,984	*
Arthur Marshall(15)	247,096	*
Todd Marshall(16)	642,539	2.37
M. Nafees Nagy(17)	866,909	3.20
James Nave(18)	513,844	1.90
George J. Maloof, Jr.	85,853	*
Robert Sarver(19)	3,571,071	12.69
Donald Snyder(20)	210,971	*
Merrill Wall(21)	84,500	*
Larry Woodrum(22)	83,600	*
All directors and executive officers as a group (21 persons)	12,523,954	43.64

*	Less than one percent

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from December 31, 2006. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of December 31, 2006 (“exercisable stock options” and “exercisable warrants”, respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Telephone: (702) 248-4200.

(2)	Percentage calculated on the basis of 27,084,626 shares outstanding on December 31, 2006.

(3)	Share ownership includes 4,400 shares subject to exercisable stock options, 68,274 shares subject to exercisable warrants and 68,274 shares held by a family trust.

(4)	Share ownership includes 3,200 shares subject to exercisable stock options, and 72,325 shares held by a limited liability company.

(5)	Share ownership includes 759,321 shares held by a trust.

(6)	Share ownership includes 14,475 shares subject to exercisable stock options.

(7)	Share ownership includes 48,100 shares subject to exercisable stock options, 44,381 shares subject to exercisable warrants, and 118,952 shares held by a family trust.

(8)	Share ownership includes 41,350 shares subject to exercisable stock options.

(9)	Share ownership includes 7,500 shares subject to exercisable warrants.

(10)	Share ownership includes 4,400 shares subject to exercisable stock options, 68,274 shares subject to exercisable warrants, 32,433 shares held by a family trust, and 136,548 shares held by a limited liability company.

(11)	Share ownership includes 4,400 shares subject to exercisable stock options, 3,471,526 shares held by certain grantor annuity retained trusts, 301,422 shares held by two other trusts, and 240,718 shares held by a limited partnership.

(12)	Share ownership includes 63,000 shares subject to exercisable stock options, and 34,137 shares subject to exercisable warrants.

(13)	Share ownership includes 3,800 shares subject to exercisable stock options, 10,000 shares held by a family trust, and 87,497 held by a limited liability company.

(14)	Share ownership includes 31,984 shares subject to exercisable stock options.

(15)	Share ownership includes 4,400 shares subject to exercisable stock options, and 235,196 shares held by a family trust.

(16)	Share ownership includes 4,400 shares subject to exercisable stock options, and 558,248 shares held by various trusts.

(17)	Share ownership includes 600 shares subject to exercisable stock options, 10,516 shares held by two trusts, and 826,029 shares held by Sajan Grat, LLC (the “LLC”). Robert E. Clark, a member of the board of directors of BankWest of Nevada, a wholly owned subsidiary of Western Alliance, is the manager of the LLC and has sole investment control over the assets owned by the LLC.

(18)	Share ownership includes 4,400 shares subject to exercisable stock options, 176,110 shares held by a profit sharing plan, and 125,818 held by his daughter.

(19)	Share ownership includes 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, 34,750 shares subject to exercisable stock options, 1,013,880 shares subject to exercisable warrants, 78,429 shares held in a trust, 166,022 shares held by a limited partnership, and 31,374 shares held by a corporation.

(20)	Share ownership includes 4,400 shares subject to exercisable stock options, and 95,182 shares held by two trusts.

(21)	Share ownership includes 32,500 shares subject to exercisable stock options.

(22)	Share ownership includes 73,600 shares subject to exercisable stock options.

Beneficial Ownership of FICN Stock

The following tables set forth information pertaining to the beneficial ownership of the outstanding shares of FICN’s common stock as of December 31, 2006 by (a) persons known to FICN to own more than 5% of the outstanding shares of FICN’s common stock, (b) each director of FICN, (c) each of FICN’s executive officers and (d) FICN’s directors and executive officers as a group. The information contained herein has been obtained from FICN’s records and from information furnished to FICN by each individual.

					Percentage of
					Western Alliance
	Number of Shares of		Percentage of		Common Stock
	FICN Common Stock		FICN Common		Owned After the
Beneficial Owner(1)	Beneficially Owned		Stock(2)		Merger(3)

David R. Belding, shareholder and former Director	73,059		6.09		*
Brett E. Coleman, Director and Secretary	24,224	(4)	2.02		*
Douglas Damon, Director	17,834	(5)	1.49		*
James DeVolld, President	21,812	(6)	1.82		*
Greg W. Ferraro, Director	7,397	(7)		*	*
Jeffrey T. Harris, Director	42,755	(8)	3.56		*
Grant R. Markham, Director and CEO	40,911	(9)	3.41		*
Lisa L. Milke, CFO, EVP and Treasurer	19,605	(10)	1.63		*
Sandra K. Raffealli, Director	24,508	(11)	2.04		*
Richard J. Reviglio, Director	28,419	(12)	2.37		*
John Sande, III, Director and Chairman of the Board	26,780	(13)	2.23		*
Jennifer A. Satre, Director	17,976	(14)	1.50		*
Leo V. Seevers, Director and Vice Chairman	40,394	(15)	3.37		*
W. Erle Simpson, Senior Vice President, Credit Administrator	7,575	(16)		*	*
G. Blake Smith, Director	33,484	(17)	2.79		*
All FICN directors and executive officers as a group (14 persons)	426,733		35.56

*	Less than one percent.

(1)	A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from December 31, 2006. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options which an individual has the right to acquire within 60 days of December 31, 2006 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is First Independent Capital of Nevada, 5335 Kietzke Lane Reno, Nevada 89511, Telephone: (775) 828-2000.

(2)	Percentage calculated on the basis of 1,120,074 shares outstanding on December 31, 2006.

(3)	Assumes a 100% stock election by each individual and that the weighted average trading price of Western Alliance common stock for the twenty consecutive trading days ending on the last trading day prior to the date the merger is completed is $ per share, which was the closing price of Western Alliance common stock on , 2007, the day prior to the record date.

(4)	Share ownership includes 84 shares subject to exercisable stock options and 24,140 shares held in a trust.

(5)	Share ownership includes 1,717 shares subject to exercisable stock options and 16,117 shares held in a trust.

(6)	Share ownership includes 15,002 shares subject to exercisable stock options and 6,810 shares held in a trust.

(7)	Share ownership includes 84 shares subject to exercisable stock options.

(8)	Share ownership includes 5,267 shares subject to exercisable stock options and 37,488 shares held in a trust.

(9)	Share ownership includes 29,417 shares subject to exercisable stock options.

(10)	Share ownership includes 10,665 shares subject to exercisable stock options and 8,940 shares held in a trust.

(11)	Share ownership includes 84 shares subject to exercisable stock options.

(12)	Share ownership includes 84 shares subject to exercisable stock options.

(13)	Share ownership includes 1,717 shares subject to exercisable stock options and 25,063 shares held in a trust.

(14)	Share ownership includes 84 shares subject to exercisable stock options and 17,892 shares held in a trust.

(15)	Share ownership includes 5,267 shares subject to exercisable stock options and 35,127 shares held in a trust.

(16)	Share ownership includes 5,315 shares subject to exercisable stock options and 2,260 shares held in a trust.

(17)	Share ownership includes 5,267 shares subject to exercisable stock options and 28,217 shares held in a trust.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

The following is a summary of the material differences between the rights of shareholders of Western Alliance and the rights of shareholders of FICN. Since both Western Alliance and FICN are incorporated in Nevada, these differences arise primarily from the differences between the articles of incorporation and bylaws of the two companies. The following information is a summary and does not purport to be complete. For more complete information, you should read each of the articles of incorporation and bylaws of Western Alliance and FICN. To find out where you can obtain these documents, see “Where You Can Find More Information” and “Information Incorporated by Reference”.

General

The following summary sets forth the material differences between the rights of shareholders of Western Alliance and the rights of shareholders of FICN.

	Western Alliance	FICN

Types of Shares	There is currently only one class of capital stock, common stock; the board of directors has the authority, without further action by the shareholders, to issue preferred stock.	There is currently only one class of capital stock, common stock. The board of directors is not authorized to issue preferred stock without further action by the shareholders.

Special Shareholder Meetings	A special meeting of shareholders may be called only by the chairman of the board or by the board of directors.	A special meeting of shareholders may be called by the chairman of the board, the president, a vice chairman or a majority of the board of directors, or by one or more stockholders holding a majority of the outstanding shares of the company.

	Western Alliance	FICN

Undesignated Preferred Stock	No shares of preferred stock are issued and outstanding, and there is no current intent to issue preferred stock in the immediate future. The board of directors has the authority, without further action by the stockholders, to issue from time to time the undesignated preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof.	No shares of preferred stock are authorized, issued or outstanding.

Amendment of Articles of Incorporation and Bylaws	Amendment of the articles of incorporation, with certain exceptions, requires the approval by holders of at least two thirds of the outstanding shares of each class entitled to vote as a separate class on such matters.	The articles of incorporation may be amended to the extent and in the manner prescribed by the laws of the State of Nevada.

	Amendment of the bylaws requires the approval by holders of at least 80% of the voting power of the issued and outstanding shares of capital stock or the approval of at least two thirds of the members of the board of directors.	The bylaws may be amended by the vote or written consent of shareholders entitled to exercise a majority of the voting power of the company. Subject to this right, the bylaws may be amended by the board of directors.

Share Warrants	As of December 31, 2006, there were warrants outstanding to purchase 1,435,749 shares of common stock, 1,304,054 of which are currently exercisable at $7.62 per share, and which expire on June 12, 2010, and 131,695 of which are currently exercisable at $34.56 per share, and which expire on September 1, 2013.	There are currently no warrants outstanding.

Board of Directors	Board of directors has the authority to issue undesignated preferred stock.	Board of directors is not authorized to issue undesignated preferred stock.

Western Alliance	FICN

The board of directors is divided into three classes, with one class being elected each year by the shareholders. Once elected, directors may be removed only by the affirmative vote of at least 80% of the outstanding common stock.	If there are six or more directors (including vacancies), the directors will be divided into at least two classes consisting of at least three directors in each class, with one class being elected each year by the shareholders. Directors serve until their successors are elected and may be removed in accordance with Nevada law.

MARKET PRICES AND DIVIDENDS

Market Prices

Western Alliance common stock is listed on the NYSE under the symbol “WAL”. No established trading market exists for FICN common stock and, to the knowledge of FICN’s management, no purchases or sales of FICN common stock have occurred since December 19, 2006.

The following table sets forth the high and low trading prices of shares of Western Alliance common stock as reported on the NYSE for the periods indicated since its initial public offering in June, 2005:

	Market Price ($)
	High	Low

For the First Quarter of 2007 (through , 2007)
For the Quarter Ended:
March 31, 2006	37.75	28.50
June 30, 2006	38.44	29.95
September 30, 2006	39.10	32.57
December 31, 2006	37.17	31.45
September 30, 2005	31.50	25.75
December 31, 2005	30.01	24.39

On December 18, 2006, the last trading day before the execution of the merger agreement, the closing price of Western Alliance’s common stock on the New York Stock Exchange was $34.83. On          , 2007 the most recent practicable date before the printing of this document, the closing price of Western Alliance’s common stock on the New York Stock Exchange was $     .

You are advised to obtain current market quotations for Western Alliance common stock. The market price of Western Alliance common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Western Alliance common stock.

Dividends

Neither Western Alliance nor FICN paid any cash dividends in 2005 and 2006.

Western Alliance has never paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Western Alliance presently anticipates continuing the policy of retaining earnings to fund growth for the foreseeable future.

Western Alliance is a legal entity separate and distinct from its subsidiary banks and its other non-bank subsidiaries. As a holding company with no significant assets other than the capital stock of subsidiaries, it depends upon dividends from its subsidiaries for a substantial part of its revenue. Accordingly, the ability to pay dividends depends primarily upon the receipt of dividends or other capital distributions from its subsidiaries. The subsidiaries’ ability to pay dividends to Western Alliance is subject to, among other things, their earnings, financial condition and need for funds, as well as applicable federal and state governmental policies and regulations, which may limit the amount that may be paid as dividends without prior approval.

FICN has never paid a cash dividend and does not anticipate paying any cash dividends in the foreseeable future.

WHERE YOU CAN FIND MORE INFORMATION

Western Alliance is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, respectively. You may read and copy any reports, statements or other information that Western Alliance files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Western Alliance can be found on the internet at http://www.westernalliancebancorp.com. Western Alliance’s common stock is traded on the New York Stock Exchange under the trading symbol “WAL”.

Western Alliance has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to Western Alliance’s common stock to be issued to FICN’s shareholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC’s principal office in Washington, D.C. or the SEC’s internet site as described above. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/prospectus being qualified in all respects by reference to the document.

WESTERN ALLIANCE SHAREHOLDER PROPOSALS

Any proposal which a Western Alliance shareholder wishes to have included in Western Alliance’s proxy statement and form of proxy relating to Western Alliance’s 2007 annual meeting of shareholders must be received by Western Alliance at its principal executive offices at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, no later than November 17, 2006. All shareholder proposals must comply with Nevada law and will be subject to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

FICN SHAREHOLDER PROPOSALS

FICN intends to hold a 2007 annual meeting of shareholders only if the merger agreement is terminated. Any proposal which an FICN shareholder wishes to have included in FICN’s proxy statement and form of proxy relating to FICN’s 2007 annual meeting of shareholders should be received by FICN at its principal executive offices at 5335 Kietzke Lane, Reno, Nevada 89511, within a reasonable time before FICN begins to print and mail its proxy solicitation materials for the annual meeting. If a shareholder wishes to present a matter at FICN’s 2007 annual meeting that is outside the process for inclusion in the proxy statement, FICN’s bylaws provide that notice must be given at least 60 calendar days before the date corresponding to the date on which the proxy materials were mailed for the annual meeting of the preceding year, and no more than 120 calendar days before that date. A shareholder notice must provide (i) a reasonable description of the proposed business to be brought before the annual meeting; (ii) the name and address of the proposing shareholder and of the beneficial owner (if any); (iii) the class and number of shares owned by such shareholder or beneficial owner; and (iv) any interest held by such shareholder or beneficial owner. All shareholder proposals must comply with FICN’s bylaws and Nevada law. If the merger agreement is approved and the merger takes place, FICN will not have an annual meeting of shareholders in 2007 or subsequent years.

OTHER MATTERS

We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the FICN proxy card to vote proxies in accordance with the determination of a majority of FICN’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

EXPERTS

The consolidated financial statements of Western Alliance incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, to the extent and for the period set forth in their report, have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of McGladrey & Pullen, LLP will be present at the FICN special meeting. The representative will be available to respond to appropriate questions.

LEGAL MATTERS

The validity of Western Alliance’s common stock to be issued in the merger has been passed upon by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters described herein will be passed upon by Hogan & Hartson L.L.P., New York, New York.

INFORMATION INCORPORATED BY REFERENCE

This proxy statement/prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. The SEC allows Western Alliance to “incorporate by reference” information into this proxy statement/prospectus, which means that Western Alliance can disclose important information to you by referring you to another document filed separately with the SEC by Western Alliance. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Western Alliance have previously filed with the SEC. These documents contain important information about Western Alliance and its finances.

The following documents filed by Western Alliance with the SEC are incorporated by reference in and made a part of this proxy statement/prospectus:

•	Western Alliance’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	Western Alliance’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	Western Alliance’s Current Reports on Form 8-K filed on January 4, 2006, January 18, 2006, January 27, 2006, April 3, 2006, April 4, 2006, April 5, 2006, May 2, 2006, July 3, 2006, July 19, 2006, August 1, 2006, September 19, 2006 and December 20, 2006;

•	Western Alliance’s definitive proxy statement dated March 23, 2006, filed in connection with its annual meeting of stockholders held on April 18, 2006; and

•	the description of Western Alliance’s capital stock contained in its Registration Statement on Form 8-A filed with the SEC on June 27, 2005, and all amendments or reports filed with the SEC for the purpose of updating such description.

Western Alliance is also incorporating by reference additional documents that Western Alliance files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting is held.

These documents are available without charge to you if you call or write to: Dale Gibbons, Chief Financial Officer, Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Telephone: 702-248-4200.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WESTERN ALLIANCE BANCORPORATION
AND
FIRST INDEPENDENT CAPITAL OF NEVADA
DATED AS OF
December 19, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2006 (this “Agreement”), is entered into by and between Western Alliance Bancorporation, a Nevada corporation (“Western”), and First Independent Capital of Nevada, a Nevada corporation (“FICN”).

WHEREAS, the Boards of Directors of Western and FICN have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Western will acquire FICN through the merger of FICN with and into Western (the “Merger”);

WHEREAS, contemporaneous with the execution of this Agreement, each of the directors and executive officers of FICN will execute an agreement with Western containing certain non-competition, confidentiality and non-solicitation covenants, without which covenants Western would not have agreed to the Merger;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Nevada Revised Statutes (“NRS”), at the Effective Time, FICN will merge into Western, with Western being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of FICN shall cease; provided, however, that the sole operating bank subsidiary of FICN, First Independent Bank of Nevada (“FIBN”), shall become a subsidiary of Western and its existence shall continue upon consummation of the Merger.

1.2  Effective Time.

The Merger shall become effective on the date and at the time specified in the articles of merger (the “Articles of Merger”) as filed with the Secretary of State of the State of Nevada. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3  Effects of the Merger.

The Merger shall have the effects set forth in the NRS.

1.4  Conversion of FICN Common Stock.

(a) At the Effective Time, subject to Sections 1.4(b), 1.4(c) and 1.4(d), each share of FICN common stock, par value $0.01 per share (“FICN Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding Dissenters’ Shares) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.2 and subject to Sections 2.1 and 2.3, into the right to receive the following, without interest:

(i) (A) for each share of FICN Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost (collectively, the “Cash Election Shares”), pursuant to Section 2.2 (a “Cash Election”), the right to receive in cash from Western, without interest, an amount equal to $93.60 (the “Cash Consideration”);

(B) for each share of FICN Common Stock with respect to which an election to receive common stock, par value $0.0001 per share, of Western (“Western Common Stock”) has been effectively made and not revoked or lost (collectively, the “Stock Election Shares”), pursuant to Section 2.2 (a “Stock Election”), the right to receive from Western that number of shares of Western Common Stock (the “Stock Consideration”) determined by dividing $93.60 by the “Base Period Trading Price” (as defined below), as may be adjusted as provided below, computed to five decimal places (the “Exchange Ratio”); provided, however, if the Base Period Trading Price shall be greater than $39.13, the Exchange Ratio shall be fixed at 2.39203; provided, further, however, that if the Base Period Trading Price is less than $32.91, the Exchange Ratio shall be fixed at 2.84412;

(C) for each share of FICN Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.2 (collectively, “Non-Election Shares”), the right to receive from Western such Stock Consideration and Cash Consideration as is determined in accordance with Section 2.1(b); and

(ii) the contingent right (the “Contingent Consideration”) to receive an amount in cash equal to a pro rata portion of up to $3.0 million (the “Holdback Amount”) in accordance with Section 6.13.

The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Base Merger Consideration.” The Base Merger Consideration and the Contingent Consideration are sometimes referred to herein collectively as the “Merger Consideration”). For purposes of this Agreement, the term “Base Period Trading Price” shall mean the weighted average trading prices per share for Western Common Stock for the twenty consecutive trading days during which shares of Western Common Stock are actually traded (as reported on the New York Stock Exchange) ending on the last trading day immediately preceding the Closing Date.

(b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4, but instead shall be treated in accordance with the provisions set forth in Section 2.4(a).

(c) At the Effective Time, all shares of FICN Common Stock that are owned by FICN as treasury stock and all shares of FICN Common Stock that are owned directly or indirectly by Western or FICN, including any shares of FICN Common Stock held by Western or FICN or any of their respective Subsidiaries in respect of a debt previously contracted (other than shares that are held by Western in a fiduciary capacity) shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Western Common Stock that are owned by FICN shall become treasury stock of Western.

(d) Notwithstanding any other provision of this Agreement to the contrary, the aggregate Stock Consideration to be issued or paid shall not exceed an amount of shares of Western Common Stock equal to one share less than 20% of the total number of shares of Western Common Stock outstanding immediately prior to the Effective Time. In the event that the foregoing clauses of this Section 1.4 result in more Stock Consideration than specified in the previous sentence, then the aggregate Stock Consideration calculated under Section 1.4(a) (including giving effect to Dissenting Shares as if they had been converted under Section 1.4(a)) shall be reduced on a pro rata basis to the aggregate amount set forth in the previous sentence. Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) there are more than 1,120,074 shares of FICN Common Stock issued and outstanding, (ii) there are more than 138,579 shares of FICN Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, or (iii) the weighted average exercise price of all outstanding options to purchase shares of FICN Common Stock is less than $20.28, then the aggregate Base Merger Consideration calculated under Section 1.4(a) (including giving effect to Dissenting Shares as if they had been converted under Section 1.4(a)) shall be reduced on a pro rata basis.

1.5  Options.

As of the Effective Time, with respect to each such outstanding and unexercised option granted by FICN to purchase FICN Common Stock, the optionee shall elect either (a) that each option shall be canceled and in exchange for such cancellation the optionee shall receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the per share Cash Consideration over (B) the exercise price per share of such option and (ii) the number of shares of FICN Common Stock subject to such option (the “Cash Out Election”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax or (b) that such option shall be converted into a right to purchase shares of Western Common Stock in an amount and at an exercise price determined as provided below (the “Assumption Election”), and otherwise subject to the terms of the FICN 1999 Incentive Stock Option Plan or the 1999 Nonqualified Stock Option Plan (together, the “FICN Stock Plans”), as applicable. If an optionee fails to make an election prior to the Effective Time, the optionee shall be deemed to have elected the Cash Out Election. Each optionee shall be entitled to receive a pro rata portion of the Holdback Amount pursuant to Section 6.13. If the Assumption Election is elected with respect to an option, the following computation shall be applicable:

(1) The number of shares of Western Common Stock subject to the option immediately after the Effective Time shall be equal to the number of shares of FICN Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Western Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2) The exercise price per share of Western Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of FICN Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to FICN in the FICN Stock Plans shall be deemed to be references to Western and the option right so assumed shall be fully vested. FICN shall comply with the notice requirements set forth in the FICN Stock Plans and nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms of the FICN Stock Plans. FICN and Western shall cooperate to furnish a written form of election to each optionee informing them of the alternatives under this Agreement related to the FICN Stock Plans. Prior to the Effective Time, FICN shall amend the FICN Stock Plans to allow the assumption of option awards granted thereunder by Western.

1.6  Articles of Incorporation.

At the Effective Time, the articles of incorporation of Western, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

1.7  Bylaws.

At the Effective Time, the bylaws of Western, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8  Directors and Officers.

At the Effective Time, the directors and officers of Western immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, subject to Section 6.12.

1.9  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

ARTICLE II

PRORATION; ELECTION AND EXCHANGE PROCEDURES

2.1  Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of FICN Common Stock to be converted into Stock Consideration pursuant to Section 1.4(a) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of FICN Common Stock outstanding immediately prior to the Effective Time by (y) 0.80. All of the other shares of FICN Common Stock shall be converted into Cash Consideration (in each case, excluding shares of FICN Common Stock to be canceled as provided in Sections 1.4(b) and 1.4(c) and Dissenters’ Shares).

(b) Within five Business Days after the Effective Time, Western shall cause the Exchange Agent (as defined below) to effect the allocation among holders of FICN Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of FICN Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii) If the Stock Election Number is less than or equal to the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.2  Election and Exchange Procedures.

Each holder of record of shares of FICN Common Stock (other than Dissenters’ Shares) (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (x) the number of shares of FICN Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of FICN Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Western shall prepare a form reasonably acceptable to FICN (the “Form of Election”) which shall be mailed to the FICN’s stockholders entitled to vote at the Special Meeting so as to permit FICN stockholders to exercise their right to make an Election prior to the Election Deadline. Such Form of Election shall explain that failing to make an election with respect to shares of FICN Common Stock shall result in such shares being deemed Non-Election Shares and the consideration for such shares being determined in accordance with the procedure set forth in Section 2.1(b).

(c) FICN shall make the Form of Election initially available at the time that Proxy Materials are made available to the stockholders of FICN, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of FICN who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than 20 days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Western (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed with an election noted and signed and accompanied by certificates of the shares of FICN Common Stock (the “FICN Stock Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of FICN Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election and result in such shares being deemed Non-Election Shares, unless otherwise determined by Western, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the Business Day prior to the date of the Special Meeting.

(e) Any FICN stockholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Western shall determine in its discretion that any Election is not properly made with respect to any shares of FICN Common Stock, such Election shall be deemed to be not in effect, and the shares of FICN Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any FICN stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her FICN Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Western or FICN that this Agreement has been terminated in accordance with Article VIII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name an FICN Stock Certificate so surrendered is registered, it shall be a condition to such payment that such FICN Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such FICN Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Western) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Western Common Stock) otherwise payable pursuant to this Agreement to any holder of FICN Common Stock such amounts as the Exchange Agent or Western, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Western, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of FICN Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Western, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of FICN Common Stock. If, after the Effective Time, FICN Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) At any time following the six-month anniversary of the Effective Time, Western shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders of shares of FICN Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Western), and Holders shall be entitled to look only to Western (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Western Common Stock and any dividends or other distributions with respect to Western Common Stock payable upon due surrender of their FICN Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Western nor the Exchange Agent shall be liable to any Holder of a FICN Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(j) In the event any FICN Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FICN Stock Certificate(s) to be lost, stolen or destroyed and, if required by Western or the Exchange Agent, the posting by such Person of a bond (or, at the sole discretion of Western, a suitable form of indemnity and hold harmless agreement in lieu of a bond) in such sum as Western may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such FICN Stock Certificate(s), Western shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of FICN Common Stock represented by such lost, stolen or destroyed FICN Stock Certificates.

(k) No dividends or other distributions with respect to Western Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered FICN Stock Certificate with respect to the shares of Western Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Western Common Stock shall be paid by Western to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such FICN Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such FICN Stock Certificate there shall be paid to the Holder of a certificate for Western Common Stock (a “Western Stock Certificate”) representing whole shares of Western Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Western Common Stock and the amount of any cash payable in lieu of a fractional share of Western Common Stock to which such Holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Western Common Stock. Western shall make available to the Exchange Agent cash for these purposes, if necessary.

(l) No Western Stock Certificates representing fractional shares of Western Common Stock shall be issued upon the surrender for exchange of FICN Stock Certificates; no dividend or distribution by Western shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Western. In lieu of any such fractional shares, each Holder of a FICN Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such FICN Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of FICN Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Western Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Western on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(m) Western, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any FICN Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (C) the issuance and delivery of Western Stock Certificates into which shares of FICN Common Stock are converted in the Merger and (D) the method of payment of cash for shares of FICN Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Western Common Stock where the holder of the applicable FICN Stock Certificate has no right to receive whole shares of Western Common Stock.

(n) Prior to the Effective Time, Western will deposit with the Exchange Agent certificates representing shares of Western Common Stock sufficient to pay in a timely manner, and Western shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, Western shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Western Common Stock, and Western shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Western Common Stock where the holder of the applicable FICN Stock Certificate has no right to receive whole shares of Western Common Stock.

(o) As soon as reasonably practicable after the Effective Time, Western shall cause the Exchange Agent to mail to each holder of record of an FICN Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of FICN Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Western Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the FICN Stock Certificate(s) shall pass, only upon delivery of the FICN Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Western and (ii) instructions for use in surrendering the FICN Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Western Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(k).

(p) Upon surrender to the Exchange Agent of its FICN Stock Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a Holder of FICN Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 2.1) in respect of the shares of FICN Common Stock represented by its FICN Stock Certificate. Until so surrendered, each such FICN Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Western Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(k).

2.3  Certain Adjustments.

If after the date hereof and on or prior to the Effective Time the outstanding shares of Western Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Western Adjustment Event”), the Exchange Ratio shall be equitably and proportionately adjusted to provide to the holders of FICN Common Stock the same economic effect as contemplated by this Agreement prior to such Western Adjustment Event.

2.4  Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, shares of FICN Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly objected within the meaning of Sections 92A.300 through 92A.500 of the NRS (the “Dissenters’ Shares”), as further defined by Sections 92A.005 through 92A.097 of the NRS, shall not be converted into the right to receive the Merger Consideration unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable Law, in which event such Dissenters’ Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4(a).

(b) FICN shall give Western (i) prompt notice of any objections filed pursuant to the NRS that are received by FICN, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the NRS and received by FICN and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the NRS consistent with the obligations of FICN thereunder. FICN shall not, except with the prior written consent of Western, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the NRS, subject to FICN’s legal duties and obligations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FICN

FICN hereby makes the following representations and warranties to Western as set forth in this Article III, subject to the specifically identified exceptions disclosed in writing in the FICN Disclosure Schedule as of the date hereof, each of which is being relied upon by Western as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of FICN referenced below and/or otherwise required of FICN pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement (and shall only be deemed an exception to the extent identified) and delivered herewith, are referred to herein as the “FICN Disclosure Schedule.”

3.1  Corporate Organization.

(a) FICN is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. FICN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. FICN is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956 (including the regulations promulgated thereunder, the “BHCA”). The articles of incorporation and bylaws of FICN, copies of which are attached at Section 3.1(a) of the FICN Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) FIBN is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Nevada. Deposit accounts of FIBN are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by FIBN. FIBN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation (charter) and bylaws of FIBN, copies of which are attached at Section 3.1(b) of the FICN Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) Section 3.1(c) of the FICN Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of FICN as of the date of this Agreement. Except as set forth at Section 3.1(c) of the FICN Disclosure Schedule, FICN owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FICN Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.2  Capitalization.

(a) The authorized capital stock of FICN consists of 10,000,000 shares of FICN Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “FICN Preferred Stock”). As of the date hereof, there are (x) 1,120,074 shares of FICN Common Stock issued and outstanding and no shares of FICN Common Stock held in FICN’s treasury, (y) 138,579 shares of FICN Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise and (z) no shares of FICN Preferred Stock issued and outstanding. All of the issued and outstanding shares of FICN Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (except for any transfer restrictions that will lapse due to the transactions set forth in this Agreement), with no personal liability attaching to the ownership thereof. Except for the outstanding options under the FICN Stock Plans, true, complete and accurate copies of which are set forth in Section 3.2(a) of the FICN Disclosure Schedule, FICN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FICN Common Stock or any other equity security of FICN or any securities representing the right to purchase or otherwise receive any shares of FICN Common Stock or any other equity security of FICN. The names of the optionees, the date of each option to purchase FICN Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the FICN Stock Plans are set forth in Section 3.2(a) of the FICN Disclosure Schedule. Since December 31, 2005, FICN has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options granted under the FICN Stock Plans or shares of FICN Common Stock issuable pursuant to the exercise of director or employee stock options granted under the FICN Stock Plans. The weighted average exercise price of all outstanding options to purchase shares of FICN Common Stock is $20.28.

(b) The authorized capital stock of FIBN consists of 25,000 shares of common stock, no par value per share (“FIBN Common Stock”). As of the date hereof, there are 14,521 shares of FIBN Common Stock issued and outstanding, all of which shares are owned by FICN, and no shares of FIBN Common Stock held in FIBN’s treasury. FIBN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FIBN Common Stock or any other equity security of FIBN or any securities representing the right to purchase or otherwise receive any shares of FIBN Common Stock or any other equity security of FIBN. Except as set forth in Section 3.2(b) of the FICN Disclosure Schedule, since formation, FIBN has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

3.3  Authority; No Violation.

(a) FICN has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required stockholder and regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FICN. The Board of Directors of FICN has directed that this Agreement and the transactions contemplated hereby be submitted to FICN’s stockholders for approval at the Special Meeting and, except for the consents and approvals set forth in Section 3.4 below and the adoption of this Agreement by the a majority of the outstanding shares of FICN Common Stock, no other corporate proceedings on the part of FICN (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by FICN and (assuming due authorization, execution and delivery by Western of this Agreement) will constitute valid and binding obligations of FICN, enforceable against FICN in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by FICN nor the consummation by FICN of the transactions contemplated hereby or, nor compliance by FICN with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of FICN and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to FICN and each of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of FICN and each of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FICN and each of its Subsidiaries is a party, or by which FICN or any of FICN’s properties or assets may be bound or affected.

3.4  Consents and Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger with the FRB under the BHCA and with the Nevada Financial Institutions Division (“NFID”) under Nevada banking laws or regulations, and approval of the foregoing applications and notices, (ii) the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-4 to register the shares of Western Common Stock that may be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of FICN’s stockholders at the Special Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the stockholders of FICN, (iv) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to Nevada law, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the FICN Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by FICN of this Agreement and (2) the consummation by FICN of the Merger and the other transactions contemplated hereby.

(b) FICN has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5  Reports.

FICN has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, it was required to file since December 31, 2003 with (i) the FDIC, (ii) the NFID (iii) the FRB, (iv) any other state banking commissions or any other state regulatory authority (each a “State Regulator”), and (v) any other self-regulatory organization (collectively “Regulatory Agencies”). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of FICN and its Subsidiaries, to FICN’s Knowledge no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of FICN or any of its Subsidiaries since December 31, 2003.

3.6  Financial Statements; Books and Records.

FICN has previously delivered to Western true, correct and complete copies of the consolidated statements of condition of FICN and its Subsidiaries as of December 31 for the fiscal years 2004 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2003 through 2005, inclusive, in each case accompanied by the audit report of McGladrey & Pullen, LLP, independent public accountants with respect to FICN, and the interim financial statements of FICN as of and for the nine months ended September 30, 2005 and 2006. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of FICN and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements. The books and records of FICN have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7  Broker’s Fees.

Neither FICN nor any FICN Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FICN has engaged, and will pay a fee or commission as set forth at Section 3.7 of the FICN Disclosure Schedule to Hovde Financial, Inc. (“Hovde”) in accordance with the terms of a letter agreement between Hovde and FICN, dated November 15, 2006, a true, complete and correct copy of which is attached at Section 3.7 of the FICN Disclosure Schedule.

3.8  Absence of Certain Changes or Events.

(a) Except as set forth at Section 3.8 of the FICN Disclosure Schedule, since December 31, 2005 (i) neither FICN nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FICN.

(b) Since December 31, 2005, FICN and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.

3.9  Legal Proceedings.

(a) Except as set forth at Section 3.9(a) of the FICN Disclosure Schedule, neither FICN nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of FICN, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FICN or any of its Subsidiaries.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FICN, any of its Subsidiaries or the assets of FICN or any of its Subsidiaries.

3.10  Taxes and Tax Returns.

(a) Except as set forth at Section 3.10(a) of the FICN Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of FICN or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes due and payable by FICN or any of its Subsidiaries have been paid in full, or FICN has made adequate provision for such Taxes in accordance with GAAP; (iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of FICN or any of its Subsidiaries, and no claim has been made by any Taxing Authority in a jurisdiction where FICN or any of its Subsidiaries does not file Tax Returns that FICN or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither FICN nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of FICN or any of its Subsidiaries, other than liens for Taxes not yet due and payable; (vi) FICN and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FICN and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) FICN is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “FICN Group”); (viii) Neither FICN nor any of its Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the FICN Group and neither FICN nor any of its Subsidiaries is liable for any Taxes of any Person (other than FICN and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) Neither FICN nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement; (x) FICN has delivered to Western copies of, and Section 3.10(a) of the FICN Disclosure Schedule sets forth a complete and accurate list of, Tax Returns filed with respect to the taxable periods of FICN ended on or after December 31, 2001, indicates those Tax Returns that have been audited by any Taxing Authority and indicates those Tax Returns that currently are the subject of an audit by any Taxing Authority; (xi) the unpaid Taxes of FICN and its Subsidiaries did not, as of the date of any financial statements of FICN furnished to Western pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FICN in filing its Tax Returns; (xii) neither FICN nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) FICN has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (xiv) neither FICN nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(b) FICN has no Knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code.

(c) For purposes of this Agreement:

“Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.11  Employee Plans.

(a) Section 3.11(a) of the FICN Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, deferred director fee, bank owned life insurance or any other agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by FICN or any of the FICN Subsidiaries or any other entity which together with FICN would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which FICN or any such Subsidiary has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the FICN Disclosure Schedule:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FICN or any FICN Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of FICN or any FICN Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by FICN or any FICN Subsidiary that would not be deductible under Code

Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

(b) FICN has heretofore delivered or made available to Western true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

(c) Except as set forth at Section 3.11(c) of the FICN Disclosure Schedule:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which FICN or a FICN Subsidiary is entitled to rely as to such matters and which is currently applicable, and (C) neither FICN nor any FICN Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) all contributions or other amounts payable by FICN or any FICN Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

(iv) Neither FICN nor any FICN Subsidiary has engaged in a transaction in connection with which FICN or any FICN Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject FICN or any FICN Subsidiary or any of the directors, officers or employees of FICN or any FICN Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the Knowledge of FICN and any FICN Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto;

(vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto; and

(vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

3.12  Certain Contracts.

(a) Except as set forth at Section 3.12(a) of the FICN Disclosure Schedule, neither FICN nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Western, FICN, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by FICN or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12(a) of the FICN Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which FICN or any of its Subsidiaries is a party. Section 3.12(a) of the FICN Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of FICN and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the FICN Disclosure Schedule, is referred to herein as a “FICN Contract,” and neither FICN nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any FICN Contract.

(b) (i) Each FICN Contract is a valid and binding obligation of FICN and in full force and effect, (ii) FICN and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FICN Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of FICN or any of its Subsidiaries under any such FICN Contract.

3.13  Agreements with Regulatory Agencies.

FICN is not subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the FICN Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FICN been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14  Environmental Matters.

(a) Each of FICN and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of FICN, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which FICN or any FICN Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by FICN or any FICN Subsidiary, or to the Knowledge of FICN, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by FICN or any FICN Subsidiary.

(c) During the period of FICN’s or any FICN Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(d) To the Knowledge of FICN, neither FICN nor any FICN Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

(e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.

3.15  Reserves for Losses.

All reserves or other allowances for possible losses reflected in the financial statements referred to in Section 3.6 as of and for the year ended December 31, 2005 and the quarter ended September 30, 3006, complied with all Laws and are adequate under GAAP. Neither FICN nor its Subsidiaries has been notified by the FDIC, the NFID or FICN’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of FICN and its Subsidiaries in establishing its reserves for the year ended December 31, 2005 and the quarter ended September 30, 2006, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the NFID or FICN’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of FICN and its Subsidiaries. FICN has previously furnished Western with a complete list of all extensions of credit and other real estate owned (such real estate, “OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. FICN agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by FICN and its Subsidiaries is being carried net of reserves at the lower of cost or net realizable value.

3.16  Properties and Assets.

Section 3.16 of the FICN Disclosure Schedule lists (i) all real property owned by FICN and each FICN Subsidiary, (ii) each real property lease, sublease or installment purchase arrangement to which FICN or any FICN Subsidiary is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which FICN or any FICN Subsidiary is a party, and (iv) all items of FICN’s or any FICN Subsidiary’s tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in FICN’s consolidated financial statements as of December 31, 2005 referred to in Section 3.6, (b) exceptions to title that do not interfere materially with FICN’s or any FICN Subsidiary’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), and (d) items listed in Section 3.16(d) of the FICN Disclosure Schedule, FICN and each FICN Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. FICN and each FICN Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither FICN nor any FICN Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2005. All properties and assets used by FICN and each FICN Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. FICN and each FICN Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and all leases to which FICN is a party are valid and binding obligations in accordance with the terms thereof. Neither FICN nor any FICN Subsidiary is in material default with respect to any such lease, and there has occurred no default by FICN or any FICN Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which materially interfere with the intended use by FICN or any FICN Subsidiary of any of the property owned, leased, or occupied by them.

3.17  Insurance.

Section 3.17 of the FICN Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by FICN and any FICN Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither FICN nor any FICN Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by FICN and FICN Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by FICN and the FICN Subsidiaries with all requirements of Law and agreements to which FICN or any of the FICN Subsidiaries is subject or is party, and is, to FICN’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of FICN and the FICN Subsidiaries. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the FICN Disclosure Schedule, as in effect on the date hereof, have been delivered to Western.

3.18  Compliance with Applicable Laws; Licenses.

(a) Each of FICN and any FICN Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither FICN nor any FICN Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

(b) Each of FICN, its Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of FICN and its Subsidiaries as presently conducted.

(c) FIBN is “well capitalized” and “well managed” under applicable regulatory definitions, and was rated “outstanding” in its most recent examination, dated October 29, 2001, under the Community Reinvestment Act of 1977 (the “CRA”). No further CRA examination has been noticed to FIBN.

(d) Since December 31, 2003, FICN and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “FICN Documents”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of FICN or any of its Subsidiaries. FICN has delivered or made available to Western a true and complete copy of each material FICN Document requested by Western.

(e) Neither FICN nor any of its Subsidiaries, nor any of their directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations and no such disciplinary proceeding or order is pending, nor to the Knowledge of FICN, threatened.

(f) Since December 31, 2003, neither FICN nor any of its Subsidiaries, nor to the Knowledge of FICN any other Person acting on behalf of FICN or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. FICN and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

3.19  Loans.

As of the date hereof:

(a) All loans owned by FICN or any FICN Subsidiary, or in which FICN or any FICN Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;

(b) All loans owned by FICN or any FICN Subsidiary, or in which FICN or any FICN Subsidiary has an interest, have been made or acquired by FICN in accordance with board of director-approved loan policies and, to the Knowledge of FICN and any FICN Subsidiary, all of such loans are fully collectable, except to the extent reserves have been made against such loans in FICN’s consolidated financial statements at September 30, 2006 referred to in Section 3.6 or as set forth in Section 3.19(b) of the FICN Disclosure Schedule. Each of FICN and each FICN Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by FICN and each FICN Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the FICN Disclosure Schedule), and each of FICN and any FICN Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the FICN Disclosure Schedule, all loans purchased or originated by FICN or any FICN Subsidiary and subsequently sold by FICN or any FICN Subsidiary have been sold without recourse to FICN or any FICN Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2006 prepared by FICN, which reports include all loans delinquent or otherwise in default, have been furnished to Western. True, correct and complete copies of the currently effective lending policies and practices of FICN and each FICN Subsidiary also have been furnished to Western;

(c) Except as set forth at Section 3.19(c) of the FICN Disclosure Schedule each outstanding loan participation sold by FICN or any FICN Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including FICN or any FICN Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to FICN or any FICN Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. FICN and any FICN Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements;

(d) FICN and each FICN Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it and have sufficient and adequate policies of title insurance to guard against the risk of improper perfection; and

(e) Section 3.19(e) of the FICN Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.

3.20  Affiliates.

Each director, executive officer and other Person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of FICN is listed at Section 3.20 of the FICN Disclosure Schedule.

3.21  Fairness Opinion.

FICN has received an opinion from Hovde, acceptable in form and content to FICN, to the effect that, in its opinion, the consideration to be paid to the stockholders of FICN hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”), and Hovde has consented to the inclusion of the Fairness Opinion in the Proxy Materials.

3.22  Labor and Employment Matters.

To FICN’s Knowledge, and except as set forth in Section 3.22 of the FICN Disclosure, (a) there are no labor or collective bargaining agreements to which FICN or any FICN Subsidiary is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of FICN or any FICN Subsidiary, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of FICN or any FICN Subsidiary, and neither FICN nor any FICN Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of FICN or any FICN Subsidiary, and (e) no claim has been asserted with respect to FICN or any FICN Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.23  Intellectual Property.

Section 3.23 of the FICN Disclosure Schedule lists all (i) material trademarks and tradenames owned by FICN and any FICN Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by FICN any FICN Subsidiary that is material to the operation of the business of FICN or any FICN Subsidiary, (iii) patents and patent applications owned or filed by or on behalf of FICN or any FICN Subsidiary, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.23 of the FICN Disclosure Schedule, to FICN’s Knowledge, no claims are currently being asserted by any Person challenging or questioning FICN’s or any FICN Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.

3.24  Internal Controls.

FICN and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. None of FICN’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

3.25  Antitakeover Provisions Inapplicable.

The Board of Directors of FICN have taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WESTERN

Western hereby makes the following representations and warranties to FICN as set forth in this Article IV, each of which is being relied upon by FICN as a material inducement to enter into and perform this Agreement.

4.1  Corporate Organization.

Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Western has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Western is duly registered as a bank holding company with the FRB. The articles of incorporation and bylaws of Western, copies of which have previously been made available to FICN, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2  Capitalization.

The authorized capital stock of Western consists of 100 million shares of Western Common Stock, of which 26,977,063 shares were issued (net of zero shares held in the treasury) at September 30, 2006 and 20,000,000 shares of serial preferred stock, par value $.0001 per share (“Western Preferred Stock”), none of which were outstanding at September 30, 2006. At such date, there were options outstanding to purchase 2,275,654 shares of Western Common Stock and warrants outstanding to purchase 1,452,819 shares of Western Common Stock. All of the issued and outstanding shares of Western Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Stock Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Western does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Western Common Stock or Western Preferred Stock or any other equity security of Western or any securities representing the right to purchase or otherwise receive shares of Western Common Stock or Western Preferred Stock.

4.3  Authority; No Violation.

(a) Western has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Western. No other corporate proceedings on the part of Western are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Western and (assuming due authorization, execution and delivery by FICN) and constitutes the valid and binding obligation of Western, enforceable against Western in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Western nor the consummation by Western of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or bylaws of Western or (ii) assuming that the consents and approvals referred to in Section 4.4(a) are duly obtained, (x) violate any Laws applicable to Western or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Western under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Western is a party, or by which it or any of its properties or assets may be bound or affected.

4.4  Consents and Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the FRB under the BHCA and the NFID under Nevada banking laws and approval of such applications and notices, (ii) the filing of the Proxy Materials with the SEC, (iii) the approval of this Agreement by the requisite vote of the stockholders of FICN, (iv) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to Nevada law, (v) the registration under the Securities Act of the shares of Western Common Stock to be issued in the Merger, and (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Western of this Agreement and (2) the consummation by Western of the Merger and the other transactions contemplated hereby.

(b) Western has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

4.5  Agreements with Governmental Entities.

Neither Western nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Western or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.6  Legal Proceedings.

(a) Neither Western nor any of its Subsidiaries is a party to any, and there are no pending or, to Western’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Western or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Western, any of its Subsidiaries or the assets of Western or any of its Subsidiaries or the assets of Western or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

4.7  Tax Matters.

Except as provided in this Agreement, neither Western nor any of its Subsidiaries or Affiliated Persons has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.8  Financial Statements, SEC Filings, Books and Records.

Western has previously delivered to FICN true, correct and complete copies of the consolidated statements of condition of Western and its Subsidiaries as of December 31 for the fiscal years 2004 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2003 through 2005, inclusive, as included in Western’s Form 10-K filed with the SEC, in each case accompanied by the audit report of McGladrey & Pullen, LLP, independent public accountants with respect to Western, and the interim financial statements of Western as of and for the nine months ended September 30, 2006 and 2005, as included in the Western quarterly report on Form 10-Q for the period ended September 30, 2006 as filed with the SEC. The financial statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial condition of Western and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Western’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 and all reports filed with the SEC since September 30, 2006 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and Western has previously delivered or made available to FICN true, correct and complete copies of such reports. The books and records of Western have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.9  Absence of Certain Changes or Events.

(a) Except as set forth in Western’s quarterly report on Form 10-Q for the period ended September 30, 2006 or in any other filing made by Western with the SEC since September 30, 2006, since September 30, 2006, (i) neither Western nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Western.

(b) Since September 30, 2006, Western and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Covenants of FICN.

During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Western as set forth below (or the failure by Western to respond to an Expedited Request (as defined below) within the time period set forth at the conclusion of this Section 5.1), FICN and each FICN Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. FICN will use its reasonable best efforts to (x) preserve its business organization and that of each FICN Subsidiary intact, (y) keep available to itself and Western the present services of the employees of FICN and each FICN Subsidiary and (z) preserve for itself and Western the goodwill of the customers of FICN and each FICN Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the FICN Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by Western in writing, FICN shall not, and shall not permit any FICN Subsidiary to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the FICN Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of FICN or any FICN Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of FICN or any FICN Subsidiary;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (including in connection with the ESOP) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of FICN Common Stock pursuant to stock options or similar rights to acquire FICN Common Stock granted pursuant to the FICN Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(d) amend its articles of incorporation, bylaws or other similar governing document;

(e) directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”), not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of FICN or any of its Subsidiaries to take any such action, and FICN shall use its reasonable best efforts to cause the Representatives of FICN and the FICN Subsidiaries not to take any such action, and FICN shall promptly notify Western if any such inquiries or proposals are made regarding a Competing Proposal, and FICN shall keep Western informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of FICN shall have adopted and approved this Agreement in accordance with Nevada law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of FICN from (i), in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide Competing Proposal if, and only to the extent that, (A) the Board of Directors of FICN, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of FICN to comply with its fiduciary duties to stockholders imposed by Nevada law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, FICN provides written notice to Western to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, FICN receives from such Person an executed confidentiality agreement with terms no less favorable to FICN than those contained in the Confidentiality Agreement by and between Western and Hovde, dated as of November 15, 2006 (the “Confidentiality Agreement”), and (D) FICN keeps Western informed, on a current basis, of the status and details of any such discussions or negotiations or (ii) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934;

(f) make capital expenditures aggregating in excess of $25,000;

(g) enter into any new line of business;

(h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(j) change its methods of accounting in effect at December 31, 2005 except as required by changes in GAAP or regulatory accounting principles;

(k) (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between FICN and any FICN Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 5% of such employee’s base salary or wage, (v) hire any new employee at an annual compensation in excess of $70,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, or (vi) promote to a rank of vice president or more senior any employee;

(l) except for short-term borrowings with a maturity of six months or less or borrowings under FICN’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

(n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of FICN or any FICN Subsidiary;

(p) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of FICN based on its existing deposit and lending policies;

(q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(r) originate (i) any loans except in accordance with existing FICN lending policies and practices, (ii) residential mortgage loans in excess of $250,000, (iii) 30 year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $200,000, (v) commercial business loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or loans to related Persons, (vi) commercial real estate first mortgage loans in excess of $1,000,000 as to any loans or $1,000,000 in the aggregate as to related loans or loans to related borrowers, or (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (v) and (vi) other than in the ordinary course of business consistent with past practice;

(s) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

(t) sell or purchase any mortgage loan servicing rights;

(u) take any actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code; or

(v) agree or commit to do any of the actions set forth in the preceding clauses (a) through (u).

The consent of Western to any action by FICN or any FICN Subsidiary that is not permitted by any of the preceding clauses (a) through (v) shall be evidenced by a writing signed by the President or any Executive Vice President of Western. If FICN or any FICN Subsidiary seeks consent from Western to take any of the actions described in preceding clauses (f), (g) or (k) through (t), or to agree or commit to take any such actions, FICN may submit a written request for expedited review of such proposed action by Western (an “Expedited Request”). Western shall respond to such Expedited Request as promptly as practicable and in any event within two Business Days following the date Western receives the Expedited Request. If Western does not respond to an Expedited Request within such period, Western shall be deemed to have consented to such action. Any consent to an Expedited Request (or deemed consent) shall pertain solely to the specific action or matter described in such Expedited Request and shall not be construed as consent to further action or actions by FICN or any of its Subsidiaries, whether such further action or actions are of the same type as that described in the Expedited Request or otherwise.

5.2  Merger Covenants.

Notwithstanding that FICN believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, FICN recognizes that Western may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, FICN and Western shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, FICN’s loan, accrual and reserve policies to those policies of Western to the extent appropriate.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, Western and FICN shall cooperate in preparing and Western shall cause to be filed with the SEC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the FICN stockholders at the Special Meeting and Western shall prepare and file with the SEC the Registration Statement. The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Western’s prospectus. Western shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Western shall, as promptly as practicable after receipt thereof, provide FICN copies of any written comments and advise FICN of any oral comments, with respect to the Registration Statement received from the SEC. Western shall provide FICN with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the SEC, and will provide FICN with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Western will use commercially reasonable efforts to allow FICN to cause the Proxy Materials to be mailed to FICN stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Western will advise FICN, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Western Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Western or FICN, or any of their respective affiliates, officers or directors, should be discovered by Western or FICN, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of FICN.

(b) The information regarding FICN and its Subsidiaries to be supplied by FICN for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The information regarding Western and its Subsidiaries to be supplied by Western for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Western also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of FICN and Western shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

(e) Prior to the Effective Time, Western shall take such action as is necessary in order to list on the New York Stock Exchange the additional shares of Western Common Stock to be issued by Western in exchange for the shares of FICN Common Stock.

(f) Western and FICN will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Western and FICN shall cooperate with each other to effect the foregoing. FICN and Western shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to FICN or Western, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(g) Western and FICN shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2  Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, FICN shall accord to the officers, employees, accountants, counsel and other representatives of Western, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, FICN shall make available to Western (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Western may reasonably request. Western shall receive notice of all meetings of the FICN Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all FICN representatives to such meetings are provided notice). A representative of Western shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Competing Transaction or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of FICN which Western desires. Western will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by FICN with the covenants set forth in Section 5.1.

(c) FICN shall provide Western with true, correct and complete copies of all financial and other information provided to directors of FICN in connection with meetings of their Boards of Directors or committees thereof contemporaneously with furnishing any such information to the directors of FICN.

6.3  Stockholder Meeting.

FICN shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 40 days after the date on which the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). The Board of Directors of FICN shall recommend to FICN’s stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that FICN shall not be obligated to so recommend or oppose, as the case may be, if the Board of Directors of FICN determines in accordance with the terms of this Agreement to enter into a Superior Competing Transaction; provided further, however, that notwithstanding anything to the contrary in the foregoing, FICN shall hold the Special Meeting in accordance with the time period specified in the first sentence of this Section 6.3.

6.4  Legal Conditions to Merger.

Each of Western and FICN shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by FICN or Western in connection with the Merger and the other transactions contemplated by this Agreement.

6.5  Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate in, entitlement to benefits and vesting, but not for pension benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) and employee welfare plans (within the meaning of ERISA Section 3(1)) maintained by Western or Bank of Nevada, as applicable, individuals who are employees of FICN or any FICN Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with FICN or any FICN Subsidiary (or with any predecessor to FICN or any FICN Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with Western.

(b) If required by Western in writing and delivered to FICN not less than five Business Days before the Closing Date, FICN and each FICN Subsidiary, as applicable, shall, on or before the day immediately preceding the Closing Date, terminate (i) the First Independent Bank of Nevada 401(k) Retirement Plan and any other Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k), (ii) the FIBN Employee Stock Ownership Plan (the “ESOP”) and (iii) any plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (collectively, the “Terminated Plans”), and no further contributions shall be made to any Terminated Plan after such termination. FICN and each FICN subsidiary, as applicable, shall, pursuant to the terms of the ESOP plan document, not make any discretionary contributions to the ESOP prior to the Closing Date. FICN and each FICN subsidiary, as applicable, shall, promptly following the date hereof, amend the ESOP to provide for distributions in cash or in-kind. FICN shall provide to Western (i) certified copies of resolutions adopted by the Board of Directors of FICN or such FICN Subsidiary (or other such party as may be authorized, under the terms of the applicable Terminated Plan, to amend and terminate the Terminated Plan), as applicable, authorizing such termination or amendment of the Terminated Plans and (ii) an executed amendment to each Terminated Plan in form and substance reasonably satisfactory to Western to conform the plan document for such Terminated Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination of the Terminated Plans, or otherwise relating to the tax-qualified status of such Terminated Plans. If permitted by the applicable Terminated Plan’s plan documents, FICN may elect to pay the costs of termination and liquidation of participant accounts in the Terminated Plans from funds available to FICN or FIBN in an aggregate amount not to exceed $5,000.

(c) After the Effective Time, except to the extent that Western or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of FICN or any of the FICN Subsidiaries who become employed by Western or any of the Western Subsidiaries will be eligible for employee benefits that Western or such Western Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Law and Western’s group health, life insurance and disability plans, and paid time off plans, Western will (or will cause one of its subsidiaries) to give credit to employees of FICN and FICN Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Western, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of FICN or FICN Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan.

6.6  Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FICN or FIBN (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FICN or FIBN or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Law and the articles of incorporation and bylaws of FICN or FIBN as in effect on the date hereof. It is understood and agreed that after the Effective Time, Western shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of Western as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Western; provided, however, that (1) Western shall have the right to assume the defense thereof and upon such assumption Western shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Western, and Western shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Western shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each Indemnified Party, (3) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Western shall not be obligated pursuant to this Section 6.6(a) to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the gross negligence, willful misconduct or malfeasance of the Indemnified Party. Western shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Western would be permitted to advance such expenses pursuant to Nevada law and Western’s articles of incorporation or bylaws, and (ii) Western receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Western pursuant to Nevada law and Western’s articles of incorporation or bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.6, promptly upon learning of any such claim, action, suit, proceeding or investigation, shall notify Western thereof; provided, however, that the failure to so notify shall not affect the obligations of Western under this Section 6.6 except to the extent such failure to notify materially prejudices Western. Western’s obligations under this Section 6.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Western shall require any successor to expressly assume its obligations under this Section 6.6(a).

(b) Western shall purchase for the benefit of the persons serving as officers and directors of FICN or FIBN immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least six years after the Effective Time, under either FICN’s or FIBN’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Western’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided however, that in no event shall Western be required to expend pursuant to this Section 6.6(b) more than an amount equal to 120% of the current annual amount expended by FICN or FIBN to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, FICN or FIBN agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

6.7  Subsequent Interim and Annual Financial Statements.

Except as provided in accordance with Section 6.2(c), FICN will deliver to Western copies of monthly and quarterly financial statements or other reports of the results of operations normally prepared by the management of FICN for each month, quarter or year, as the case may be, during the period from the date of this Agreement through the Closing Date, as soon as the same become available.

6.8  Additional Agreements.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Western’s and FICN’s Subsidiaries shall take all such necessary action as may be reasonably requested by Western.

6.9  Advice of Changes.

Western and FICN shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by FICN with the covenants set forth in Section 5.1.

6.10  Current Information.

Except as provided in accordance with Section 6.2(c), during the period from the date of this Agreement to the Effective Time, FICN will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Western and to generally report the status of the ongoing operations of FICN to Western. FICN will promptly notify Western of any material change in the normal course of business or in the operation of the properties of FICN and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving FICN, and will keep Western fully informed of such events.

6.11  Transaction Expenses of FICN.

(a) FICN has provided at Section 6.11(a) of the FICN Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by FICN in connection with the transactions contemplated by this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

(b) Promptly after the execution of this Agreement, FICN shall ask all of its attorneys, accountants, investment bankers and other professionals to render current and correct invoices for all unbilled time and disbursements. FICN shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(c) FICN shall advise Western monthly of all out-of-pocket expenses which FICN has incurred in connection with this transaction.

(d) FICN, in reasonable consultation with Western, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. FICN shall, if Western reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting. FICN agrees to cooperate as to such matters.

6.12  Additional Director.

Promptly following the Effective Time, Western shall take all necessary action to cause John Sande III to be appointed as a member of Western’s Board of Directors; provided, however, that Western shall have no obligation to invite Mr. Sande to serve on Western’s Board of Directors if he was not a member in good standing of FICN’s Board of Directors immediately prior to the Effective Time.

6.13  Holdback.

(a) Of the Holdback Amount, $2.0 million and $1.0 million shall be referred to for purposes of this Section 6.13 as the “Group A Amount” and the “Group B Amount”, respectively.

(b) Following Closing, the Group A Amount shall be held by Western in a segregated account and shall be distributed from time to time as follows:

(i) if at any time prior to the two-year anniversary of the Closing Date (the “Holdback Termination Date”), Western or FICN (with respect to time periods prior to the Closing Date) determines in good faith that in accordance with its policies and procedures, FIBN should record a loss on its books and records with respect to any of the loans identified as Group A Loans on Section 6.13 of the FICN Disclosure Schedule (the “Group A Loans”), whether by charge-off, loss upon sale or transfer or otherwise, the Group A Amount shall be reduced on a dollar for dollar basis to reflect such loss, and such amount shall be distributed to Western from the Group A Amount;

(ii) the Group A Amount shall be reduced from time to time on a dollar for dollar basis with respect to all expenses paid to third parties by Western or FICN (with respect to time periods prior to the Closing Date) in connection with the attempted recovery of amounts due with respect to the Group A Loans, and such amounts shall be distributed to Western from the Group A Amount;

(iii) if at any time prior to the Holdback Termination Date, FIBN or Western receives payment in full of all principal, interest and other amounts due in respect of each of the Group A Loans, Western shall promptly distribute the remaining Group A Amount to the holders of FICN Common Stock and options to purchase FICN Common Stock at the Effective Time, on a pro rata per share basis (based on the total number of shares and options outstanding as of the Effective Time); and

(iv) Western shall, promptly following the Holdback Termination Date, distribute the remaining Group A Amount, if any, to the holders of FICN Common Stock and options to purchase FICN Common Stock at the Effective Time, on a pro rata per share basis (based on the total number of shares and options outstanding as of the Effective Time).

(c) Following Closing, the Group B Amount shall be held by Western in a segregated account and shall be distributed from time to time as follows:

(i) if at any time prior to the Holdback Termination Date, Western or FICN (with respect to time periods prior to the Closing Date) determines in good faith that in accordance with its policies and procedures, FIBN should record a loss on its books and records with respect to any of the loans identified as Group B Loans on Section 6.13 of the FICN Disclosure Schedule (the “Group B Loans”), whether by charge-off, loss upon sale or transfer or otherwise, the Group B Amount shall be reduced on a dollar for dollar basis to reflect such loss, and such amount shall be distributed to Western from the Group B Amount;

(ii) the Group B Amount shall be reduced from time to time on a dollar for dollar basis with respect to all expenses paid to third parties by Western or FICN (with respect to time periods prior to the Closing Date) in connection with the attempted recovery of amounts due with respect to the Group B Loans, and such amounts shall be distributed to Western from the Group B Amount;

(iii) if at any time prior to the Holdback Termination Date, FIBN or Western receives payment in full of all principal, interest and other amounts due in respect of each of the Group B Loans, Western shall promptly distribute the remaining Group B Amount to the holders of FICN Common Stock and options to purchase FICN Common Stock at the Effective Time, on a pro rata per share basis (based on the total number of shares and options outstanding as of the Effective Time); and

(iv) Western shall, promptly following the Holdback Termination Date, distribute the remaining Group B Amount, if any, to the holders of FICN Common Stock and options to purchase FICN Common Stock at the Effective Time, on a pro rata per share basis (based on the total number of shares and options outstanding as of the Effective Time).

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.

This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of FICN Common Stock pursuant to the NRS and its Bylaws.

(b) Other Approvals.

All regulatory approvals required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4(a) and 4.4(a)) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Western bargained in this Agreement.

(c) Registration Statement.

The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

7.2  Conditions to Obligations of Western.

The obligation of Western to effect the Merger is also subject to the satisfaction or waiver by Western at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

The representations and warranties of FICN set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Western shall have received a certificate signed on behalf of FICN by each of the President and Chief Executive Officer and the Chief Financial Officer of FICN to the foregoing effect.

(b) Performance of Covenants and Agreements of FICN

FICN shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Western shall have received a certificate signed on behalf of FICN by each of the President and Chief Executive Officer and the Chief Financial Officer of FICN to such effect.

(c) Consents under Agreements.

The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of FICN or any FICN Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained.

(d) No Material Adverse Effect.

There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of FICN or any FICN Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on FICN.

(e) Accountant’s Comfort Letter.

FICN shall have caused to be delivered on the respective dates thereof to Western “comfort letters” from McGladrey & Pullen, LLP, FICN’s independent public accountants, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Western and FICN, with respect to FICN’s financial data presented in the Proxy Statement/Prospectus, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

(f) Non-Compete Agreements.

Each of the individuals listed on Section 7.2(f) of the FICN Disclosure Schedule shall have executed and delivered an agreement containing non-competition, confidentiality and non-solicitation covenants in form and substance reasonably satisfactory to Western.

7.3  Conditions to Obligations of FICN

The obligation of FICN to effect the Merger is also subject to the satisfaction or waiver by FICN at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

The representations and warranties of Western set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. FICN shall have received a certificate signed on behalf of Western by each of (i) either the President and Chief Executive Officer and (ii) the Chief Financial Officer of Western to the foregoing effect.

(b) Performance of Covenants and Agreements of Western.

Western shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. FICN shall have received a certificate signed on behalf of Western by each of (i) the President and Chief Executive Officer and (ii) the Chief Financial Officer of Western to such effect.

(c) Listing of Shares.

The shares of Western Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

(d) Tax Opinion.

FICN shall have received the opinion of Jones Vargas in form and substance reasonably satisfactory to FICN, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, and certificates obtained from officers of Western and FICN, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If Jones Vargas does not render such opinion, this condition may be satisfied if Hogan & Hartson L.L.P. renders such opinion, relying upon such representations.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of FICN:

(a) by mutual consent of Western and FICN in a written instrument, if the Board of Directors of each so determines by the requisite vote of the members of its Board;

(b) by either Western or FICN upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Western or FICN if the Merger shall not have been consummated on or before September 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Western or FICN (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the stockholders of FICN hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(e) by either Western or FICN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Western or FICN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Western, if the management of FICN or its Board of Directors, for any reason, (i) fails to call and hold within 40 days of the effective date of the Registration Statement a special meeting of FICN’s stockholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e); and

(h) by FICN if FICN has complied with Section 5.1(e), and FICN has given written notice to Western that FICN desires to enter into a Superior Competing Transaction subject to termination of this

Agreement in accordance with its terms; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until FICN shall have complied with the expense and breakup fee provisions of Section 9.3; and

(i) by FICN, if the Board of Directors of FICN so determines by the vote of a majority of all of its members, by giving written notice to Western not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than 85% of the Western Starting Price; and

(ii) (A) the number obtained by dividing the Average Closing Price by the Western Starting Price (such number, the “Western Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (such number, the “Downside Index Ratio”).

If FICN elects to exercise its termination right pursuant to this Section 8.1(i), it shall give written notice to Western. During the five Business Day period commencing with its receipt of such notice, Western may, at its option, adjust the Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Western Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Western makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to FICN of such election and the revised Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(i).

If Western shall enter into a merger agreement or other acquisition agreement pursuant to which, upon completion of the transactions contemplated thereby, less than 40% of the stockholders of Western on the date hereof shall be stockholders of the entity surviving the transactions contemplated thereby, this Section 8.1(i) and Section 8.1(j) shall be of no further force or effect. If the outstanding shares of common stock of Western or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 8.1(i) and Section 8.1(j), the following terms shall have the meanings set forth below:

“Average Closing Price” of the Western Common Stock shall mean the arithmetic mean of the weighted average sales prices per share of Western Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty consecutive NYSE trading days ending at the close of trading on the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the arithmetic mean of the daily closing prices of the members of the Index Group for the same trading days used in calculating the Average Closing Price.

“Index Group” means the KBW Regional Bank Index (KRX).

“Initial Index Price” means the arithmetic mean of the daily closing prices of the members of the Index Group for the same trading days used in calculating the Western Starting Price.

(j) by Western, if the Board of Directors of Western so determines by the vote of a majority of all of its members, by giving written notice to FICN not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Closing Price shall be greater than 115% of the Western Starting Price; and

(ii) (A) the Western Ratio is greater than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and adding 0.15 to such quotient (such number, the “Upside Index Ratio”).

If Western elects to exercise its termination right pursuant to this Section 8.1(i), it shall give written notice to FICN. During the five Business Day period commencing with its receipt of such notice, FICN may, at its option, adjust the Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 1.15, the Western Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If FICN makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Western of such election and the revised Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(j).

8.2  Effect of Termination.

In the event of termination of this Agreement by either Western or FICN as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3  Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of FICN; provided, however, that after any approval of the transactions contemplated by this Agreement by FICN’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to FICN stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Las Vegas, Nevada time, at Western’s corporate offices, on a date specified by the Parties, which shall be no later than five Business Days after receipt of both the Requisite Regulatory Approvals and the approval of the stockholders of FICN, or on such other date, place and time as the parties may agree in writing but in no event later than September 30, 2007 (the “Closing Date”).

9.2  Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3  Expenses; Breakup Fee.

(a) Except as otherwise set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) In the event that this Agreement is terminated by Western or FICN pursuant to Section 8.1(d) by reason of FICN stockholders not having given any required approval, and both (x) after the date of this Agreement there shall have been prior to the Special Meeting a Third Party Public Event, and (y) within 12 months following the date of termination of this Agreement, FICN enters into an agreement for an Acquisition Transaction or an Acquisition Transaction otherwise occurs, FICN shall pay all documented, reasonable costs and expenses up to $300,000 incurred by Western in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $4.8 million.

(c) In the event that this Agreement is terminated by Western pursuant to Sections 8.1(e) or (f) by reason of a material breach by FICN, FICN shall reimburse Western for all documented, reasonable costs and expenses up to $300,000 incurred by Western in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Western pursuant to Sections 8.1(e) or (f) by reason of a willful material breach by FICN, which shall be defined as an intentional act of FICN to cause a breach of one or more provisions of this Agreement, FICN shall reimburse Western for all documented, reasonable costs and expenses up to $300,000 incurred by Western in connection with this Agreement and the transactions contemplated hereby, and pay liquidated damages to Western in the amount of $4.8 million.

(d) In the event that this Agreement is terminated by FICN pursuant to Section 8.1(h) or by Western pursuant to Section 8.1(g), FICN shall pay all documented, reasonable costs and expenses up to $300,000 incurred by Western in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $4.8 million.

9.4  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Western, to:

Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
Attn.: Robert Sarver

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Attn.: Stuart G. Stein, Esq.

and

(b)	if to FICN, to:

First Independent Bank of Nevada
P.O. Box 11100
Reno, NV 89510
Attn.: Grant Markham, CEO, Lisa Milke, CFO and
Jim DeVolld, President

with a copy (which shall not constitute notice) to:

Jones Vargas
100 West Liberty, 12th Floor
Reno, NV 89501
Attn.: Alan B. Rabkin, Esq.

9.5  Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.6  Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7  Entire Agreement.

This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and that certain support agreement dated as of even date herewith between Western and the directors and executive officers of FICN named therein.

9.8  Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law rules.

9.9  Enforcement of Agreement.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10  Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11  Publicity.

Except as otherwise required by law or the rules of the New York Stock Exchange (or such other exchange on which the Western Common Stock may become listed), so long as this Agreement is in effect, neither Western nor FICN shall, or shall permit any of Western’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, or the FICN Stockholder Agreements without the consent of the other party, which consent shall not be unreasonably withheld. Western and FICN shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12  Assignment; Limitation of Benefits.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13   Additional Definitions.

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“401(k) Plans” has the meaning set forth in Section 6.5.

“Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving FICN, (b) a purchase, lease or other acquisition of all or substantially all of the assets of FICN or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 20.0% or more of the voting power of FICN.

“Affiliate” means any director, officer or 5% or greater stockholder, spouse or other Person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

“Agreement” has the meaning set forth in the preamble hereto.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Nevada are authorized or obligated to close.

“Cash Consideration’’ shall have the meaning set forth in Section 1.4(a)(i).

“Cash Election” shall have the meaning set forth in Section 1.4(a)(i).

“Cash Election Shares” shall have the meaning set forth in Section 1.4(a)(i).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Western Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Western Common Stock reported on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date.

“Code” has the meaning set forth in Section 1.5.

“Competing Proposal” means any of the following involving FICN or any FICN Subsidiary: any inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase by such Person of FICN, any FICN Subsidiary or any business line of FICN that constitutes 15% or more of the net revenues, net income or assets of FICN and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of FICN or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of FICN or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FICN or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(e).

“Dissenters’ Shares” has the meaning set forth in Section 2.4(a).

“Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement.

“Election” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” shall have the meaning set forth in Section 2.2(d).

“ESOP” shall have the meaning set forth in Section 6.5(b).

“Environmental Laws” has the meaning set forth in Section 3.14(a).

“ERISA” has the meaning set forth in Section 3.11(a).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(i).

“Exchange Ratio” shall have the meaning set forth in Section 1.4(a)(ii).

“Expedited Request” shall have the meaning set forth in Section 5.1.

“Fairness Opinion” has the meaning set forth in Section 3.21.

“FDIC” has the meaning set forth in Section 3.1.

“FICN” has the meaning set forth in the preamble hereto.

“FICN Common Stock” has the meaning set forth in Section 1.4(a).

“FICN Contract” has the meaning set forth in Section 3.12(a).

“FICN Documents” has the meaning set forth in Section 3.18(d).

“FICN Disclosure Schedule” has the meaning set forth in Article III.

“FICN Group’’ has the meaning set forth in Section 3.10(a).

“FICN Stock Certificates” shall have the meaning set forth in Section 2.2(d).

“FICN Stock Plans” has the meaning set forth in Section 1.5.

“Form of Election” shall have the meaning set forth in Section 2.2(b).

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Materials” has the meaning set forth in Section 3.14(e).

“Holder” shall have the meaning set forth in Section 2.2.

“Indemnified Parties” has the meaning set forth in Section 6.6.

“Injunction” has the meaning set forth in Section 7.1(d).

“Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.

“Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Letter of Transmittal” shall have the meaning set forth in Section 2.2(o).

“Loans” has the meaning set forth in Section 3.5(a).

“Material Adverse Effect” means, with respect to Western or FICN, as the case may be, one or more conditions, events, changes or occurrences that, individually or in the aggregate, are reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Western or FICN (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates or (iii) any changes arising from or relating to compliance with the terms of this Agreement), or (B) the ability of Western or FICN to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.4(a).

“NFID” has the meaning set forth in Section 3.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 1.4(a)(iii).

“OREO” has the meaning set forth in Section 3.15.

“Permits” has the meaning set forth in Section 3.18(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Proxy Materials” has the meaning set forth in Section 3.4(a).

“Registration Statement” has the meaning set forth in Section 3.4(a).

“Regulatory Agencies” has the meaning set forth in Section 3.5(b).

“Regulatory Agreement” has the meaning set forth in Section 3.13.

“Representatives” has the meaning set forth in Section 5.1(e).

“Scheduled IP” has the meaning set forth in Section 3.23.

“SEC” has the meaning set forth in Section 4.9.

“Securities Act” has the meaning set forth in Section 3.20.

“Shortfall Number” shall have the meaning set forth in Section 2.1(b)(ii).

“Special Meeting” shall have the meaning set forth in Section 6.3.

“State Regulator” has the meaning set forth in Section 3.5(b).

“Stock Consideration” shall have the meaning set forth in Section 1.4(a)(i)(ii).

“Stock Conversion Number” shall have the meaning set forth in Section 2.1.

“Stock Election” shall have the meaning set forth in Section 1.4(a)(ii).

“Stock Election Number” shall have the meaning set forth in Section 2.1(b)(i).

“Stock Election Shares” shall have the meaning set forth in Section 1.4(a)(ii).

“Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Superior Competing Transaction” means any of the following involving FICN or any FICN Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of FICN Common Stock then outstanding or all or substantially all the assets of FICN, and otherwise on terms which the Board of Directors of FICN, determines in its good faith judgment, after consulting with legal counsel and FICN’s financial advisors, to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably likely of being obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” has the meaning set forth in Section 3.10(c).

“Tax Return” has the meaning set forth in Section 3.10(c).

“Taxing Authority” has the meaning set forth in Section 3.10(c).

“Third Party Public Event” means any of the following events: (a) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than Western or any Subsidiary of Western, shall have made a bona fide proposal to FICN or, by a public announcement or written communication that is or becomes the subject of public disclosure, to FICN’s stockholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Western or any Subsidiary or Western shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934), or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of FICN Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 20.0% or more of the then outstanding shares of FICN Common Stock); or (b) any director, officer, 5% or greater stockholder or affiliate of FICN shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of FICN stockholders against this Agreement, the Merger and the transactions contemplated hereby.

“Unlawful Gains” has the meaning set forth in Section 3.18(f).

“U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.

“Western” has the meaning set forth in the preamble hereto.

“Western Adjustment Event” shall have the meaning set forth in Section 2.3.

“Western Common Stock” has the meaning set forth in Section 1.4(a)(ii).

“Western Preferred Stock” has the meaning set forth in Section 4.2(a).

“Western Starting Price” means the arithmetic mean of the weighted average sales prices per share of Western Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty consecutive NYSE trading days ending on the trading day prior to the date hereof.

“Western Stock Certificate” shall have the meaning set forth in Section 2.2(k).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Western Alliance Bancorporation and First Independent Capital of Nevada have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WESTERN ALLIANCE BANCORPORATION

ATTEST:

By: /s/ Dale Gibbons Name: Dale Gibbons Title: Executive Vice President and Chief Financial Officer	By: /s/ Robert Sarver Name: Robert Sarver Title: President and Chief Executive Officer

FIRST INDEPENDENT CAPITAL OF NEVADA

ATTEST:

By: /s/ Lisa Milke Name: Lisa Milke Title: Chief Financial Officer	By: /s/ Grant Markham Name: Grant Markham Title: Chief Executive Officer

Appendix B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A315 “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
(Added to NRS by 1995, 2087)

NEVADA CASES.

Definition.  The term “fair cash value” (now “fair value”) as used in the provisions of former NRS 78.510 (cf. NRS 92A.320 and 92A.380), relating to payment to dissident former shareholders of a merged corporation, meant the intrinsic value of the dissenting shareholders’ interests determined from the assets and liabilities of the corporation considered in light of every factor bearing on value. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973), cited, Steiner Corp v. Benninghoff, 5 F. Supp. 2d 1117, at 1123 (D. Nev. 1998)

FEDERAL AND OTHER CASES.

Determination of fair value.  For the purpose of determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court considered: (I) the market value of the shares before the merger, discounted for illiquidity; (2) the enterprise value of the corporation as a whole before the merger; (3) the net asset value of the corporation before the merger; and (4) any other factor bearing on value. Each measure of value was then assigned a weight and averaged appropriately. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Dissenting stockholders were entitled to payment for the proportional interest in the corporation that their shares represented.  In a proceeding to determine the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the stockholders were entitled to be compensated for the proportional interest in the corporation that their shares represented, and not just for the value of their shares. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

A minority discount or control premium was not used to determine the fair value of shares.  For the purpose of determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the price of the shares was not: (l) reduced because the shares were traded as part of a minority block; or (2) increased because the shares were sold as part of a majority block. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Determination of the market value of shares in a closely held corporation.  In determining the market value of shares of stock in a closely held corporation for the purpose of paying the fair value of those shares to dissenting stockholders (see NRS 92A.320 and 92A.380): (I) the court estimated the price at which the corporation’s stock would trade by comparing the corporation with publicly traded companies in the same industry; (2) the sum of the value of equity and the corporation’s excess cash was divided by the number of outstanding shares to determine the market value per share; and (3) the market value was discounted for the shares’ illiquidity. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Determination of the enterprise value of a corporation; discounted cash flow method.  In determining the enterprise value of a corporation for the purpose of paying the fair value of shares of stock owned by dissenting stockholders (see NRS 92A.320 and 92A.380), the court used the discounted cash flow method and the acquisitions method to determine that value and then calculated a weighted average of the values arrived at using those methods. To arrive at a value using the discounted cash flow method: (I) the net cash flows that the corporation would generate for each year of a projected period were estimated using earnings before interest, taxes, depreciation and amortization; (2) the terminal value of the corporation as of the end of the projected period was calculated; and (3) the appropriate rate at which to discount to present value the projected future cash flows and the projected terminal value was applied. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Net asset value was not used to determine the fair value of shares of dissenting stockholders.  In determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court did not consider the net asset value of the corporation before the merger because the corporation was primarily a service company and its main assets, such as goodwill, an assembled and trained workforce, and established lists of clients. were not tangible. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Previous sale of shares by majority stockholders was not indicative of fair value.  In determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court placed no weight on evidence that members of the family of the majority stockholders had tendered their shares to the corporation at the price offered by the corporation. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

NRS 92A.325 “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the data of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

FEDERAL AND OTHER CASES.

Computation of interest where the corporation had no bank loans.  In a proceeding brought to determine the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.490), where the corporation that commenced the proceeding had no bank loans, the prevailing stockholders were entitled to interest at a rate that was equivalent to the rate the corporation’s primary bank would have charged the corporation for a loan. (See also NRS 92A.340.) Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

NEVADA CASES.

Definition.  The term “fair cash value” (now “fair value”) as used in the provisions of former NRS 78.510 (cf. NRS 92A.320 and 92A.380), relating to payment to dissident former shareholders of a merged corporation, meant the intrinsic value of the dissenting shareholders’ interests determined from the assets and liabilities of the corporation considered in light of every factor bearing on value. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973), cited, Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117. at 1123 (D. Nev. 1998)

FEDERAL AND OTHER CASES.

Adequate remedy at law for dissenting stockholders.  Stockholders in a Nevada corporation who opposed a merger with another corporation could not invoke equity powers of federal courts to block the merger, in the absence of fraud, because they had adequate remedy at law under NCL § 1640 (cf. NRS 92A.380) which provides that a dissenting stockholder may demand and receive “the fair cash value of his shares.” Skelly v. Dockweiler, 75 F. Supp. 11 (S.D. Cal. 1947)

Determination of fair value.  For the purpose of determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court considered: (1) the market value of the shares before the merger, discounted for illiquidity; (2) the enterprise value of the corporation as a whole before the merger: (3) the net asset value of the corporation before the merger; and (4) any other factor bearing on value. Each measure of value was then assigned a weight and averaged appropriately. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Dissenting stockholders were entitled to payment for the proportional interest in the corporation that their shares represented.  In a proceeding to determine the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the stockholders were entitled to be compensated for the proportional interest in the corporation that their shares represented, and not just for the value of their shares. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

A minority discount or control premium was not used to determine the fair value of shares.  For the purpose of determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the price of the shares was not: (l) reduced because the shares were traded as part of a minority block; or (2) increased because the shares were sold as part of a majority block. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Determination of the market value of shares in a closely held corporation.  In determining the market value of shares of stock in a closely held corporation for the purpose of paying the fair value of those shares to dissenting stockholders (see NRS 92A.320 and 92A.380): (1) the court estimated the price at which the corporation’s stock would trade by comparing the corporation with publicly traded companies in the same industry; (2) the sum of the value of equity and the corporation’s excess cash was divided by the number of outstanding shares to determine the market value per share; and (3) the market value was discounted for the shares’ illiquidity. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Determination of the enterprise value of a corporation; discounted cash flow method.  In determining the enterprise value of a corporation for the purpose of paying the fair value of shares of stock owned by dissenting stockholders (see NRS 92A.320 and 92A.380), the court used the discounted cash flow method and the acquisitions method to determine that value and then calculated a weighted average of the values arrived at using those methods. To arrive at a value using the discounted cash flow method: (1) the net cash flows that the corporation would generate for each year of a projected period were estimated using earnings before interest, taxes, depreciation and amortization; (2) the terminal value of the corporation as of the end of the projected period was calculated; and (3) the appropriate rate at which to discount to present value the projected future cash flows and the projected terminal value was applied. Steiner Corp. v. Benninghoff. 5 F. Supp. 2d 1117 (D. Nev. 1998)

Net asset value was not used to determine the fair value of shares of dissenting stockholders.  In determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court did not consider the net asset value of the corporation before the merger because the corporation was primarily a service company and its main assets, such as goodwill, an assembled and trained workforce, and established lists of clients, were not tangible. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

Previous sale of shares by majority stockholders was not indicative of fair value.  In determining the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.320 and 92A.380), the court placed no weight on evidence that members of the family of the majority stockholders had tendered their shares to the corporation at the price offered by the corporation. Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (H) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
(Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
     (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NEVADA CASES.

Dissident stockholders entitled to prejudgment interest from date of demand.  In proceeding pursuant to former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders of a merged Nevada corporation to recover the fair cash value of their shares, the former shareholders were entitled to recover prejudgment interest on the fair cash value from the date of demand for payment because, under former NRS 78.515 (cf. NRS 92A.440), they ceased to be shareholders and became creditors on the date of demand and, as creditors, were entitled to interest under NRS 99.040. The fact that the amount due had not yet been judicially determined was immaterial. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973), cited, Tolotti v. Eikelberger, 90 Nev. 466, at 468, 530 P.2d 106 (1974), Lake Tahoe Sailboat Sales & Charter, Inc. v. Douglas County, 562 F. Supp. 523, at 525 (D. Nev, 1983)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
     (Added to NRS by 1995, 2090)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.
(Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
(Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)

NEVADA CASES.

Findings of appraisers not disturbed unless clearly wrong.  On appeal from judgment confirming the appraisal of stock of a merged corporation in a proceeding under the provisions of former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders to recover the value of their shares, the findings of appraisers would not be disturbed unless clearly wrong. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973)

Dissident stockholders entitled to prejudgment interest from date of demand.  In proceeding pursuant to the provisions of former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders of a merged Nevada corporation to recover the fair cash value of their shares, former shareholders were entitled to recover prejudgment interest on fair cash value from the date of demand for payment because, under former NRS 78.515 (cf. NRS 92A.440), they ceased to be shareholders and became creditors on date of demand and, as creditors, were entitled to interest under NRS 99.040. Fact that the amount due had not yet been judicially determined was immaterial. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973), cited, Tolotti v. Eikelberger, 90 Nev. 466, at 468, 530 P.2d 106 (1974), Lake Tahoe Sailboat Sales & Charter, Inc. v. Douglas County, 562 F. Supp. 523, at 525 (D. Nev. 1983)

FEDERAL AND OTHER CASES.

Computation of interest where the corporation had no bank loans.  In a proceeding brought to determine the fair value of shares of stock owned by stockholders who dissented from a proposed merger (see NRS 92A.490), where the corporation that commenced the proceeding had no bank loans, the prevailing stockholders were entitled to interest at a rate that was equivalent to the rate the corporation’s primary bank would have charged the corporation for a loan. (See also NRS 92A.340.) Steiner Corp. v. Benninghoff, 5 F. Supp. 2d 1117 (D. Nev. 1998)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
(Added to NRS by 1995, 2092)

Appendix C

December 19, 2006

Board of Directors
First Independent Capital of Nevada
5335 Kietzke Lane
Reno, NV 89511

Dear Members of the Board:

We understand that First Independent Capital of Nevada, a Nevada corporation (“FICN”), and Western Alliance Bancorporation, a Nevada corporation (“Western”), are about to enter into an Agreement and Plan of Merger (the “Agreement”), to be dated December 19, 2006, pursuant to which FICN will merge with and into Western, with Western as the surviving entity (the “Merger”). In connection with the Merger, except as otherwise provided for in the Agreement, at the Effective Time: (a) each then issued and outstanding share of FICN Common Stock will, at the election of the holder thereof, be converted into (i) the right to receive (A) the Cash Consideration, (B) the Stock Consideration, or (C) a combination thereof (subject to the requirement that the Stock Consideration component of the aggregate consideration to be issued or paid in connection with the Merger not exceed an amount of shares of Western Common Stock equal to one share less than 20% of the total number of shares of Western Common Stock outstanding immediately prior to the Effective Time), and (ii) the contingent right to receive an amount in cash equal to a pro rata portion of up to $3.0 million in accordance with the Agreement; and (b) each then outstanding and unexercised option granted by FICN to purchase FICN Common Stock (a “FICN Option”) will, at the election of the holder thereof, (i) be canceled in exchange for an amount of cash equal to the product of (A) the excess of (I) the per share Cash Consideration over (II) the exercise price per share of such FICN Option, and (B) the number of shares of FICN Common Stock subject to such FICN Option, or (ii) be converted into a right to purchase shares of Western Common Stock in an amount and at an exercise price determined in accordance with the Agreement. For purposes hereof: (1) “Cash Consideration” shall mean $93.60; (2) “Stock Consideration” shall mean that number of Western Common Stock equal to the Exchange Ratio; (3) the “Exchange Ratio” shall be calculated by dividing $93.60 by the Base Period Trading Price, as may be adjusted pursuant to the Agreement; provided, however, if the Base Period Trading Price shall be greater than $39.13, the Exchange Ratio shall be fixed at 2.39203; provided, further, however, that if the Base Period Trading Price is less than $32.91, the Exchange Ratio shall be fixed at 2.84412; (4) “Base Period Trading Price” shall mean the weighted average trading prices per share for Western Common Stock for the twenty consecutive trading days during which shares of Western Common Stock are actually traded ending on the last trading day immediately preceding the date the Merger is consummated; and (5) “Merger Consideration” shall mean the aggregate amount referred to in clauses (a) and (b) of the immediately preceding sentence. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of FICN.

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We were retained by FICN to act as its financial advisor in connection with the Agreement and the Merger. We will receive compensation from FICN in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Additionally, FICN has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning FICN and Western;

(iii) reviewed certain internal financial statements and other financial and operating data concerning FICN;

(iv) analyzed certain financial projections prepared by the management of FICN;

(v) held discussions with members of the senior managements of FICN and Western for the purpose of reviewing the future prospects of FICN and Western, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes of Western Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of Western Common Stock by the holders of FICN Common Stock relative to the pro forma contribution of FICN’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FICN and Western and in the discussions with the managements of FICN and Western. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of FICN and Western and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances made by the subsidiaries of FICN and Western are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of FICN, Western or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of FICN, Western or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to FICN, Western and their subsidiaries. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Western or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Western or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which Western Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of FICN Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the FICN Common Stock.

This letter is solely for the information of the Board of Directors of FICN and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the shareholders of FICN in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid to the shareholders of FICN pursuant to the Agreement is fair, from a financial point of view.

Sincerely,

/s/  Hovde Financial, Inc.

HOVDE FINANCIAL, INC.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article V of Western Alliance’s amended and restated articles of incorporation provides that, to the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the company or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of Nevada Revised Statues § 78.300.

Article IV of Western Alliance’s amended and restated bylaws provides for indemnification of its directors, officers, employees and other agents and advancement of expenses. As permitted by the Nevada Revised Statues, Western Alliance’s bylaws provide that the company will indemnify a director or officer if the individual acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Nevada Revised Statues do not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, Western Alliance’s bylaws provide that indemnification shall not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.

Western Alliance has entered into indemnification agreements with certain of its directors and executive officers in addition to indemnification provided for in its bylaws. Western Alliance maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Western Alliance for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Western Alliance.

Item 21.	Exhibits and Financial Statement Schedules

(a) The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 1, 2007.

WESTERN ALLIANCE BANCORPORATION

By	/s/ Robert Sarver
Robert Sarver
Chairman of the Board; President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Robert Sarver and Dale Gibbons and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her or its and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their listed capacities on February 1, 2007:

Name	Title

/s/ Robert Sarver Robert Sarver	Chairman of the Board; President and Chief Executive Officer (Principal Executive Officer)

/s/ Dale Gibbons Dale Gibbons	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Terry A. Shirey Terry A. Shirey	Senior Vice President and Controller (Principal Accounting Officer)

Paul Baker	Director

/s/ Bruce Beach Bruce Beach	Director

/s/ William S. Boyd William S. Boyd	Director

/s/ Steve Hilton Steve Hilton	Director

Name	Title

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Director

/s/ Cary Mack Cary Mack	Director

/s/ Arthur Marshall Arthur Marshall	Director

/s/ Todd Marshall Todd Marshall	Director

/s/ George J. Maloof, Jr. George J. Maloof, Jr.	Director

/s/ M. Nafees Nagy, M.D. M. Nafees Nagy, M.D.	Director

/s/ James Nave, D.V.M James Nave, D.V.M	Director

/s/ Donald Snyder Donald Snyder	Director

/s/ Larry Woodrum Larry Woodrum	Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

2.1		Agreement and Plan of Merger dated as of December 19, 2006 between Western Alliance Bancorporation and First Independent Capital of Nevada (included as Appendix A to this proxy statement/prospectus).
3.1		Amended and Restated Articles of Incorporation (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 7, 2005 and incorporated herein by reference).
3.2		Amended and Restated By-Laws (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 7, 2005 and incorporated herein by reference).
4.1		Form of common stock certificate (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 27, 2005 and incorporated herein by reference).
5	.1*	Opinion of Hogan & Hartson L.L.P.
8	.1*	Tax Opinion of Hogan & Hartson L.L.P.
10.1		Western Alliance Bancorporation 2005 Stock Incentive Plan (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 7, 2005 and incorporated herein by reference).
10.2		Form of Western Alliance Bancorporation 2005 Stock Incentive Plan Agreement (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 7, 2005 and incorporated herein by reference).
10.3		Form of Western Alliance Incentive Stock Option Plan Agreement (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
10.4		Form of Western Alliance 2002 Stock Option Plan Agreement (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
10.5		Form of Western Alliance 2002 Stock Option Plan Agreement (with double trigger acceleration clause) (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
10.6		Form of Indemnification Agreement by and between Western Alliance Bancorporation and the following directors and officers: Messrs. Boyd, Froeschle, Lundy, A. Marshall, Nagy, Sarver, Snyder and Woodrum, Drs. Nagy and Nave, and Mses. Boyd Johnson and Mahan (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
10.7		Form of Non-Competition Agreement by and between Western Alliance Bancorporation and the following directors and officers: Messrs. Froeschle, Sarver, Lundy, Snyder and Woodrum (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
10.8		Form of Warrant to purchase shares of Western Alliance Bancorporation common stock and schedule of warrant holders (incorporated by reference to Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on April 28, 2005 and incorporated herein by reference).
23.1		Consent of McGladrey & Pullen L.L.P.
23.2		Consents of Hogan & Hartson L.L.P. (included in Exhibit 5.1 and 8.1).
24.1		Power of Attorney (on signature page hereto).
99.1		Form of Proxy Card for Special Meeting of Shareholders of First Independent Capital of Nevada.

*	To be filed by amendment.